Exhibit 10.82

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of April 26, 2017,
among
LAUREATE EDUCATION, INC.,
as the Borrower,
The Several Lenders
from Time to Time Parties Hereto,
and
CITIBANK, N.A.,
as Administrative Agent and Collateral Agent
————————————————————————
JPMorgan Chase Bank, N.A.,
Barclays Bank PLC,
BMO Capital Markets Corp.,
Citigroup Global Markets, Inc.,
Credit Suisse Securities (USA) LLC,
Goldman Sachs Lending Partners LLC,
KKR Capital Markets LLC,
and
Macquarie Capital (USA) Inc.
as Joint Lead Arrangers and Joint Bookrunners
and
JPMorgan Chase Bank, N.A.,
Barclays Bank PLC,
BMO Capital Markets Corp.,
Credit Suisse Securities (USA) LLC,
Goldman Sachs Lending Partners LLC, and
KKR Capital Markets LLC
as Co-Syndication Agents
and
Citigroup Global Markets, Inc., and
Macquarie Capital (USA) Inc.
as Co-Documentation Agents

i

Section 4.	Fees; Commitments	96
4.1	Fees	96
4.2	Voluntary Reduction of Commitments	97
4.3	Mandatory Termination of Commitments	98
Section 5.	Payments	98
5.1	Voluntary Prepayments	98
5.2	Mandatory Prepayments	99
5.3	Method and Place of Payment	103
5.4	Net Payments	103
5.5	Computations of Interest and Fees	106
5.6	Limit on Rate of Interest	107
Section 6.	Conditions Precedent to Initial Borrowing	108
Section 7.	Conditions Precedent to All Credit Events	110
7.1	No Default; Representations and Warranties	110
7.2	Notice of Borrowing; Letter of Credit Request	110
Section 8.	Representations, Warranties and Agreements	111
8.1	Corporate Status	111
8.2	Corporate Power and Authority	111
8.3	No Violation	111
8.4	Litigation	112
8.5	Margin Regulations	112
8.6	Governmental Approvals	112
8.7	Investment Company Act	112
8.8	True and Complete Disclosure	112
8.9	Financial Condition; Financial Statements	113
8.10	Tax Matters	113
8.11	Compliance with ERISA	113
8.12	Subsidiaries	114
8.13	Intellectual Property	114
8.14	Environmental Laws	114
8.15	Properties	114
8.16	Solvency	115
8.17	Anti-Corruption Laws and Sanctions	115
Section 9.	Affirmative Covenants	115
9.1	Information Covenants	115
9.2	Books, Records and Inspections	119
9.3	Maintenance of Insurance	120
9.4	Payment of Taxes	120
9.5	Consolidated Corporate Franchises	120
9.6	Compliance with Statutes, Regulations, Etc.	120
9.7	ERISA	121
9.8	Maintenance of Properties	122
9.9	Transactions with Affiliates	122

9.10	End of Fiscal Years; Fiscal Quarters	122
9.11	Additional Guarantors and Grantors	123
9.12	Pledge of Additional Stock and Evidence of Indebtedness	123
9.13	Use of Proceeds	124
9.14	Further Assurances	124
9.15	Syndication	125
Section 10.	Negative Covenants	126
10.1	Limitation on Indebtedness	126
10.2	Limitation on Liens	134
10.3	Limitation on Fundamental Changes	139
10.4	Limitation on Sale of Assets	144
10.5	Limitation on Investments	146
10.6	Limitation on Dividends	150
10.7	Limitations on Debt Payments and Amendments	153
10.8	Limitations on Sale Leasebacks	154
10.9	Changes in Business	154
10.10	Financial Covenant	155
10.11	Use of Proceeds	155
Section 11.	Events of Default	155
11.1	Payments	155
11.2	Representations, Etc.	155
11.3	Covenants	156
11.4	Default Under Other Agreements	156
11.5	Bankruptcy, Etc.	156
11.6	ERISA	157
11.7	Guarantee	157
11.8	Pledge Agreement	157
11.9	Security Agreement	158
11.10	Mortgages	158
11.11	Judgments	158
11.12	Change of Control	158
11.13	Subordination	158
11.14	Reserved	159
11.15	Allocation of Payments	159
Section 12.	[RESERVED]	160
Section 13.	The Agents	160
13.1	Appointment	160
13.2	Delegation of Duties	160
13.3	Exculpatory Provisions	161
13.4	Reliance by Agents	161
13.5	Notice of Default	162
13.6	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	162
13.7	Indemnification	163

13.8	Agents in their Individual Capacity	164
13.9	Successor Agents	165
13.10	Withholding Tax	167
13.11	Security Documents and Guarantee	167
13.12	Other Agents; Arrangers	168
Section 14.	Miscellaneous	168
14.1	Amendments and Waivers	168
14.2	Notices	171
14.3	No Waiver; Cumulative Remedies	171
14.4	Survival of Representations and Warranties	172
14.5	Payment of Expenses; Indemnification	172
14.6	Successors and Assigns; Participations and Assignments	173
14.7	Replacements of Lenders under Certain Circumstances	179
14.8	Adjustments; Set-off	180
14.9	Counterparts	181
14.10	Severability	181
14.11	Integration	181
14.12	GOVERNING LAW	181
14.13	Submission to Jurisdiction; Waivers	181
14.14	Acknowledgments	182
14.15	WAIVERS OF JURY TRIAL	183
14.16	Confidentiality	183
14.17	Direct Website Communications	184
14.18	USA PATRIOT Act	186
14.19	Judgment Currency	186
14.20	Payments Set Aside	187
14.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	187
14.22	Effect of Amendment and Restatement of the Existing Credit Agreement	187
Section 15.	Parallel Debt	188
15.1	Parallel Debtors	188
15.2	Corresponding Debt	188
15.3	Collateral Agent	189
15.4	Collections	189
15.5	Acknowledgments	189
15.6	Simultaneous Maturity	189
15.7	No Common Property; Administration Agreement	189
SCHEDULES

Schedule 1.1(a)	Mortgaged Properties

Schedule 1.1(b)	Commitments

Schedule 1.1(c)	Excluded Subsidiaries

Schedule 1.1(d)	Lending Offices

Schedule 1.1(e)	Secured Hedge Agreements

Schedule 1.1(f)	Unrestricted Subsidiaries

Schedule 1.1(g)	Dormant Subsidiaries

Schedule 1.1(h)	Sponsor Group

Schedule 8.4	Litigation

Schedule 8.12	Subsidiaries

Schedule 9.9	Affiliate Transactions

Schedule 9.14	Post-Closing Actions

Schedule 10.1(g)	Indebtedness

Schedule 10.1(x)	Operating Leases

Schedule 10.2	Liens

Schedule 10.4	Scheduled Dispositions

Schedule 10.5	Investments

Schedule 14.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Guarantee

Exhibit B	[Reserved]

Exhibit C	Form of Perfection Certificate

Exhibit D-1	Form of Pledge Agreement

Exhibit D-2	Form of Security Agreement

Exhibit D-3	Form of U.S. Institution Subsidiary Collateral Agreement

Exhibit E	Form of Letter of Credit Request

Exhibit F-1	Form of Legal Opinion of DLA Piper LLP (US)

Exhibit F-2	Form of Legal Opinion of General Counsel

Exhibit G	Form of Assignment and Acceptance

Exhibit H-1	Form of Promissory Note (Term Loans)

Exhibit H-2	Form of Promissory Note (Revolving Credit Loans and Swingline Loans)

Exhibit I	Form of Joinder Agreement

Exhibit J	Form of First-Lien Intercreditor Agreement

Exhibit K	Form of Second-Lien Intercreditor Agreement

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 26, 2017, among Laureate Education, Inc., a Delaware public benefit corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), and Citibank, N.A. (“Citi”), as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).
WHEREAS, the Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein;
WHEREAS, the Borrower is a party to that certain Credit Agreement dated as of August 17, 2007, among the Borrower, Iniciativas Culturales de España S.L., as the Foreign Subsidiary Borrower, the several lenders from time to time parties thereto, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as swingline lender, and Citigroup North America, Inc., as Syndication Agent, and Goldman Sachs Credit Partners, L.P. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Bookrunners, as amended and restated by that certain Amended and Restated Credit Agreement dated as of June 16, 2011 among the Borrower, Iniciativas Culturales de España S.L., as the Foreign Subsidiary Borrower and Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent (as it has been amended supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Lenders and other parties to the Seventh Amendment have agreed to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by such parties that the Loans and any Letters of Credit outstanding as of the Closing Date and other “Obligations” under (and as defined herein) the Existing Credit Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (which shall hereafter have no further effect upon the parties thereto); provided that (1) the grants of security interests, Mortgages and Liens by the Borrower, Walden (as defined below) and any Guarantor (excluding each Released Credit Party, as defined in the Seventh Amendment) that is a Domestic Subsidiary under and pursuant to the Credit Documents shall continue unaltered to secure, guarantee, support and otherwise benefit the Obligations of the Borrower and the other Credit Parties (other than any Released Credit Party) under the Existing Credit Agreement and this Agreement and each other Credit Document and each of the foregoing shall continue in full force and effect in accordance with its terms except as expressly amended thereby or hereby or terminated or released in connection with or pursuant to the Seventh Amendment, and the parties hereto hereby ratify and confirm such terms thereof as being in full force and effect and unaltered by this Agreement and (2) it is agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Existing Credit Agreement or any other Credit Document except as expressly modified by this Agreement or the Seventh Amendment, nor does it operate as a waiver of any right, power or remedy of any Lender under any Credit Document (it being understood that nothing herein shall limit the releases and terminations set forth in Section 7 of the Seventh Amendment);
WHEREAS, on the Closing Date, pursuant to the Seventh Amendment, (a) all Term Loan Lenders shall extend the scheduled final maturity date of all or a portion of their Term Loans

(of any series) by converting all or a portion of their Term Loans under the Existing Credit Agreement into Series 2024 Term Loans pursuant to the procedures described herein and in the Seventh Amendment, (b) all Revolving Credit Lenders shall extend the scheduled termination date of their Revolving Credit Commitments and Revolving Credit Loans under the Existing Credit Agreement by converting all or a portion of their Revolving Credit Commitments and Revolving Credit Loans into Series 2022 Revolving Credit Commitments and Series 2022 Revolving Loans respectively pursuant to the procedures described herein and in the Seventh Amendment, and (c) certain Lenders have agreed to commit to additional Series 2024 Term Loan Commitments. The amendment and restatement of the Existing Credit Agreement and the other transactions described in this paragraph are collectively referred to herein as the “Closing Date Transactions”;
NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

Section 1.Definitions.
1.1    Defined Terms.
(a)    As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“2019 Indenture” shall mean the Indenture, dated July 25, 2012, among the Borrower, the guarantors party thereto and a trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.
“2019 Notes” shall mean the 9.250% Senior Notes Due 2019 issued under the 2019 Indenture.
“2025 Indenture” shall mean the Indenture, dated April 26, 2017, among the Borrower, the guarantors party thereto and a trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.
“2025 Notes” shall mean (a) the 8.25% Senior Notes Due 2025 issued under the 2025 Indenture and (b) any modification, replacement, refinancing, refunding, renewal or extension thereof that constitutes (i) Permitted Additional Debt; provided that any such replacement or refinancing of the 2025 Notes shall be unsecured and shall have the Borrower as the borrower or issuer thereof and shall have no guarantors that do not guarantee the Obligations or (ii) Qualified Refinancing Debt.
“ABR” shall mean for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1%, (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% and (d) 2.00% per annum, provided that for the purpose of this definition, the LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, provided, further, that if the ABR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the ABR due to a change in in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB or the LIBO Rate, respectively.
“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans. Loans denominated in Alternative Currencies shall not be ABR Loans.
“Accepting Lenders” shall have the meaning provided in Section 5.2(h).
“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.
“Administrative Agent” shall mean Citi, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 14.
“Administrative Agent’s Office” shall mean the Administrative Agent’s (or its designated Affiliate’s) applicable address and, as appropriate, account as set forth on Schedule 14.2, or such other address or account with respect to the Borrower as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” shall have the meaning provided in Section 14.6(b).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.
“Affiliated Institutional Lender” shall mean any investment fund or entity managed or advised by Affiliates of a Sponsor that is a bona fide debt fund and that extends credit or buys loans in the ordinary course of business.
“Affiliated Lender” shall mean a Lender that is a Sponsor or any Affiliate thereof, other than (x) Holdings, any Subsidiary of Holdings or the Borrower, (y) any Affiliated Institutional Lender or (z) any natural person.
“Agent Party” and “Agent Parties” shall have the meanings provided in Section 14.17.
“Agents” shall mean the Administrative Agent, the Collateral Agent, each Co-Syndication Agent, each Co-Documentation Agent and each Joint Lead Arranger and Joint Bookrunner.
“Aggregate Multicurrency Exposures” shall have the meaning provided in Section 5.2(b).
“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Alternative Currency” shall mean (a) Euro, (b) Sterling and (c) any other currency that is freely transferable and convertible into Dollars in the London interbank eurodollar market and for which LIBO Rates can be determined as provided in the definition of “LIBO Rate”, and that has been requested by the Borrower in a notice to the Administrative Agent and agreed upon by the Administrative Agent and all Revolving Credit Lenders in respect of Revolving Credit Loans and each applicable Letter of Credit Issuer in respect of Letters of Credit.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is a Series 2024 Term Loan, Series 2022 Revolving Credit Loan or a Series 2022 Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date.

Status	Applicable ABR Margin for Series 2024 Term Loans	Applicable ABR Margin for Series 2022 Revolving Credit Loans and Series 2022 Swingline Loans
Level I Status	3.50%	2.75%
Level II Status	3.25%	2.50%

Notwithstanding the foregoing, Level I Status shall apply during the period from and including the Closing Date to but excluding the Trigger Date.
“Applicable Amount” shall mean, at any time (the “Applicable Amount Reference Time”), an amount equal to (a) the sum, without duplication, of:
(i)    an amount (which shall not be less than zero) equal to 50% of Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period from the first day of the first fiscal quarter commencing after the Closing Date until the last day of the then most recent fiscal quarter or Fiscal Year, as applicable, for which Section 9.1 Financials have been delivered but not including such amounts for any fiscal quarter upon the last day of which the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than 2.50 to 1.00; and
(ii)    other than for purposes of Section 10.6(c), the aggregate amount of Retained Declined Proceeds (including Retained Declined Proceeds received in connection with the Disposition of ownership interests held by the Borrower or any Restricted Subsidiary in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary) retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time minus (b) the sum, without duplication, of:

(i)    the aggregate amount of Investments made pursuant to Section 10.5(g)(vi)(y) and Section 10.5(s)(z) following the Closing Date and prior to the Applicable Amount Reference Time;
(ii)    the aggregate amount of dividends pursuant to Section 10.6(c)(ii)(z) following the Closing Date and prior to the Applicable Amount Reference Time; and
(iii)    the aggregate amount of prepayments, repurchases and redemptions of any Permitted Additional Debt pursuant to Section 10.7(a)(i)(B)(II)(3) following the Closing Date and prior to the Applicable Amount Reference Time.
“Applicable Date” shall mean (i) with respect to any fiscal quarter commencing on January 1 of any year, the last Business Day of March of such year, (ii) with respect to any fiscal quarter commencing on April 1 of any year, the last Business Day of June of such year, (iii) with respect to any fiscal quarter commencing on July 1 of any year, the last Business Day of September of such year and (iv) with respect to any fiscal quarter commencing on October 1 of any year, the last Business Day of December of such year.
“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, (a) 100% of the aggregate amount of cash and the fair market value (determined in good faith by the Borrower) of marketable securities or other assets contributed to, or any proceeds of an equity issuance received by, the Borrower or any Guarantor from any Person other than the Borrower or any Subsidiary thereof, and the fair market value of the equity of any Person other than the Borrower or any Subsidiary of the Borrower that is merged (in a merger where the only consideration is Stock of the Borrower (excluding Disqualified Stock)) with (A) a Guarantor or (B) any other Restricted Subsidiary (provided that with respect to any merger of such Person with any Restricted Subsidiary other than a Guarantor, such transaction shall be treated for purposes of this Agreement, including the definition of “Applicable Equity Amount” and Section 10.5, as (x) the merger of such Person with a Guarantor, immediately followed by (y) an Investment, in an amount equal to the fair market value of the equity of such Person, by such Guarantor in such Restricted Subsidiary, and such Investment shall be required to comply with Section 10.5), in each case, from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time, including (i) proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect holding company of the Borrower and (ii) 100% of the aggregate fair market value of any marketable securities or other assets contributed to the Borrower or any Guarantor other than by the Borrower or a Subsidiary, but excluding in any case all proceeds from the issuance of Disqualified Stock (provided that for purposes of Section 10.6 the Applicable Equity Amount shall only be increased by the amount of capital contributions made in cash to, or cash proceeds of any equity issuance received by, the Borrower) minus (b) the sum, without duplication, of:
(i)    the aggregate amount of Investments made pursuant to Section 10.5(g)(vi)(x) and Section 10.5(s)(y) following the Closing Date and prior to the Applicable Equity Amount Reference Time;
(ii)    the aggregate amount of dividends pursuant to Section 10.6(c)(ii)(y) following the Closing Date and prior to the Applicable Equity Amount Reference Time; and

(iii)    the aggregate amount of prepayments, repurchases and redemptions of any Permitted Additional Debt pursuant to Section 10.7(a)(i)(B)(II)(2) following the Closing Date and prior to the Applicable Amount Reference Time.
“Applicable LIBOR Margin” shall mean, at any date, with respect to each LIBOR Loan that is a Series 2024 Term Loan or a Series 2022 Revolving Credit Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date.

Status	Applicable LIBOR Margin for Series 2024 Term Loans	Applicable LIBOR Margin for Series 2022 Revolving Credit Loans
Level I Status	4.50%	3.75%
Level II Status	4.25%	3.50%

Notwithstanding the foregoing, Level I Status shall apply during the period from and including the Closing Date to but excluding the Trigger Date.
“Applicable Period” shall have the meaning provided in Section 1.7.
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“ASC” shall mean accounting standards codification under GAAP, as in effect from time to time.
“Asian Subsidiary” shall mean LEI Combination Holdings Ltd and each or any of its direct and indirect Subsidiaries.
“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower and any initial public offering of a Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any (i) transaction or series of related transactions with a Fair Market Value of less than $10,000,000 or (ii) any transaction permitted by Section 10.4 (other than transactions permitted by Section 10.4(b), 10.4(g) or 10.4(m), which shall constitute Asset Sale Prepayment Events, or by Section 10.4(d)(i) and (iii) which shall constitute Asset Sale Prepayment Events to the extent the transactions described in the Sections referred to in Section 10.4(d) would themselves constitute Asset Sale Prepayment Events).
“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G, or such other form as may be approved by the Administrative Agent.
“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, the Chief Operating Officer, the Treasurer, the Vice President-Finance, any Senior Vice President, or any other senior officer of the Borrower (and including any substantially equivalent officer) designated as such in writing to the Administrative Agent by the Borrower.
“Available Commitment” shall mean, with respect to the Revolving Credit Lenders, collectively, at any time of determination, an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letter of Credit Outstandings at such time (the “Available Revolving Commitment”).
“Available Revolving Commitment” shall have the meaning provided in the definition of “Available Commitment”.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“Barclays Letter of Credit Issuer” shall have the meaning provided in the definition of “Letter of Credit Issuer”.
“BMO Letter of Credit Issuer” shall have the meaning provided in the definition of “Letter of Credit Issuer”.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” shall have the meanings provided in the preamble to this Agreement.
“Borrowing” shall mean and include
(a)    the incurrence of Swingline Loans from the Swingline Lender on a given date; and
(b)    the incurrence of one Class and Type of Loan on a given date (or resulting from conversions on a given date) having a single Maturity Date and, in the case of LIBOR Term Loans, the same Interest Period.
“Brazilian Subsidiary” shall mean any Restricted Non-Domestic Subsidiary organized under the laws of Brazil.
“Business Day” shall mean any day excluding Saturday, Sunday and any day that in the jurisdiction where the Administrative Agent’s Office for Loans in Dollars is located shall be a legal holiday or a day on which banking institutions in New York City are authorized by law or other governmental actions to close; provided, however,

(a)    if such day relates to any interest rate settings as to a LIBOR Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
(b)    if such day relates to any interest rate settings as to a LIBOR Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBOR Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a TARGET Day;
(c)    if such day relates to any interest rate settings as to a LIBOR Loan denominated in Sterling, such day shall be a day on which dealings in deposits in Sterling are conducted by and between banks in the London interbank market; and
(d)    if such day relates to any fundings, disbursements, settlements and payments in Sterling in respect of a LIBOR Loan denominated in Sterling, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such LIBOR Loan (other than any interest rate settings), such day shall be a day on which banks are open for foreign exchange business in London.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Cash Collateralize” shall have the meaning provided in Section 3.8(d).
“Cash Management Program” shall mean, as to any Person, (a) any purchasing card program established to enable such Person and staff of such Person to purchase goods and supplies from vendors, (b) any travel and entertainment card program, including purchasing card programs, established to enable headquarters and staff of such Person to make payments for expenses incurred related to travel and entertainment and (c) any  payments-on-behalf-of (POBO) or receipts-on-behalf-of (ROBO) programs or (d) any other cash management programs involving any agreement or arrangement to provide treasury management, depository, overdraft, letters of credit, automated clearinghouse, electronic funds transfer, cash pooling and similar programs.
“Casualty Event” shall mean, with respect to any property of the Borrower or any Restricted Subsidiary, any loss of or damage to, or any condemnation or other taking by a Governmental

Authority of, such property for which the Borrower or any Restricted Subsidiary receives insurance proceeds, or proceeds of a condemnation award or other compensation.
“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any guideline, request, directive or order issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).
“Change of Control” shall mean and be deemed to have occurred, unless pursuant to a transaction permitted under Section 10.3(h), if (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower; or (b) a Change of Control (as defined in the 2025 Indenture) shall have occurred.
“Citi Letter of Credit Issuer” shall have the meaning provided in the definition of “Letter of Credit Issuer”.
“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans (of a particular Series, including the Series 2022 Revolving Credit Loans), Term Loans (of a particular Series, including the Series 2024 Term Loans) and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment (including Swingline Commitment) (of a particular Series, including the Series 2022 Revolving Credit Commitment) or a Term Loan Commitment (of a particular Series, including the Series 2024 Term Commitment).
“Closing Date” shall mean April 26, 2017.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Co-Documentation Agents” shall mean Citigroup Global Markets, Inc. and Macquarie Capital (USA) Inc.
“Collateral” shall mean all property pledged or purported to be pledged to secure Obligations pursuant to the Security Documents.
“Collateral Agent” shall mean Citi, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 13.

“Commitments” shall mean, with respect to each Lender (to the extent applicable, and including each Class of Commitments), such Lender’s Term Loan Commitment and Revolving Credit Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 14.17.
“Confidential Information” shall have the meaning provided in Section 14.16.
“Confirmation Letters” shall mean each Confirmation Letter, dated as of April 21, 2017, between the Borrower and the initial holder of an Exchange Note (or such holder’s representative).
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:
(a)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:
(i)    total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, bank fees and costs of surety bonds in connection with financing activities,
(ii)    provision for taxes based on income, profits or capital gains, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding Taxes paid or accrued during such period, including any penalties and interest relating to such taxes or any tax examinations,
(iii)    depreciation and amortization, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, and deferred costs incurred in connection with program development.
(iv)    Non-Cash Charges, plus, to the extent deducted in the calculation of Net Income in such period, the cash amount actually paid in such period with respect to items described in clause (d) of the definition of “Non-Cash Charges”,
(v)    restructuring charges, business optimization expenses or reserves (including restructuring costs related to acquisitions after the date hereof and to closure and/or consolidation of facilities), limited in the aggregate to $25,000,000 in any consecutive four-quarter period,
(vi)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned

Subsidiary deducted (and not added back) in such period in arriving at Consolidated Net Income,
(vii)    the amount (up to $3,000,000 in any Fiscal Year) of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses accrued or (to the extent not previously accrued) paid in such period to the Sponsor Group,
(viii)    any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents of the Borrower (other than Disqualified Stock),
(ix)    the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken or determined to be taken prior to or during such period (which cost savings shall be subject only to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and some portion of the benefit is expected to be realized within 12 months of taking such action (provided that if such actions are not taken within 12 months of determination to take such action, or such benefits are not realized within 12 months of taking such action, then such amounts shall be deducted from Consolidated EBITDA as if incurred as of the last day of such 12 month period), (C) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed $45,000,000 for any four consecutive quarter period,
(x)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption,
(xi)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction,
(xii)    any net after-tax effect of income or loss for such period attributable to the early extinguishment of Indebtedness or to hedging obligations or other derivative instruments,
(xiii)    the amount of losses on Dispositions of Student Loans in connection with any Permitted Student Loan Securitization Transaction and the amount of losses on Dispositions of account receivables pursuant to Section 10.4(j), and
(xiv)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;
less
(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),
(ii)    gains on asset sales (other than asset sales in the ordinary course of business),
(iii)    any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and
(iv)    cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that
(i)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk) or currency remeasurements of assets and liabilities denominated in an entity’s non-functional currency that would cause remeasurement gains or losses,

(ii)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and its related pronouncements and interpretations,
(iii)    there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent, and
(iv)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).
“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.
“Consolidated Financial Statements” shall have the meaning provided in Section 1.8.
“Consolidated Interest Expense” shall mean, with respect to any period, without duplication, the sum of:
(1)    consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations in respect of Hedge Agreements or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to obligations under interest rate Hedge Agreements with respect to Indebtedness, and excluding (i) accretion or accrual of discounted liabilities not constituting Indebtedness, but excluding any such non-cash amount attributable to the Qualified Preferred Stock or the Exchange Notes, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (iii) all additional interest then owing pursuant to any Registration Rights Agreement and any comparable “additional interest” with respect to other securities, including, without limitation, the additional interest owing pursuant to the Confirmation Letters, (iv) amortization or write off of deferred financing fees, debt issuance costs, commissions, fees and expenses, (v) any expensing of bridge, commitment and other financing fees, (vi) expenses associated with minority interest put/call arrangements, (vii) penalties and interest on unpaid Taxes, (viii) prepayment premiums and (ix) commissions, discounts, yield protection and other fees and charges (including any interest expense) related to any Permitted Student Loan Securitization Transaction) less (x) the amount equal to interest income, plus
(2)    consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; plus
(3)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; plus
(4)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (minus the amount of dividends made in such period pursuant to Section 10.6(d)(vi) and (h) and, with respect to any Preferred Stock, Section 10.6(i)), excluding, without duplication,
(a)    any after-tax effect of extraordinary, unusual or non-recurring charges and gains (including (x) unusual or non-recurring operating expenses attributable to implementation of cost savings initiatives, severance, integration and facilities opening, relocation and transition, consolidation and closing, business optimization, transition, restructuring, and curtailments or modifications to pension and post-retirement employee benefit plans in an aggregate amount not to exceed $30,000,000 in any four consecutive quarter period, and (y) any impairment charges for such period (less all fees and expenses relating thereto)),
(b)    Transaction Expenses;
(c)    any costs and expenses incurred in connection with the IPO;
(d)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with issuance or repayment of debt, issuance of equity securities,

refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed);
(e)    the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,
(f)    the amount of any net income (or loss) for such period from disposed, abandoned or discontinued operations,
(g)    the amount of losses on asset sales (other than asset sales made in the ordinary course of business, as determined in good faith by the Borrower), disposals and abandonments, and
(h)    solely for the purposes of determining the Applicable Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein, and
(i)    any non-cash charges associated with the Qualified Preferred Stock or the Exchange Notes.
Without duplication of the foregoing, there shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property, equipment, software and other intangible assets and deferred revenue, debt, and other line items in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the IPO, any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.
“Consolidated Senior Secured Debt” shall mean, without duplication, Consolidated Total Debt secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries (including Capital Lease Obligations) plus any unsecured Indebtedness of Restricted Non-Domestic Subsidiaries incurred pursuant to Section 10.1(w), plus the principal amount of any unsecured Indebtedness of any Restricted Non-Domestic Subsidiary guaranteed by the Borrower solely under Section 10.1(aa)(ii), plus, solely with respect to the calculation of the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio for purposes of Section 10.1(w), any unsecured Indebtedness of Borrower or any of its Restricted Domestic Subsidiaries incurred pursuant to Section 10.1(w).

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period then last ended.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.
“Consolidated Total Debt” shall mean, as of any date of determination, (a) all Indebtedness of the types described in clause (a), clause (b), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit), clause (e), clause (f) and clause (h) of the definition thereof (but in the case of clauses (e) and (h), only to the extent the Indebtedness described in such clauses (e) and (h) is or becomes non-contingent), in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing as a debt or liability on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP), minus (b) Unrestricted Cash.
“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.
“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.
“Co-Syndication Agents” shall mean JPMorgan Chase Bank, N.A., Barclays Bank PLC, BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC and KKR Capital Markets LLC together with their affiliates, as syndication agents for the Lenders under this Agreement and the other Credit Documents.
“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the date hereof, or (b) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
“Credit Documents” shall mean this Agreement, the Guarantees, the Security Documents, any promissory notes issued by the Borrower hereunder, any documents or certificates executed by the Borrower in favor of the Letter of Credit Issuer in relation to any Letter of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Letter of Credit Issuer or any other Secured Party in connection herewith.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.
“Credit Party” shall mean the Borrower, each Guarantor and each U.S. Institution Subsidiary required to pledge its assets or provide a guarantee pursuant to Section 9.11 or 9.12 hereof (or which does pledge its assets or provide a guarantee).
“Credit Suisse Letter of Credit Issuer” shall have the meaning provided in the definition of “Letter of Credit Issuer”.
“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.
“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(k), 10.1(m), or 10.1(o)).
“Declined Proceeds” shall have the meaning provided in Section 5.2(h).
“Declining Lenders” shall have the meaning provided in Section 5.2(h).
“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(c).
“Defaulting Lender” means, at any time, a Lender (i) that has failed for two Business Days or more to comply with its obligations under this Agreement to make a loan or make a payment in respect of an L/C Borrowing or make a payment in respect of a Swingline Loan (each a “funding obligation”) (unless the subject of a good faith dispute with regard to satisfaction of conditions precedent to funding, which good faith dispute has been specifically identified by such Lender to the Administrative Agent), or (ii) that has notified the Administrative Agent, or has stated publicly, that it does not intend or expect to comply with any such funding obligation (unless the subject of a good faith dispute with regard to satisfaction of conditions precedent to funding, which good faith dispute has been specifically identified by such Lender to the Administrative Agent), or (iii) that has failed, within three Business

Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will, and is financially able to, comply with its funding obligations (unless the subject of a good faith dispute with regard to satisfaction of conditions precedent to funding, which good faith dispute has been specifically identified by such Lender to the Administrative Agent), provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (iv) with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.18 as a result of a Lender being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations shall by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender), or (v) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination that a Lender is a Defaulting Lender under clauses (i) through (v) above shall be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly notify all parties hereto of any determination that a Lender has become a Defaulting Lender.
“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”
“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.
“Disposition” shall have the meaning provided in Section 10.4(b).
“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale or if such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Series 2024 Term Loan Maturity Date (or, if later, the latest New Term Loan Maturity Date or any extension of any Term Loan Maturity Date or New Term Loan Maturity Date, or, if later, any extension of the Revolving Credit Maturity Date); provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries. Notwithstanding the foregoing, in no event shall Qualified Preferred Stock constitute “Disqualified Stock”.
“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes.
“Dividends” or “dividends” shall have the meaning provided in Section 10.6.
“DOE Letter of Credit” shall mean each Letter of Credit or third-party letter of credit issued to the U.S. Department of Education or other applicable department or agency of the United States of America, at the request of the Borrower, and for the direct or indirect benefit of, the Borrower or any Restricted Subsidiary.
“Dollar Equivalent” of any amount shall mean, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with the Alternative Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion; in each case, the “Screen Rate”) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia; provided that any Subsidiary of a Non-Domestic Subsidiary shall be deemed to be a Non-Domestic Subsidiary, and not a Domestic Subsidiary, regardless of its jurisdiction of organization.
“Dormant Subsidiary” shall mean (a) each Subsidiary on Schedule 1.1(g) and (b) any Subsidiary subsequently designated as a Dormant Subsidiary by the Borrower in a written notice to the

Administrative Agent, provided that in the case of (b), (x) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the net book value of the Borrower’s direct or indirect investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation and (y) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto.
“Drawing” shall have the meaning provided in Section 3.4(b).
“Dutch Deed of Pledge of Receivables” means that certain Security Agreement (Over Partnership Interests), dated as of the Closing Date, among the Borrower, Laureate Education International Ltd, a Delaware corporation, the Collateral Agent and Fleet Street International Universities C.V., as the same may be amended, supplemented or otherwise modified from time to time.
“Dutch Security Documents” means (i) the Dutch Pledge of Deed of Receivables and (ii) any documents governed by Dutch law executed by the Borrower or any Subsidiary and granting or purporting to grant a pledge or create or perfect a security interest in favor of the Collateral Agent for the benefit of the Secured Parties.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992, the Amsterdam Treaty of 1998, the Nice Treaty of 2001 and the Lisbon Treaty of 2007 and as amended from time to time.
“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.
“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of
(a)    the sum, without duplication, of
(i)    Consolidated Net Income for such period,
(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts included in clauses (a) through (c) of the definition of Consolidated Net Income and excluded in arriving at such Consolidated Net Income,
(iii)    decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv)    cash receipts in respect of Hedge Agreements during such Fiscal Year to the extent not otherwise included in such Consolidated Net Income, and
(v)    the JV Distribution Amount (to the extent not otherwise included in Consolidated Net Income);
over (b) the sum, without duplication, of
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (c) of the definition of Consolidated Net Income and included in arriving at such Consolidated Net Income,
(ii)    without duplication of amounts deducted pursuant to clause (x) below in prior Fiscal Years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,
(iii)    the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.5, (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a)(i) to the extent required due to a Disposition or Permitted Sale Leaseback that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (D) the principal amount paid in connection with any redemption or purchase of all or part of the 2019 Notes and any premium paid in connection therewith, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Credit Loans and Swingline Loans and (z) all prepayments in respect of any other revolving credit facility, except in the case of clauses (y) and (z) to the extent there is an equivalent permanent reduction in commitments thereunder) to the extent that such payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,
(iv)    increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),
(v)    without duplication of amounts deducted pursuant to clause (x) below in prior Fiscal Years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 10.5 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,
(vi)    the amount of dividends paid during such period (on a consolidated basis) by the Borrower pursuant to Section 10.6(b), 10.6(d) or 10.6(h) to the extent such dividends were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,
(vii)     the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,
(viii)    the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,
(ix)    cash expenditures in respect of Hedge Agreements during such Fiscal Year to the extent not deducted in arriving at such Consolidated Net Income,
(x)    the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property and actually paid during the first fiscal quarter of the Borrower following the end of such period,
(xi)    payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,
(xii)    [reserved], and
(xiii)    amounts expended in cash during such period in respect of items included in parts (b)(ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) above, but not treated as an expense on the income statement of the Borrower and not treated as Capital Expenditures during such period (provided that if such amounts are characterized or recorded as expenses or Capital Expenditures in any period, they shall not serve to reduce Excess Cash Flow for the period in which such amounts are characterized or recorded as expenses or Capital Expenditures).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Indenture” shall mean the Indenture, dated April 21, 2017, among the Borrower, the guarantors party thereto and a trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.
“Exchange Notes” shall mean the 9.250% Senior Notes Due 2019 issued under the Exchange Indenture.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Voting Stock of any Non-Domestic Subsidiary to secure the Obligations, any Stock or Stock Equivalents of any class of such Non-Domestic Subsidiary in excess of 65% of the outstanding Stock or Stock Equivalents of such class (such percentage to be adjusted upon a Change in Law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (iv) in the case of (A) any Stock or Stock Equivalents of any Subsidiary to the extent such Stock or Stock Equivalents are subject to a Lien permitted by Section 10.2(g) or (B) any Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (x) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (y) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (y) shall not apply if (I) such other party is a Credit Party or wholly-owned Subsidiary or (II) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (z) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (v) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower, (vi) any Stock or Stock Equivalents of any Dormant Subsidiary and (vii) any Stock or Stock Equivalents of Fleet Street International Universities CV other than (x) Stock and Stock Equivalents of Fleet Street International Universities CV held directly by the Borrower equal to 42.45% of the total outstanding and Stock Equivalents of Fleet Street International Universities CV, and (y) Stock and Stock Equivalents of Fleet Street International Universities CV held directly by Laureate Education International, Ltd. equal to 18.58% of the total outstanding and Stock Equivalents of Fleet Street International Universities CV, subject to the terms hereof.
“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(c) and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to Section 9.11 (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary), (c) with respect only to exclusions of Excluded Subsidiaries from the obligation to give Guarantees of Obligations or grant Liens on any of their assets to secure the Obligations, any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Non-Domestic Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) any Domestic Subsidiary listed on Schedule 1.1(c) with respect to which, in the reasonable judgment of the Borrower, the adverse tax consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) with respect only to exclusions of Domestic Subsidiaries from the obligation to give Guarantees of Obligations or, as applicable grant Liens on any portion of their assets to secure the Obligations, to the extent that such Domestic Subsidiary providing a Guarantee of the Obligations, or, as applicable, granting Liens on such portion of its assets is restricted by Requirements of Law, would result in adverse tax or accreditation consequences, or would result in adverse consequences with respect to the requirements of any State Educational Agency or the eligibility of such Domestic Subsidiary to participate in student financial assistance programs under Title IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. § 1070 et seq., as reasonably determined by the Borrower and (h) each Domestic Subsidiary that is an Unrestricted Subsidiary or a Dormant Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that (and only for so long as), all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation (determined, for avoidance of doubt, after giving effect to any other keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations) or (ii) in the case of a Swap Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to any Agent or Lender, or required to be withheld or deducted from any payment to any Agent or any Lender, (a) net income taxes and franchise (imposed in lieu of net income taxes) and branch profits taxes imposed on such Agent or Lender by the jurisdiction under the laws of which the Agent or Lender is organized or has its principal place of business or where its applicable lending office is located, (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding Tax that is imposed on amounts payable to any Lender under the law in effect at the time such Lender becomes a party to this Agreement; provided that this subclause (c) shall not apply to the extent that (x) such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 5.4 or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 14.8(a) or that such Lender acquired pursuant to Section 14.7 (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax), (d) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d) and (e) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.
“Existing Credit Agreement” shall mean have the meaning provided in the Recitals.
“Existing Revolving Credit Class” shall have the meaning given to such term in Section 2.15(b).
“Existing Revolving Credit Commitment” shall have the meaning given to such term in Section 2.15(b).
“Existing Revolving Credit Loans” shall have the meaning given to such term in Section 2.15(b).
“Existing Term Loan Class” shall have the meaning given to such term in Section 2.15(a).
“Extended Revolving Credit Commitments” shall have the meaning given to such term in Section 2.15(b).
“Extended Revolving Credit Loans” shall have the meaning given to such term in Section 2.15(b).
“Extended Term Loans” shall have the meaning given to such term in Section 2.15(a).
“Extending Lender” shall have the meaning given to such term in Section 2.15(c).
“Extension Amendment” shall have the meaning given to such term in Section 2.15(d).
“Extension Date” shall have the meaning given to such term in Section 2.15(e).
“Extension Election” shall have the meaning given to such term in Section 2.15(c).

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower); provided that “Borrower” shall be deemed to mean the Board of Directors of the Borrower when the Fair Market Value is equal to or in excess of $50,000,000 (unless otherwise expressly stated).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto, and any treaty, law, regulations, or other official guidance enacted in any other jurisdiction relating to such intergovernmental agreement.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NY FRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit J among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other First Lien Secured Parties, with such changes thereto as may be reasonably acceptable to the Administrative Agent; provided that such changes are not materially adverse to the Lenders.
“First Lien Obligations” shall mean the Obligations and the Permitted Additional Debt Obligations (other than any Permitted Additional Debt Obligations that are unsecured or secured by a Lien ranking junior to the Lien securing the Obligations) secured by a first priority interest in the Collateral on a pari passu basis with the Obligations as permitted by the terms hereof.
“First Lien Secured Parties” shall mean the Secured Parties and the Permitted Additional Debt Secured Parties and any representative on their behalf for such purposes (other than in the case of Permitted Additional Debt Secured Parties whose Permitted Additional Debt Obligations are secured by a Lien ranking junior to the Lien securing the Obligations, such Permitted Additional Debt Secured Parties, and any representative on their behalf), collectively.
“Fiscal Year” shall have the meaning provided in Section 9.10.

“Foreign Acquisition” shall have the meaning provided in Section 10.1(w).
“Foreign Asset Sale” shall have the meaning provided in Section 5.2(i).
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement that is not subject to US law and is maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.
“Fronting Fee” shall have the meaning provided in Section 4.1(c).
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn (regardless of whether or not any amendment is approved or made) or such provision amended in accordance herewith.
“Goldman Sachs Letter of Credit Issuer” shall have the meaning provided in the definition of “Letter of Credit Issuer”.
“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
“Guarantee” shall mean (a) the Amended and Restated Guarantee made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary that is a Domestic Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”)

in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (a) each Domestic Subsidiary that is party to the Guarantee on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise, in each case, excluding any Excluded Subsidiary.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.
“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate forward, future or option contracts, currency swap agreements, currency cap or collar agreements, cross-currency rate swap agreements, currency forward, future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes) for the principal purpose of protecting the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.
“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that either (I) with respect to Secured Hedge Agreements entered into with the Borrower or any of its Restricted Domestic Subsidiaries, (x) at the time it enters into a Secured Hedge Agreement or (y) with respect to any Secured Hedge Agreement that is in effect on the Closing Date, on the Closing Date, is a Lender or Agent or an Affiliate of a Lender or Agent , in its capacity as a party to such Secured Hedge Agreement and (II) with respect to Secured Hedge Agreements entered into with any Restricted Non-Domestic Subsidiaries, (x) at the time it enters into a Secured Hedge Agreement or (y) with respect to any Secured Hedge Agreement that is in effect on the Closing Date, on the Closing Date, is a Revolving Credit Lender, and (b) any Person that, at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, delivers to the Administrative Agent a letter agreement reasonably satisfactory to it agreeing to be bound by Section 13.11 and Section 14.08 as if it were a Lender.
“Historical Financial Statements” shall mean the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each Fiscal Year ending on December 31, 2014, December 31, 2015 and December 31, 2016.
“Holdings” shall mean Wengen Alberta, Limited Partnership, an Alberta limited partnership, and its successors.
“Increased Amount Date” shall have the meaning provided in Section 2.14.
“Incurrence Test Indebtedness” shall mean Indebtedness (and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest with regard to such Indebtedness) incurred by the Borrower or any Restricted Subsidiary, if immediately before and after giving effect to such incurrence, (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in compliance, on a Pro Forma Basis, with the Senior Secured Incurrence Test.
“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (h) without duplication, all Guarantee Obligations of such Person, and (i) all Permitted Student Loan Securitization Transactions; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, and (iv) any obligation associated with minority interest put/call arrangements. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified liabilities” shall have the meaning provided in Section 14.5.
“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than Excluded Taxes.
“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture); (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries (or in the case of any such interim transfer pursuant to Section 10.5(v) or Section 10.6(d)(iii), through Holdings), then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.
“Interpolated Rate” shall means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent, (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“IPO” shall mean the initial public offering by the Borrower of its Class A common stock on the Nasdaq Global Select Market which was consummated on February 6, 2017.
“Issuer Documents” shall mean with respect to any Letter of Credit, the applicable Letter of Credit Request and any other document, agreement and instrument entered into by the applicable Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) with respect to a Letter of Credit.
“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit I.
“Joint Lead Arrangers and Joint Bookrunners” shall mean JPMorgan Chase Bank, N.A., Barclays Bank PLC, BMO Capital Markets Corp., Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, KKR Capital Markets LLC and Macquarie Capital (USA) Inc.
“JPM Letter of Credit Issuer” shall have the meaning provided in the definition of “Letter of Credit Issuer”.
“JV Distribution Amount” shall mean, at any time, the aggregate amount of cash distributed to the Borrower or any Restricted Subsidiary by any joint venture that is not a Subsidiary (regardless of the form of legal entity) or by any Unrestricted Subsidiary since January 1, 2017 and prior to such time and only to the extent that neither the Borrower nor any Restricted Subsidiary is under any obligation to repay such amount to such joint venture.
“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars or Alternate Currencies.
“L/C Maturity Date” shall mean the date that is five Business Days prior to the Series 2022 Revolving Credit Maturity Date.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“Lender” and “Lenders” shall have the meanings provided in the preamble to this Agreement.
“Lender Financials” shall have the meaning provided in Section 1.8.
“Lender Insolvency Event” means (a) a Lender becoming insolvent or becoming the subject of a bankruptcy or insolvency proceeding or (b) an event of the kind referred to in Section 11.5 occurs with respect to such Lender or its Parent Company (as if the references in such provisions to the Borrower or Specified Subsidiary referred to such Lender or Parent Company); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lending Office” means, with respect to any Revolving Credit Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Lending Office” on Schedule 1.1(d) or, as to any Person that becomes a Revolving Credit Lender after the Closing Date, in the Assignment and Assumption executed by such Person, or such other office of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Lending Office” by notice to the Borrower and the Administrative Agent.

“Letter of Credit” shall have the meaning provided in Section 3.1; provided that, only standby Letters of Credit shall be treated as “Letters of Credit” for purposes of the obligation of the Barclays Letter of Credit Issuer or the Goldman Sachs Letter of Credit Issuer to issue Letters of Credit under this Agreement.
“Letter of Credit Commitment” shall mean $141,000,000, as the same may be reduced from time to time pursuant to Section 3.1; provided, that no Barclays Letter of Credit Issuer, Credit Suisse Letter of Credit Issuer, Goldman Sachs Letter of Credit Issuer, JPM Letter of Credit Issuer, Citi Letter of Credit Issuer or BMO Letter of Credit Issuer shall have an obligation to issue a Letter of Credit if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings, solely with respect to Letters of Credit issued by the Barclays Letter of Credit Issuer, the Credit Suisse Letter of Credit Issuer, the Goldman Sachs Letter of Credit Issuer, the JPM Letter of Credit Issuer, the Citi Letter of Credit Issuer and the BMO Letter of Credit Issuer, respectively, exceeds the amount set forth opposite such Letter of Credit Issuers’ name in the table below:

Letter of Credit Issuers	Letter of Credit Commitment
Barclays Letter of Credit Issuer	$24,440,000.00
Credit Suisse Letter of Credit Issuer	$24,440,000.00
Goldman Sachs Letter of Credit Issuer	$24,440,000.00
JPM Letter of Credit Issuer	$24,440,000.00
Citi Letter of Credit Issuer	$18,800,000.00
BMO Letter of Credit Issuer	$24,440,000.00

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the Dollar Equivalent of the principal amount of any Unpaid Drawings in respect of Letters of Credit in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Outstandings at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of Letters of Credit in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean, collectively, (a) each of Barclays Bank PLC (the “Barclays Letter of Credit Issuer”), Credit Suisse AG, Cayman Islands Branch (the “Credit Suisse Letter of Credit Issuer”), Goldman Sachs Lending Partners LLC (the “Goldman Sachs Letter of Credit Issuer”), JPMorgan Chase Bank, N.A. (the “JPM Letter of Credit Issuer”), Citicorp North America, Inc. (the “Citi Letter of Credit Issuer”), and Bank of Montreal (the “BMO Letter of Credit Issuer”), each as an issuer of any Letter of Credit, (b) any Lender or Affiliate of a Lender to be mutually agreed by the Administrative Agent and the Borrower, in such capacity, or any of its Affiliates and (c)

any replacements or successors thereof pursuant to Section 3.6. Without limiting each Letter of Credit Issuer’s obligations to issue any Letter of Credit, subject to the terms of this Agreement, a Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate Dollar Equivalent of the principal amount of all Unpaid Drawings in respect of Letters of Credit.
“Letter of Credit Request” shall have the meaning provided in Section 3.2.
“Level I Status” shall mean, subject to Section 1.7, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 3.25 to 1.00 as of such date.
“Level II Status” shall mean, subject to Section 1.7, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 3.25 to 1.00.
“LIBOR Loan” shall mean any LIBOR Term Loan or LIBOR Revolving Credit Loan.
“LIBO Rate” shall mean, with respect to any LIBOR Loan for any applicable currency and for any Interest Period, the greater of (x) 1.00% per annum and (y) the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate, provided, further, that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBO Screen Rate” means, for any day and time, with respect to any LIBO Loan for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBO Rate.
“LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” shall mean any mortgage, pledge, security interest, charge, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
“Loan” shall mean any Revolving Credit Loan, Swingline Loan, Term Loan, New Revolving Credit Loan or New Term Loan made by any Lender hereunder.
“Mandatory Borrowing” shall have the meaning provided in Section 2.1(f).
“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common stock of the Borrower on the date of the declaration of the relevant dividend multiplied by (b) the arithmetic mean of the closing prices per share of such common stock for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.
“Material Adverse Effect” shall mean (a) a circumstance or condition materially and adversely affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents, or (c) a material adverse effect on the rights and remedies of the Agents and the Lenders under this Agreement or any of the other Credit Documents.
“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 2.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries”. With respect to any Restricted Subsidiaries designated as Material Subsidiaries in accordance with the proviso of the immediately foregoing sentence, the Borrower may from time to time by written notice to the Administrative Agent substitute Restricted Subsidiaries as “Material Subsidiaries” or revoke such designation; provided that, after giving effect to such substitution or revocation, the Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets as of the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered of less than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date and (y) revenues during such Test Period of less than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period.

“Maturity Date” shall mean the Series 2022 Revolving Credit Maturity Date or the Series 2024 Term Loan Maturity Date, as applicable, or any other maturity date of any Class or Series of Loans or Commitments under this Agreement.
“Maturity Date Amendment” shall have the meaning provided in Section 14.7(c).
“Maximum Incremental Facilities Amount” shall mean, without duplication, as of the date of incurrence, (a) $300,000,000, plus (b) additional amounts incurred after the Closing Date, to the extent, both immediately before and after giving effect to such additional amounts incurred under this clause (b) (assuming for such purposes that such additional amounts are fully drawn in the form of loans on the date of determination and excluding from the calculation of Consolidated Total Debt any netting of Unrestricted Cash that would result from the incurrence of any such portion of the Maximum Incremental Facilities Amount being incurred at such time) that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not greater than 2.75 to 1.00 on the date of such incurrence.
“Maximum Non-Credit Party Facilities Amount” shall mean, without duplication, the greater of, as of the date of incurrence, (a) $400,000,000, and (b) 50% of Consolidated EBITDA for the four previous fiscal quarters for which financial statements have been delivered under Section 9.1.
“Maximum Permitted SLB/Lien Amount” shall mean an amount equal to (a) $400,000,000, less (b) an amount equal to the Net Cash Proceeds (giving effect to the aggregate amount reinvested or intended to be reinvested pursuant to Section 10.4(n)(i)) of Permitted Sale Leasebacks received from and after the Closing Date in respect of assets owned by the Borrower or a Restricted Subsidiary pursuant to Section 10.4(n), less (c) the amount of outstanding Indebtedness secured by Liens permitted pursuant to Section 10.2(s) from time to time.
“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans denominated in Dollars, $5,000,000 (or, if less, the entire remaining Commitments under the applicable Credit Facility at the time of such Borrowing), (b) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining Commitments under the applicable Credit Facility at the time of such Borrowing), (c) with respect to a Borrowing of Revolving Credit Loans denominated in Sterling, £5,000,000 (or, if less, the Available Commitments at the time of such Borrowing), (d) with respect to a Borrowing of Revolving Credit Loans denominated in Euro, €5,000,000 (or, if less in the case of a Borrowing of Revolving Credit Loans, the applicable Available Commitments at the time of such Borrowing) and (e) with respect to a Borrowing denominated in any other Alternative Currency, in amounts to be agreed upon by the Administrative Agent and the Borrower.
“Minimum Tender Condition” shall have the meaning provided in Section 2.16(b).
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(a), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.
“Multicurrency Exposure” shall mean, for any Revolving Credit Lender at any date, the sum of (a) the aggregate Dollar Equivalent of the principal amount of Revolving Credit Loans denominated in Alternative Currencies of such Lender then outstanding, and (b) such Lender’s Letter of Credit Exposure in respect of Letters of Credit denominated in Alternative Currencies at such time.
“Multicurrency Sublimit” shall mean, at any date, the lesser of (x) the Dollar Equivalent of $150,000,000.00 and (y) the Total Revolving Credit Commitment at such date.
“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Narrative Reports” shall mean, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its consolidated Subsidiaries in the form of a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar format for the applicable fiscal quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, as the case may be, less
(b)    the sum of:
(i)    the amount, if any, of all taxes paid or reasonably estimated by the Borrower to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,
(ii)    the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,
(iii)    the amount of any Indebtedness (other than Indebtedness hereunder) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)    in the case of any Asset Sale Prepayment Event or Casualty Event, Permitted SLB/Lien Prepayment Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 10.9), which reinvestment, in each case, may include any prepayment permitted under subclause (vii) of this definition, provided that (A) with respect to any Asset Sale Prepayment Event, Casualty Event, Permitted SLB/Lien Prepayment Event or Permitted Sale Leaseback relating to the Borrower or any Domestic Subsidiary, this subclause (iv) shall only apply to amounts reinvested in the Borrower or a Restricted Subsidiary that is a Domestic Subsidiary, and (B) any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event, Permitted SLB/Lien Prepayment Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),
(v)    in the case of any Asset Sale Prepayment Event, Casualty Event, Permitted SLB/Lien Prepayment Event or Permitted Sale Leaseback by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof,
(vi)    reasonable and customary fees paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing, and
(vii)    without duplication, the prepayment and permanent reduction of any Indebtedness (other than Indebtedness subordinated to the Obligations).
in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.
“New Loan Commitments” shall have the meaning provided in Section 2.14.
“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14.
“New Revolving Credit Lender” shall have the meaning provided in Section 2.14.
“New Revolving Credit Loan” shall have the meaning provided in Section 2.14.

“New Term Loan Commitments” shall have the meaning provided in Section 2.14.
“New Term Loan Lender” shall have the meaning provided in Section 2.14.
“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.
“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).
“New Term Loans” shall have the meaning provided in Section 2.14.
“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14.
“New Revolving Credit Lender” shall have the meaning provided in Section 2.14.
“New Revolving Credit Loan” shall have the meaning provided in Section 2.14.
“Non-Cash Charges” shall mean, without duplication, and in each case only to the extent it is a non-cash item: (a) losses on non-ordinary course asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, including any such charges arising from stock options, restricted stock grants or other equity incentive grants, and any income or loss relating to profit interests or deferred compensation plans (including income or loss relating to the profit interests incurred by any of the Borrower’s direct or indirect parent companies that are pushed down to the Borrower), and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).
“Non-Consolidated Not-For-Profit University” shall have the meaning provided in Section 1.8.
“Non-Consolidated NFP Financial Statements” shall have the meaning provided in Section 1.8.
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary; provided, that any Subsidiary of a Non-Domestic Subsidiary shall be deemed to be a Non-Domestic Subsidiary, regardless of its jurisdiction of organization.
“Non-Extending Lenders” shall have the meaning provided in Section 14.7(c).

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
“Non-U.S. Participant” shall mean any Participant that if it were a Lender would qualify as a Non-U.S. Lender.
“Notes” shall mean the 2019 Notes, the 2025 Notes and the Exchange Notes, collectively.
“Not-For-Profit University” shall mean any affiliated not-for-profit, non-stock university that is a Subsidiary.
“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan or Letter of Credit or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided that the “Obligations” of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.
“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight LIBO Loan borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning provided in Section 14.6(c).
“Participant Register” shall have the meaning provided in Section 14.6(c).
“Participating Member State” shall mean each state so described in any EMU Legislation.
“Patriot Act” shall have the meaning provided in Section 14.18.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.
“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit C or any other form approved by the Administrative Agent.
“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as:
(a)    such acquisition and all transactions related thereto shall be consummated in accordance with applicable law;
(b)    such acquisition, if an acquisition of Stock or Stock Equivalents, shall (1) result in each of the issuer of such Stock or Stock Equivalents and its Subsidiaries becoming a Restricted Subsidiary and a Credit Party, to the extent required by Section 9.11 (within the time period specified therein), or (2) be of Stock or Stock Equivalents from minority interest holders in a Restricted Subsidiary;
(c)    each Person (or, as applicable, the assets) so acquired shall be in (or with respect to assets, useful for engaging in) the same or generally related line of business as conducted by the Parent and its Subsidiaries on the Closing Date,
(d)    both before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing;
(e)    the aggregate fair market value (as determined in good faith by the Borrower) of all Investments funded or financed in, and the purchase price of, any Persons that do not become

Guarantors in connection with all such acquisitions following the Closing Date in reliance on Section 10.5(h) shall not exceed:
(i)    $400,000,000 with respect only to acquisitions of Persons that become Restricted Domestic Subsidiaries and acquisitions of assets by Restricted Domestic Subsidiaries (provided, however, that the limitation set forth in this part (e)(i) shall not apply with respect to any acquisition (1) of any Restricted Subsidiary that becomes a Guarantor or of any additional equity interests in any Guarantor (whether such Restricted Subsidiary was existing on the Closing Date or subsequently acquired pursuant to a Permitted Acquisition) or (2) where, both immediately before and after giving effect to such acquisition (and including any payments and Indebtedness incurred or assumed in connection with such acquisition), the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not greater than 4.25 to 1.00, on a Pro Forma Basis (but excluding from the calculation of Consolidated Total Debt any netting in respect of Unrestricted Cash that would result from the incurrence of any such Indebtedness being incurred in connection with such acquisition), or
(ii)    $400,000,000 with respect only to acquisitions of Persons that become Restricted Non-Domestic Subsidiaries and acquisitions of assets by Restricted Non-Domestic Subsidiaries (provided, however, that the limitation set forth in this part (e)(ii) shall not apply with respect to any acquisition where, both immediately before and after giving effect to such acquisition (and including any payments and Indebtedness incurred or assumed in connection with such acquisition), the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not greater than 4.25 to 1.00, on a Pro Forma Basis (but excluding from the calculation of Consolidated Total Debt any netting in respect of Unrestricted Cash that would result from the incurrence of any such Indebtedness being incurred in connection with such acquisition); and
(f)    with respect to any such proposed acquisition with an aggregate purchase price greater than $100,000,000, the Borrower shall have delivered a certificate of an Authorized Officer stating that the contemplated acquisition fulfills all elements of this definition.
“Permitted Additional Debt” shall mean subordinated or senior Indebtedness (which Indebtedness may (x) be unsecured, (y) have the same lien priority on the Collateral as the Obligations on a pari passu basis to the extent incurred in accordance with the terms hereof (to the extent such Permitted Additional Debt is incurred pursuant to Section 10.1(m), 10.1(n)(i)(a), or 10.1(o)) or (z) be secured by a Lien on the Collateral ranking junior to the Lien securing the First Lien Obligations (to the extent such Permitted Additional Debt is incurred pursuant to Section 10.1(m), 10.1(n)(i)(a), or 10.1(o)) issued by the Borrower,
(a)    the terms of which
(i)    do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Series 2024 Term Loan Maturity Date (or, if later, the latest New Term Loan Maturity Date or any extension of any Term Loan Maturity Date or New Term Loan Maturity Date, or, if later, any extension of any Revolving Credit Maturity Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and
(ii)    to the extent the same are subordinated, provide for customary subordination to the Obligations under the Credit Documents,
(b)    the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein and in the other Credit Documents (nor, to the extent such Permitted Additional Debt constitutes refinancing Indebtedness of the 2025 Notes (and all refinancings thereof), more restrictive than those applicable to the 2025 Notes (or any refinancing thereof) being so refinanced), (or, to the extent such Permitted Additional Debt constitutes refinancing Indebtedness of senior subordinated indebtedness (and all refinancings thereof), than those applicable to such senior subordinated indebtedness (or any refinancing thereof) being so refinanced (and, in the case of Permitted Additional Debt that constitutes refinancing Indebtedness of senior subordinated indebtedness (and all refinancings thereof), the subordination provisions governing such Permitted Additional Debt shall be no less favorable to the Lenders than the subordination provisions governing such senior subordinated indebtedness; provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
(c)    in respect of which (i) no Subsidiary of the Borrower (other than a Guarantor or any guarantor of the Indebtedness being refinanced by such Permitted Additional Debt, if applicable) is an obligor, and (ii) the Borrower is the issuer; and
(d)    which, if secured, (x) are secured by no asset or property that is not Collateral securing the Obligations and (y) the applicable representative of such Indebtedness has become a party to the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as the case may be.
“Permitted Additional Debt Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage) issued or executed and delivered with respect to any Permitted Additional Debt by any Credit Party.
“Permitted Additional Debt Obligations” shall mean, if any Permitted Additional Debt is issued or incurred, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Additional Debt Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (it being understood, for the avoidance of doubt, that Permitted Additional Debt Obligations may be incurred or issued by all or by fewer than all of the Credit Parties, subject to clause (c) of the definition of “Permitted Additional Debt”).
“Permitted Additional Debt Secured Parties” shall mean the holders from time to time of secured Permitted Additional Debt Obligations (and any representative on their behalf).
“Permitted Debt Exchange” shall have the meaning given to such term in Section 2.16(a).
“Permitted Debt Exchange Notes” shall have the meaning given to such term in Section 2.16(a).
“Permitted Debt Exchange Offer” shall have the meaning given to such term in Section 2.16(a).
“Permitted Holders” shall mean each direct or indirect, beneficial and of record, holder of the voting power of the outstanding Voting Stock of the Borrower as of the Closing Date, including any limited partners of Holdings as of the Closing Date.
“Permitted Investments” shall mean:
(a)    securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 12 months from the date of acquisition thereof;
(b)    securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having the highest investment grade rating generally obtainable from both S&P and Moody’s (or, if at any time either S&P nor Moody’s shall be rating such obligations, then from whichever is continuing to rate such obligations and from another nationally recognized rating service);
(c)    commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 and P-1 from S&P and Moody’s, respectively (or, if at any time either S&P nor Moody’s shall be rating such obligations, then an equivalent rating from whichever is continuing to rate such obligations and from another nationally recognized rating service);
(d)    domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof issued by any Lender or any other bank having (i) combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks or (ii) a rating of at least BBB from S&P or the equivalent;
(e)    repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f)    marketable short-term money market and similar securities having a rating of at least A-1 and P-1 from S&P and Moody’s, respectively (or, if at any time either S&P or Moody’s shall not be rating such obligations, then an equivalent rating from whichever is continuing to rate such obligations and from another nationally recognized rating service); (g)    shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and
(h)    in the case of Investments by any Restricted Non-Domestic Subsidiary made in a country outside the United States of America, other customarily utilized high-quality Investments of credit quality and liquidity equivalent to clauses (a) through (g) above, and, with respect to clause (d) above, with banks of credit quality appropriate in the country where such Restricted Non-Domestic Subsidiary is located or in which such Investment is made.
“Permitted Liens” shall mean:
(a)    Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;
(b)    Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
(c)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;
(d)    Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations (including, without limitation, Liens and deposits to secure letters of credit issued to the U.S. Department of Education or other Governmental Authority supporting any U.S. Institution Subsidiary’s participation in student financial assistance programs and receipt of funds under Title IV of the Higher Education Act of 1965, as amended (or any replacement thereof)), surety and appeal bonds, bids, leases (including, without limitation, any Liens or deposits to secure any bank guarantee or letter of credit issued to secure any lease), government contracts, performance and return‑of‑money bonds and other similar obligations incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;
(e)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
(f)    easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g)    any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;
(h)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(i)    Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;
(j)    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
(k)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;
(l)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
(m)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole; and
(n)    Liens created in the ordinary course of business (i) by the Borrower or any Restricted Subsidiary to secure Cash Management Programs of the Borrower or any Restricted Domestic Subsidiary or (ii) by any Restricted Non-Domestic Subsidiary to secure Cash Management Programs of a Restricted Non-Domestic Subsidiary, in each case, with respect to any such Cash Management Programs permitted under Section 10.1.
“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback between a Credit Party and a Person that is not a Credit Party, the aggregate proceeds of which exceed $40,000,000, is consummated for fair value as determined at the time of consummation in good faith by the board of directors of the Borrower or such Credit Party (which such determination may take into account any retained interest or other Investment of the Borrower or such Credit Party in connection with, and any other material economic terms of, such Sale Leaseback).
“Permitted SLB Investments” shall mean (a) any Permitted Acquisition, including any Foreign Acquisition, (b) any investments that are acquisitions permitted pursuant to Section 10.5(s), Section 10.5(w) or Section 10.5(x), (c) any capital expenditures of any Restricted Subsidiary, and (d) general reinvestment into the business of the Borrower and its Restricted Subsidiaries provided that, with respect to each of (a), (b), (c) and (d) above, (i) any proceeds received by the Borrower or any Domestic Subsidiary in connection with a Permitted Sale Leaseback must be reinvested in the Borrower or a Restricted Domestic Subsidiary and (ii) if the assets sold in a Permitted Sale Leaseback constituted Collateral the proceeds in respect thereof must be reinvested in Collateral.
“Permitted SLB/Lien Prepayment Event” shall mean the issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness secured by a Lien permitted under Section 10.2(s).
“Permitted Student Loan Securitization Transaction” shall mean any transfer by any Restricted Subsidiary of student loans or related accounts receivable or interests therein (collectively, “Student Loans”) (a) to a trust, partnership, corporation or other “conduit” entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Student Loans, or (b) directly to one or more investors. The “amount” of any Permitted Student Loan Securitization Transaction shall be deemed at any time to be (i) the aggregate principal or stated amount of the Indebtedness or other securities referred to in clause (a) of the preceding sentence or (ii) if there shall be no such principal or stated amount or such Permitted Student Loan Securitization Transaction shall be in the form of a direct sale to one or more investors, the uncollected amount of the Student Loans transferred pursuant to the Permitted Student Loan Securitization Transaction net of any such Student Loans that have been written off as uncollectible. The aggregate amount of Permitted Student Loan Securitization Transactions shall not in the aggregate exceed $150,000,000 outstanding at any time.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.
“Platform” shall have the meaning provided in Section 14.17.
“Pledge Agreement” shall mean (a) the Amended and Restated Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D-1, on the Closing Date, and (b) any other pledge agreement with respect to all of the Obligations delivered pursuant to Section 9.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.
“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition or Investment described in the definition of “Specified Transaction”, the period beginning on the date such Permitted Acquisition or such Investment is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or Investment is consummated.
“Potential Defaulting Lender” means, at any time, a Lender (i) as to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, or (ii) as to which the Administrative Agent has in good faith determined and notified the Borrower that such Lender or its Parent Company or a

Subsidiary thereof has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above shall be made by the Administrative in its sole discretion acting in good faith. The Administrative Agent will promptly notify all parties hereto upon any determination that a Lender has become a Potential Defaulting Lender.
“Preferred Stock” shall mean any Stock or Stock Equivalents with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.
“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event, Permitted SLB/Lien Prepayment Event or Permitted Sale Leaseback (provided, however, that a Permitted Sale Lease Back between Borrower and any Restricted Domestic Subsidiary, between any Restricted Domestic Subsidiaries, or between any Restricted Non-Domestic Subsidiaries shall not constitute a “Prepayment Event”).
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its “prime rate”; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prior Financial Statements” shall have the meaning provided in Section 1.8.
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, arising out of events which (a) are directly attributable to a specific transaction, (b) are factually supportable and are expected to have a continuing impact, and (c) are in each case (excluding adjustments from such transactions, in the aggregate, not in excess of $25,000,000 in any Test Period) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $10,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(g) or Section 9.1(c).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
“Pro Forma Financial Statements” shall have the meaning provided in Section 8.9.
“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA.”
“Projections” shall have the meaning provided in Section 9.1(h).
“Qualified Lien Intercreditor Agreement” shall have the meaning provided in Section 10.2(t).
“Qualified Preferred Stock” means Borrower’s Series A Preferred Stock issued pursuant to the terms of that certain Subscription Agreement dated as of December 4, 216 by and among the Borrower and the other parties thereto and from time to time pursuant to the terms of that certain Certificate of Designations of Convertible Redeemable Preferred Stock, Series A, of the Borrower filed with the Secretary of State of the State of Delaware on December 20, 2016 and (ii) any other Preferred Stock of Borrower issued from time to time that is not otherwise Disqualified Stock (without giving effect to the last sentence of the definition of “Disqualified Stock”).
“Qualified Refinancing Debt” shall have the meaning provided in Section 10.1(z).
“Qualified Refinancing Liens” shall have the meaning provided in Section 10.2(t).
“Real Estate” shall have the meaning provided in Section 9.1(e).
“Refinanced Term Loans” shall have the meaning provided in Section 14.1.

“Register” shall have the meaning provided in Section 14.6(b)(iv).
“Registration Rights Agreement” shall mean the Exchange and Registration Rights Agreement dated July 25, 2012, related to the 2019 Notes by and among the Borrower, the Subsidiaries of the Borrower party thereto and the financial institutions party thereto, as such agreement may be amended, modified or supplemented from time to time and, with respect to any additional notes issued pursuant to the 2019 Indenture (including any supplemental indentures with respect thereto), one or more registration rights agreements between the Borrower and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Borrower to the purchasers of such additional notes to register such additional notes under the Securities Act.
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reinvestment Period” shall mean (i) with respect to an Asset Sale Prepayment Event or Casualty Event, 15 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event and (ii) with respect to a Permitted Sale Leaseback or a Permitted SLB/Lien Prepayment Event, one year following the date of receipt of Net Cash Proceeds of a Permitted Sale Leaseback or a Permitted SLB/Lien Prepayment Event.
“Rejection Notice” shall have the meaning provided in Section 5.2(h).
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Repayment Amount” shall mean the Series 2024 Term Loan Repayment Amount or, with respect to any Series of New Term Loans, the New Term Loan Repayment Amount, as applicable.
“Replacement Term Loans” shall have the meaning provided in Section 14.1.
“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by the Borrower or any Restricted Subsidiary of any U.S. Dollar-denominated long-term bank debt financing (other than any financing permitted under Section 10.1(aa) of this Agreement) incurred for the primary purpose of repaying, refinancing, substituting or replacing all or a portion of the Term Loans and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.
“Required Series 2024 Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the aggregate outstanding principal amount of the Series 2024 Term Loans (excluding Series 2024 Term Loans held by Defaulting Lenders) at such date, excluding the Series 2024 Term Loans held by Affiliated Lenders.
“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the Dollar Equivalent of the sum of (i) the Revolving Credit Exposure at such date, (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date, in each case excluding Revolving Credit Exposure, Adjusted Total Term Loan Commitments and Term Loans held by Affiliated Lenders.
“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time), in each case excluding Revolving Credit Commitments and Revolving Credit Exposure held by Affiliated Lenders.
“Required Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Adjusted Total Term Loan Commitment at such date and (b) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date, in each case, excluding Term Loans and Adjusted Total Term Loan Commitments held by Affiliated Lenders.
“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Restated Financial Statements” shall have the meaning given such term in Section 9.1.
“Restatement” shall have the meaning given such term in Section 9.1.

“Restricted Domestic Subsidiary” shall mean any Domestic Subsidiary that is a Restricted Subsidiary.
“Restricted Non-Domestic Subsidiary” shall mean a Non-Domestic Subsidiary that is a Restricted Subsidiary.
“Restricted Subsidiary” shall mean any Subsidiary of the Borrower, other than an Unrestricted Subsidiary.
“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(h).
“Revaluation Date” shall mean (a) with respect to any Revolving Credit Loan or Swingline Loan, each of the following: (i) each date of a Borrowing of a Revolving Credit Loan or Swingline Loan, (ii) each date of a continuation of a Revolving Credit Loan pursuant to Section 2.6, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Credit Lenders, or Swingline Lender (with respect to Revolving Credit Loans) shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Letter of Credit Issuer under any Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Letter of Credit Issuer shall determine or the Required Revolving Credit Lenders shall require.
“Revolving Credit Commitment” shall mean, with respect to each Lender, its Series 2022 Revolving Credit Commitment.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Revolving Credit Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.
“Revolving Credit Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Revolving Credit Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, and with respect to Series 2022 Revolving Credit Commitments, the rate per annum set forth below opposite the Status in effect on such day.

Status	Commitment Fee Rate with respect to Series 2022 Revolving Credit Loans
Level I Status	0.50%
Level II Status	0.375%

Notwithstanding the foregoing, the term “Revolving Credit Commitment Fee Rate” shall mean 0.50% during the period from and including the Closing Date to but excluding the Trigger Date.
“Revolving Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, the sum of (a) the aggregate Dollar Equivalent of the principal amount of Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.
“Revolving Credit Extension Request” shall have the meaning given to such term in Section 2.15(b).
“Revolving Credit Lender” shall mean at any time, any Lender that has a Revolving Credit Commitment, Revolving Credit Loan or Revolving Credit Exposure at such time.
“Revolving Credit Loan” shall mean any Series 2022 Revolving Credit Loan.
“Revolving Credit Maturity Date” shall mean any date on which any Revolving Credit Loan shall mature and become fully due and payable, including the Series 2022 Revolving Credit Maturity Date.
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Outstandings shall have been reduced to zero or Cash Collateralized.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed; provided that a transaction otherwise qualifying as a Sale Leaseback pursuant to this definition will be a Sale Leaseback regardless of whether accounting treatment (pursuant to ASC 840 or otherwise) characterizes the transaction as a sale and lease or as a financing transaction.
“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person

20% or more of which is owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” shall mean (i) all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and (ii) all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or other relevant sanctions authority, in each case, applicable to the Borrower or any Restricted Subsidiary or as applicable to the transactions contemplated by this Agreement.
“Scheduled Dispositions” shall have the meaning provided in Section 10.4.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit K among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other Permitted Additional Debt Secured Parties that are holders of Permitted Additional Debt Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations, with such changes thereto as may be reasonably acceptable to the Administrative Agent; provided that such changes are not materially adverse to the Lenders.
“Section 2.15 Additional Amendment” shall have the meaning given to such term in Section 2.15(d).
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).
“Secured Hedge Agreement” shall mean Hedge Agreements on Schedule 1.1(e) and any Hedge Agreement that is entered into by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.
“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, any other Agent, each Letter of Credit Issuer and each Lender, in each case, with respect to the Obligations or any Security Agreement, each Hedge Bank that is party to any Secured Hedge Agreement, each applicable Cash Management Bank (each as defined in the Security Agreement) and each sub-agent appointed by the Administrative Agent pursuant to Section 14 with respect to matters relating to the Obligations, or by the Collateral Agent with respect to matters relating to any Security Document.
“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.
“Security Agreement” shall mean the Amended and Restated Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties on the Closing Date, substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.
“Security Documents” shall mean, collectively, (a) the Guarantees, (b) the Pledge Agreements, (c) the Security Agreements, (d) the Mortgages relating to property owned by Credit Parties, (e) the U.S. Institution Subsidiary Collateral Agreement and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents, in each case to secure the Obligations or to perfect such security interest.
“Senior Secured Incurrence Test” shall mean, as of any date, with respect to the last day of the most recently ended Test Period, the Consolidated EBITDA to Consolidated Interest Expense Ratio shall be no less than 2.00 to 1.00.
“Series” shall have the meaning provided in Section 2.14.
“Series 2022 Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).
“Series 2022 Revolving Credit Maturity Date” shall mean April 26, 2022.
“Series 2022 Revolving Credit Termination Date” shall mean the date on which the Series 2022 Revolving Credit Commitments shall have terminated, no Series 2022 Revolving Credit Loans shall be outstanding and the Letter of Credit Outstandings of the Series 2022 Revolving Credit Lenders shall have been reduced to zero or Cash Collateralized.
“Series 2022 Swingline Loans” shall mean any Swingline Loan made pursuant to the Series 2022 Revolving Credit Commitments.
“Series 2022 Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Revolving Credit Lender on the Closing Date, the amount set forth opposite such Revolving Credit Lender’s name on Schedule 1.1(b) as such Revolving Credit Lender’s “Series 2022 Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Revolving Credit Lender after the Closing Date, the amount specified as such Lender’s “Series 2022 Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Series 2022 Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Series 2022 Revolving Credit Commitment as of the Closing Date is $385,000,000.
“Series 2022 Revolving Credit Commitment Percentage” shall mean at any time, for each Series 2022 Revolving Credit Lender, the percentage obtained by dividing (a) such Lender’s Series 2022 Revolving Credit Commitment at such time by (b) the amount of the Series 2022 Total Revolving Credit Commitment at such time, provided that at any time when the Series 2022 Total Revolving Credit Commitment shall have been terminated, each Lender’s Series 2022 Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Series 2022 Revolving Credit Exposure at such time by (b) the Series 2022 Revolving Credit Exposure of all Lenders at such time.

“Series 2022 Revolving Credit Exposure” shall mean, with respect to any Series 2022 Revolving Credit Lender at any time, the sum of (a) the aggregate Dollar Equivalent of Series 2022 Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.
“Series 2022 Revolving Credit Lender” shall mean at any time, any Lender that has a Series 2022 Revolving Credit Commitment, Series 2022 Revolving Credit Loans or Series 2022 Revolving Credit Exposure at such time.
“Series 2022 Total Revolving Credit Commitment” shall mean the sum of the Series 2022 Revolving Credit Commitments of all the Series 2022 Revolving Credit Lenders.
“Series 2024 Term Lender” shall mean, (A) as of the Closing Date, each Term Lender that has made a Term Loan, and whose name and the aggregate principal amount of its Term Loans are set forth opposite such Term Lender’s name on Schedule 1.1(b) as such Term Lender’s “Series 2024 Term Loan Amount” and (B) thereafter, any successors and assigns of the Series 2024 Term Lenders.
“Series 2024 Term Loan” shall mean a Term Loan borrowed by the Borrower on the Closing Date. The aggregate principal amount of Series 2024 Term Loans as of the Closing Date is $1,600,000,000.
“Series 2024 Term Loan Commitments” shall mean with respect to each Lender, the commitments to make Series 2024 Term Loans to the Borrower on the Closing Date, the amount of which is set forth opposite such Lender’s name on Schedule 1.1(b) hereof as such Lender’s “Series 2024 Term Loan Commitment”.
“Series 2024 Term Loan Credit Facility” shall mean the Series 2024 Term Loans.
“Series 2024 Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date or if such date is not a Business Day, the immediately preceding Business Day.
“Series 2024 Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).
“Series 2024 Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).
“Seventh Amendment” shall mean that certain Seventh Amendment to Amended and Restated Credit Agreement, Amendment to Security Documents, and Release of Foreign Obligations and Certain Credit Parties, dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent and others.
“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Existing Revolving Credit Commitment” shall have the meaning given to such term in Section 2.15(b).
“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary, (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the Consolidated Total Assets of the Borrower and the Subsidiaries at such date, or (ii) whose revenues during such Test Period were equal to or greater than 10% of the consolidated revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP, and (c) each other Unrestricted Subsidiary that is the subject of an Event of Default under Section 11.5 and that, when such Subsidiary’s total assets or revenues are aggregated with the total assets or revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 11.5 would constitute a Specified Subsidiary under clause (b) above.
“Specified Stock Consideration” shall have the meaning provided in Section 10.6(j).
“Specified Transaction” shall mean, with respect to any period, any Permitted Acquisition, Investment, Disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation, New Term Loan, New Revolving Credit Commitment or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”
“Sponsor” shall mean any of KKR and its Affiliates but excluding portfolio companies of any of the foregoing.
“Sponsor Group” shall mean the Persons listed on Schedule 1.1(h).
“State Educational Agency” shall mean a governmental authority of any state of the United States, or the District of Columbia, that provides legal authorization to the Borrower or any U.S. Institution Subsidiary to operate postsecondary education institutions or programs.
“Stated Amount” of any Letter of Credit shall mean the Dollar Equivalent of the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.
“Status” shall mean the existence of Level I Status or Level II Status, as the case may be, as in effect on such date, as determined pursuant to Section 1.7.

“Sterling” or “£” shall mean lawful currency of the United Kingdom.
“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
“Subject Financial Statements” shall have the meaning given such term in Section 9.1.
“Subsequent Period” shall mean the period beginning with and including the first period for which financial statements are delivered pursuant to Section 1.8(c) reflecting a change in the accounting for Not-for-Profit Universities.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time, and (c) any affiliated not-for-profit, non-stock universities that are controlled through majority voting interests of their respective boards of directors. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Successor Company” shall have the meaning provided in Section 10.3(i)(i).
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Successor Restricted Subsidiary” shall have the meaning provided in Section 10.3(j)(ii).
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.
“Swingline Commitment” shall mean $10,000,000.
“Swingline Exposure” shall mean, with respect to any Lender at any given time, such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.

“Swingline Lender” shall mean each Lender or Affiliate of a Lender that has agreed to be a Swingline Lender hereunder to be mutually agreed by the Administrative Agent and the Borrower, or any replacement or successor thereto.
“Swingline Loans” shall have the meaning provided in Section 2.1(e).
“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Series 2022 Revolving Credit Maturity Date.
“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s (a) Series 2024 Term Loan Commitment and (b) if applicable, New Term Loan Commitment made after the Closing Date with respect to any Series.
“Term Loan Extension Request” shall have the meaning given to such term in Section 2.15(a).
“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.
“Term Loan Maturity Date” shall mean any date on which any Term Loan shall mature and become fully due and payable hereunder, including the Series 2024 Term Loan Maturity Date and any New Term Loan Maturity Date.
“Term Loans” shall mean the Series 2024 Term Loans and any New Term Loans (of each Series) incurred after the Closing Date, collectively.
“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.
“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date), (b) the amount of Total Term Loan Commitments that are undrawn at such date and (c) without duplication of clause (b), the aggregate outstanding principal amount of all Term Loans at such date.
“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Revolving Credit Lenders.

“Total Term Loan Commitment” shall mean the sum of the Series 2024 Term Loan Commitments and the New Term Loan Commitments made after the Closing Date, if applicable, of all the Lenders.
“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Restricted Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.
“Transactions” shall mean the Closing Date Transaction having the meaning provided in the Recitals, the issuance of the 2025 Notes (as defined below) pursuant to the 2025 Indenture (as defined below), the refinancing, redemption, purchase or defeasance of all or part of the 2019 Notes within sixty (60) days after the Closing Date and the issuance of the Exchange Notes pursuant to the Exchange Indenture.
“Transferee” shall have the meaning provided in Section 14.6(e).
“Trigger Date” shall mean the day following the date on which Section 9.1 Financials were delivered to the Administrative Agent for the fiscal quarter ending on March 31, 2017.
“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan and (b) as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Revolving Credit Loan.
“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“Unrestricted Cash” shall mean the aggregate cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower , in accordance with GAAP, as at such date minus any amount thereof held by Unrestricted Subsidiaries.
“Unrestricted Subsidiary” shall mean (a) each Subsidiary on Schedule 1.1(f), (b) any Subsidiary of the Borrower that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (c) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (b) and (c), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the net book value of the Borrower’s direct or indirect investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation and (y) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto and (d) each Subsidiary of an Unrestricted Subsidiary. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (x) to the extent such Subsidiary has outstanding

Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the Senior Secured Incurrence Test (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (y) no Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Non-Domestic Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.
“U.S. Institution Subsidiary Collateral Agreement” shall mean an Amended and Restated Collateral Agreement by and among each U.S. Institution Subsidiary required to pledge its assets pursuant to Sections 9.11 and 9.12 (or which does pledge its assets) and the Collateral Agent, in the form attached hereto as Exhibit D-3 or otherwise acceptable to the Collateral Agent.
“U.S. Institution Subsidiary” shall mean (i) as of the Closing Date, Walden, Kendall College, LLC, an Illinois limited liability company, New School of Architecture and Design, LLC, a California limited liability company and the University of St. Augustine for Health Sciences, LLC, a California limited liability company, and (ii) after the Closing Date, each other Subsidiary of the Borrower which receives any funds from the U.S. Department of Education under Title IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. § 1070 et seq.
“U.S. Lender” shall have the meaning provided in Section 5.4(h).
“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.
“Walden” shall mean Walden University, LLC, a Florida limited liability company.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)    Whenever any performance obligation hereunder or under any other Credit Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.
1.3    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated EBITDA to Consolidated Interest Expense Ratio and the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any

Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law
1.6    Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.5 and 10.6 with respect to any amount in a currency other than Dollars (other than with respect to (a) any amount derived from the financial statements of the Borrower or its Subsidiaries or (b) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Screen Rate for such currency for the most recent twelve-month period immediately prior to the date of determination. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness denominated in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof at the Screen Rate in effect at the time of such incurrence or advancement.
1.7    Determinations of Status. Each determination of Status shall be made as follows:
(a)    Subject to clauses (b) and (c) of this Section 1.7, no change in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective until two Business Days after the date on which the Administrative Agent shall have received (a) the applicable Section 9.1 Financials and (b) the officer’s certificate required under Section 9.1(c) with respect to such Section 9.1 Financials. The Consolidated Total Debt to Consolidated EBITDA Ratio will be determined as of the end of the Test Period ending at the end of the fiscal period covered by such Section 9.1 Financials. Such Status shall remain in effect until the next change to be effected pursuant to this Section 1.7.
(b)    Notwithstanding anything to the contrary contained in this Section 1.7 or elsewhere in this Agreement (other than clause (c) of this Section 1.7), if the Consolidated Total Debt to Consolidated EBITDA Ratio or Status set forth in any officer’s certificate delivered to the Administrative Agent pursuant to Section 9.1(c) is shown to be inaccurate (as of a time when unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)) for any reason and such inaccuracy, if corrected, would have led to the application of a higher Applicable ABR Margin or the Applicable LIBOR Margin for any period (an “Applicable Period”) than the Applicable ABR Margin or the Applicable LIBOR Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct officer’s certificate required under Section 9.1(c) for such Applicable Period, (ii) the Applicable ABR Margin and/or Applicable LIBOR Margin shall be retroactively determined as if the Consolidated Total Debt to Consolidated EBITDA Ratio were at Level I Status and (iii) the Borrower shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased Applicable ABR Margin or the Applicable LIBOR Margin for such Applicable Period. Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 2.8(c) or Section 11.
(c)    Notwithstanding the foregoing, Level I Status shall be deemed to exist at any time (i) the Borrower has not submitted to the Administrative Agent the applicable Section 9.1 Financials or officer’s certificate required under Section 9.1(c) or (ii) an Event of Default exists and is continuing.

(d)    Within one Business Day of receipt of the applicable Section 9.1 Financials or officer’s certificate required under Section 9.1(c), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable ABR Margin and/or the Applicable LIBOR Margin in effect from such date.
1.8    Not-For-Profit Universities.
Notwithstanding anything to the contrary in this Agreement, if at any time the Borrower concludes that one or more of its Not-For-Profit Universities no longer should be included as a fully economically consolidated entity (each such Not-For-Profit University, a “Non-Consolidated Not-For-Profit University”) in the consolidated financial statements of the Borrower delivered to the Administrative Agent in accordance with Sections 9.1(a) or 9.1(b), including the consolidated balance sheet of the Borrower and the related consolidated statements of operations and cash flows:
(a)    the delivery of any consolidated financial statements of the Borrower for any period prior to the Subsequent Period, which consolidated financial statements included any such Non-Consolidated Not-For-Profit University as a consolidated Subsidiary of the Borrower (each “Prior Financial Statements”) and any accompanying certification and narrative report with respect thereto shall not give rise to a Default or an Event of Default due to the inclusion of any such Non-Consolidated Not-For-Profit University in the consolidated financial statements of the Borrower for any period prior to the Subsequent Period;
(b)    any restatement of any Prior Financial Statements solely in connection with any such change in accounting treatment for any Not-For-Profit University shall not give rise to a Default or an Event of Default; and
(c)    for each Subsequent Period, to satisfy the delivery of consolidated financial statements of the Borrower and the Subsidiaries to the Administrative Agent pursuant to Section 9.1(a) or Section 9.1(b), as the case may be, the Borrower shall furnish to the Administrative Agent (i) the consolidated financial statements of the Borrower (excluding any Non-Consolidated Not-For-Profit University) prepared in accordance with GAAP (each “Consolidated Financial Statements”), (ii) the aggregate of the unaudited standalone consolidated financial statements of each Non-Consolidated Not-For-Profit University (each “Non-Consolidated NFP Financial Statements”) prepared in accordance with GAAP and (iii) a reconciliation reflecting the aggregate of the results of (A) the Consolidated Financial Statements and (B) the aggregate results of the Non-Consolidated NFP Financial Statements (the reconciliation referred to in clause (iii) of Section 1.8(c) is referred to as the “Lender Financials”).
In addition, notwithstanding anything to the contrary herein, the Borrower shall not be deemed to have failed to comply with any of its agreements under Sections 9.1(a) or 9.1(b) for the purposes of Section 11.3 if any such failure to comply is caused by a need to restate any Prior Financial Statements solely in connection with any such change in accounting treatment for any Not-For-Profit University until such failure shall continue unremedied 120 days after the date any report is required to be filed with SEC or delivered to the Administrative Agent pursuant to Sections 9.1(a) or 9.1(b).
SECTION 2.    Amount and Terms of Credit.

2.1    Commitments.
(a)    On the Closing Date, in accordance with and upon the terms and conditions set forth herein and in the Seventh Amendment, the Series 2024 Term Loan Lenders having a Series 2024 Term Loan Commitment agree to make a Series 2024 Term Loan in Dollars to the Borrower on the Closing Date in a principal amount equal to its Series 2024 Term Loan Commitment, provided that, to the extent that any such Series 2024 Term Loan Lender has agreed to continue its Term Loans under the Existing Credit Agreement outstanding on the Closing Date and to reclassify such Term Loans as Series 2024 Term Loans pursuant to the terms of the Seventh Amendment, an amount equal to the principal amount of such Lender’s continued Term Loans reclassified as Series 2024 Term Loan Amount shall be deemed made to the Borrower. All Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Term Loans, provided that all Term Loans made by each of the Term Loan Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Term Loan Lender the Term Loan Commitment of such Term Loan Lender and (iv) shall not exceed in the aggregate the Total Term Loan Commitments. On the Series 2024 Term Loan Maturity Date, the Borrower shall repay all then unpaid Series 2024 Term Loans in full in Dollars.
(b)
(i)    On the Closing Date, in accordance with, and upon the terms and conditions set forth in, the Seventh Amendment, (x) the Revolving Credit Commitment of each Revolving Credit Lender party to the Seventh Amendment existing immediately before the Closing Date shall continue hereunder and be reclassified as a Series 2022 Revolving Credit Commitment on such date and (y) each of the other Revolving Credit Lenders party to the Seventh Amendment shall have the Series 2022 Revolving Credit Commitments, in each case, as set forth on Schedule 1.1(b), such that on the Closing Date the Revolving Credit Lenders, whether a Revolving Credit Lender under the Existing Credit Agreement or otherwise, shall have the Series 2022 Revolving Credit Commitments set forth on Schedule 1.1(b).
(ii)    Subject to and upon the terms and conditions herein set forth, each Lender having a Series 2022 Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars or Alternative Currencies (each a “Series 2022 Revolving Credit Loan” or a “Series 2022 Revolving Credit Loan”) to the Borrower, which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to (but not on) the Series 2022 Revolving Credit Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans (in the case of Revolving Credit Loans denominated in Dollars only) or LIBOR Revolving Credit Loans, provided that all Series 2022 Revolving Credit Loans made by each of the Series 2022 Revolving Credit Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Series 2022 Revolving Credit Loans of the same Type, and (C) may be repaid and reborrowed in accordance with the provisions hereof.
(c)    Each Series 2022 Revolving Credit Loan (A) shall not, for any Series 2022 Revolving Credit Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Series 2022 Revolving Credit Lender’s Series 2022 Revolving Credit Exposure at such time exceeding such Series 2022 Revolving Credit Lender’s Series 2022 Revolving Credit Commitment at such time, (B) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Series 2022 Revolving Credit Lenders’ Series 2022 Revolving Credit Exposures at such time exceeding the Series 2022 Total Revolving Credit Commitment then in effect, (C) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Aggregate Multicurrency Exposures at such time exceeding the Multicurrency Sublimit then in effect and (D) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Available Revolving Commitments being less than zero. On the Series 2022 Revolving Credit Maturity Date, all Series 2022 Revolving Credit Loans shall be repaid in full by the Borrower in Dollars or the applicable Alternative Currency.
(d)    Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).
(e)    Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. Each outstanding Swingline Loan shall be repaid in full on the Swingline Maturity Date. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.
(f)    On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Administrative Agent (which shall notify each Revolving Credit Lender) that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans denominated in Dollars, in which case Revolving Credit Loans denominated in Dollars constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Revolving Credit Lender pro rata based on each such Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing (but only if it is a Business Day) or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing the same from and after such date of purchase. Participations in Swingline Loans shall be allocated to the Series 2022 Revolving Credit Lenders ratably in accordance with their Series 2022 Revolving Credit Commitments. To the extent that any Swingline Loans shall have been funded pursuant to a Mandatory Borrowing comprised of Series 2022 Revolving Credit Loans, such Mandatory Borrowings shall be subject to repayment in accordance with the terms of the Series 2022 Revolving Credit Loans and on the Series 2022 Revolving Credit Maturity Date. To the extent that any Series 2022 Swingline Loans remain outstanding on the Series 2022 Revolving Credit Maturity Date, such Series 2022 Swingline Loans shall be subject to repayment in full on such date. To the extent any Series 2022 Revolving Credit Lender holds any participations in any Swingline Loan as a result of there not having occurred a Mandatory Borrowing under this Section 2.1(f), then on the Series 2022 Revolving Credit Maturity Date, the Swingline Loans shall be prepaid in an amount such that after such prepayment, no Series 2022 Revolving Credit Lenders shall still hold any participation in Swingline Loans hereunder.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $1,000,000 in excess thereof (or £1,000,000 in the case of Revolving Credit Loans denominated in Sterling or €1,000,000 in the case of Revolving Credit Loans denominated in Euro or, with respect to a Borrowing in any other Alternative Currency, in a multiple thereof in an amount to be agreed upon by the Administrative Agent and the Borrower) and Swingline Loans shall be in a minimum amount of $500,000 and in a multiple of $500,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(f) and Revolving Credit Loans to reimburse a Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 8 Borrowings of LIBOR Loans under this Agreement.
2.3    Notice of Borrowing.
(a)    The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if such Term Loans are to be initially LIBOR Loans (or prior to 9:00 a.m. (New York City time) two Business Days’

prior written notice in the case of a Borrowing of Term Loans to be made on the Closing Date initially as LIBOR Loans), and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 Noon (New York City time) on the date of the Borrowing of Term Loans if such Term Loans are to be ABR Loans. Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall specify (i) the identity of the Borrower, (ii) the aggregate principal amount of the Term Loans to be made under the applicable Credit Facility, (iii) the date of the Borrowing and (iv) whether the Term Loans shall consist of ABR Term Loans (in the case of Loans denominated in Dollars) and/or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
(b)    Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or Borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (A) prior to 12:00 Noon (New York City Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Revolving Credit Loans denominated in Dollars (or prior to 9:00 a.m. (New York City time) two Business Days’ prior written notice in the case of a Borrowing of Revolving Credit Loans to be made on the Closing Date initially as LIBOR Loans denominated in Dollars), (B) prior to 12:00 Noon (New York City time) at least four Business Days’ prior written notice (or telephone notice promptly confirmed in writing) of the Borrowing of Revolving Credit Loans denominated in Alternative Currencies and (C) prior to 10:00 a.m. (New York City time) on the date of such Borrowing prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify:
(A)    that the Borrower is the Borrower requesting the Revolving Credit Loan;
(B)    that the requested Borrowing is a Revolving Credit Loan;
(C)    the aggregate principal amount and currency of the Revolving Credit Loans to be made pursuant to such Borrowing;
(D)    the date of Borrowing (which shall be a Business Day); and
(E)    whether the respective Borrowing shall consist of ABR Loans (in the case of Revolving Credit Loans denominated in Dollars) or LIBOR Revolving Credit Loans and, if LIBOR Revolving Credit Loans, the Interest Period to be initially applicable thereto.
The Administrative Agent shall promptly after receipt of the Notice of Borrowing give each Revolving Credit Lender written notice (or telephonic notice promptly confirmed in writing), at such Revolving Credit Lender’s Lending Office, of each proposed Borrowing of Revolving Credit

Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.
(c)    Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.
(d)    Mandatory Borrowings shall be made upon the notice specified in Section 2.1(f), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
(e)    Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(f)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.
2.4    Disbursement of Funds.
(a)    No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that (i) on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions and (ii) all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York City time) on the date requested.
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in the applicable currency and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in the applicable currency. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5    Repayment of Loans; Evidence of Debt.
(a)    The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the applicable Term Loan Maturity Date, the then-outstanding applicable Term Loans, in Dollars. The Borrower shall repay to the Administrative Agent for the benefit of the applicable Lenders, on the applicable Revolving Credit Maturity Date, the then outstanding applicable Revolving Credit Loans made to the Borrower, in the currency in which such Revolving Credit Loans are denominated. The Borrower shall repay to the Administrative Agent, in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-outstanding Swingline Loans.
(b)    Subject to adjustments pursuant to Section 5.1 or 5.2, the Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Term Loan Lenders with Series 2024 Term Loans, on the last day of March, June, September and December in each year prior to the Maturity Date (or, if not a Business Day, the immediately preceding Business Day) (each, a “Series 2024 Term Loan Repayment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Series 2024 Term Loans on the Closing Date, and the final principal repayment installment of the 2024 Term Loans shall be repaid on the Maturity Date in an amount equal to the aggregate principal amount of 2024 Term Loans outstanding on such day (each, a “Series 2024 Term Loan Repayment Amount”):
(c)    In the event that any additional New Term Loans are made, such additional New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement.
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)    The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan, Revolving Credit Loan or Swingline Loan, as applicable, the Class and Type of each Loan made, the currency in which made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
2.6    Conversions and Continuations.
(a)    Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Term Loans or Revolving Credit Loans denominated in Dollars of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (v) Revolving Credit Loans denominated in Alternative Currencies may not be converted to ABR Loans. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York City time) at least (i) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans denominated in Dollars, (ii) four Business Days’, in the case of a continuation of LIBOR Loans denominated in an Alternative Currency or (iii) one Business Day’s in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)    If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans (other than Loans denominated in Alternative Currencies) and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans (other than Borrowings of LIBOR Loans denominated in Alternative Currencies), the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) of this Section 2.6, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to Borrowings of LIBOR Loans denominated in Alternative Currencies, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of LIBOR Loans with an Interest Period of one month.
(c)    No Loan may be converted into or continued as a Loan denominated in a different currency.
2.7    Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
2.8    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBO Rate, in effect from time to time.
(c)    If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or any other amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which such Loan is denominated. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) in full at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three, six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period.
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.
2.10    Increased Costs, Illegality, Etc.

(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent, (y) in the case of clauses (ii) and (iii) below, any Lender, or (z) in the case of clause (iv) below, any Lender or the Administrative Agent, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the LIBO Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or
(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market;
(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market; or
(iv)    at any time, that any change in law occurring after the date hereof shall subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) and (iv) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Term Loans and LIBOR Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Term Loans or LIBOR Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clauses (ii) and (iv) above, the Borrower shall pay to such Lender or Agent, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or Agent in its reasonable discretion shall determine) as shall be required to compensate such Lender or Agent for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender or Agent, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclauses (A) or (B), as applicable, of Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
(b)    At any time that (A) any LIBOR Loan denominated in Dollars is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b), or (B) any LIBOR Loan denominated in an Alternative Currency is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) prepay each such LIBOR Loan or (y) keep such LIBOR Loan outstanding, in which case the LIBO Rate with respect to such Loan shall be deemed to be the rate reasonably determined by such Lender as the all-in-cost of funds to fund such Loan with maturities comparable to the Interest Period applicable thereto.
(c)    If, after the date hereof, any Change in Law relating to capital adequacy or liquidity requirements of any Lender, or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the date hereof, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
2.11    Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(a)(iv), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.
2.14    Incremental Facilities.
(a)    (i) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”), and (ii) the Borrower may by written notice to Administrative Agent elect to request the establishment of one or more increases in Series 2022 Revolving Credit Commitments (the “New Revolving Credit Commitments” or the “New Revolving Credit Commitments”; the New Revolving Credit Commitments together with the New Term Loan Commitments, collectively, the “New Loan Commitments”), in the case of clauses (a)(i) and (a)(ii) by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate from the Closing Date and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans or New Revolving Credit Loans, each of the conditions set forth in Section 7 shall be satisfied; (iii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(c) and (b); (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable; and (v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date may, as agreed to by the Borrower and the New Term Lenders making such New Term Loans, be designated as a separate series (“Series”) of New Term Loans or a part of an existing Series or Class of Term Loans, in each case for all purposes of this Agreement.
(b)    On any Increased Amount Date on which New Revolving Credit Commitments of the applicable Series are effected, subject to the satisfaction of the foregoing terms and conditions, (A) the Borrower shall have made arrangements with the Administrative Agent to prepay certain Revolving Credit Loans on any Increased Amount Date pursuant to procedures as may be agreed by the Borrower and the Administrative Agent, and (B) each Lender with a New Revolving Credit Commitment (each, a “New Revolving Credit Lender” or a “New Revolving Credit Lender”) shall become a Lender with respect to the Revolving Credit Commitment of the applicable Series and all matters relating thereto, and each Loan made thereunder (each, a “New Revolving Credit Loan” or a “New Revolving Credit Loan”) shall be deemed for all purposes a Revolving Credit Loan of the applicable Series.
(c)    On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.
(d)    The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to the existing Series 2024 Term Loans; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Series 2024 Term Loan Maturity Date and mandatory prepayment and other payment rights pursuant to the terms of this Agreement (other than scheduled amortization) of the New Term Loans and the existing Series 2024 Term Loans shall be identical, (ii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided that (x) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the existing Series 2024

Term Loans and (y) solely with respect to any New Term Loans that are established within 18 months of the Closing Date, if the Applicable LIBOR Margin or Applicable ABR Margin in respect of the New Term Loans exceeds the Applicable LIBOR Margin or Applicable ABR Margin, as applicable, in respect of the existing Series 2024 Term Loans by more than 0.50%, the Applicable LIBOR Margin or Applicable ABR Margin in respect of the existing Series 2024 Term Loans, as applicable, shall be adjusted to be equal to the Applicable LIBOR Margin or Applicable ABR Margin, as applicable, in respect of the New Term Loans minus 0.50%; provided, further, that in determining the Applicable LIBOR Margin and Applicable ABR Margin, (x) original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrower to the New Term Loan Lenders under the New Term Loans and to the Lenders of the existing Series 2024 Term Loans in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity); provided, further, that if the LIBOR Rate (or ABR) in respect of the New Term Loans includes a floor greater than the LIBOR floor (or ABR floor, as applicable) applicable to the Series 2024 Term Loans, such excess amount shall be equated to interest margin for purposes of determining any increase to the Applicable Margin in respect of the Series 2021 Extended Term Loans; and (iii) all other terms applicable to the New Term Loans of each Series that differ from the existing Series 2024 Term Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement). The terms and provisions of the New Revolving Credit Loans and the New Revolving Credit Commitments shall be identical to the Revolving Credit Loans and the Revolving Credit Commitments, respectively.
(e)    Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14.
2.15    Option to Extend.
(a)    The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be converted except (x) (A) the scheduled final maturity date shall be extended and (B) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (d) of this Section 2.15 below), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and (z) notwithstanding anything to the contrary in this Section 2.15 or otherwise, Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.
(b)    The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments, any Extended Revolving Credit Commitments and/or any New Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment”) except (x) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (y) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the Revolving Credit Commitment Fee Rate for the Specified Existing Revolving Credit Commitment, in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Existing Revolving Credit Commitments shall be made on a pro rata basis with all other Extended Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 14.6. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).
(c)    The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment, as applicable, of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(e) and Letters of Credit under Article 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date may be extended and the related obligations to make Swingline Loans may be continued so long as the Swingline Lender has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension). Notwithstanding the foregoing, for the avoidance of doubt, the Letter of Credit Commitments shall not be extended unless the prior written consent of the applicable Letter of Credit Issuer is obtained.
(d)    Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(d) and notwithstanding anything to the contrary set forth in Section 14.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $75,000,000. In addition to any terms and changes required or permitted by Section 2.15(a) or Section 2.15(b), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment; provided that any changes to the requirements with respect to the final maturity date and weighted average life to maturity of New Term Loans shall neither reduce the minimum weighted average life to maturity nor shorten the earliest permitted final maturity date to a date earlier than such date under the Existing Terms Loans as was in effect prior to such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.15 and without limiting the generality or applicability of Section 14.1 to any Section 2.15 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.15 Additional Amendments comply with and do not conflict with the requirements of Section 2.15(a) and do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans or New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with Section 14.1. It is understood and agreed that each Lender that has consented to an Extension Amendment will consent for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Credit Documents authorized by this Section 2.15 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.15 Additional Amendment. In connection with any Extension Amendment, the Borrower or the Subsidiary Borrower, as applicable, shall deliver such documents as may be reasonably requested by the Administrative Agent in connection with any such transaction and, if requested, a customary legal opinion of counsel reasonably acceptable to the Administrative Agent.
(e)    Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with subsection (a) and/or (b) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Revolving Credit Commitments to Extended Revolving Credit Commitments. No

reduction or allocation pursuant to this Section 2.15(e) shall constitute a voluntary or mandatory payment or prepayment or commitment reduction under Section 4.2, Section 5.1 or Section 5.2.
2.16    Permitted Debt Exchanges.
(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, as applicable, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) with outstanding Term Loans under one or more Classes of Term Loans (as determined by the Borrower) on the same terms, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Additional Debt in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders,
(ii)    the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans,
(iii)    the aggregate principal amount (calculated on the face amount thereof) of all Term Loans under each applicable Class exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation),
(iv)    if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered,
(v)    each such Permitted Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class,
(vi)    all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent,
(vii)    any applicable Minimum Tender Condition shall be satisfied, and
(viii)    with respect to any Permitted Debt Exchange of Term Loans, the final maturity date and weighted average life to maturity shall be equal to (or later than) such dates under the Class of Terms Loans as was in effect prior to such Permitted Debt Exchange, (ix) to the extent the Permitted Debt Exchange Notes are secured by a Lien, the collateral under such Lien shall also be covered by the Lien securing the Obligations, and (x) the Permitted Debt Exchange Notes shall not be guaranteed except by one or more Guarantors.
(b)    With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.16,
(i)    such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and
(ii)    such Permitted Debt Exchange Offer shall be made for not less than $75,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (i) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.
(c)    In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall deliver such documents as may be reasonably requested by the Administrative Agent in connection with such transaction, and an opinion of counsel reasonably acceptable to the Administrative Agent. The Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.16 and without conflict with Section 2.16(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.
(d)    The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with the Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.
2.17    Termination of Defaulting Lender; Cure.
(a)    The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.18 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim of the Borrower, the Administrative Agent, the Swingline Lender or any Lender may have against such Defaulting Lender.
(b)    Notwithstanding the above, if the Borrower, the Administrative Agent, the Required Lenders and the Swingline Lender agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated escrow account referred to in Section 2.18), such Lender shall purchase at par such portions of the outstanding Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Loans on a pro rata basis in accordance with their respective Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(c)    In addition, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Letter of Credit Issuer will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless:
(i)    in the case of a Defaulting Lender, the Letter of Credit Exposure and the Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future

Letters of Credit and Swingline Loans, to the Non-Defaulting Lenders as provided in clause (a) of Section 2.18, and
(ii)    to the extent full reallocation does not occur as provided in clause (i) above, without limiting the provisions of Section 3.8(c), the Borrower Cash Collateralize the obligations of the Borrower in respect of such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or make other arrangements satisfactory to the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender, or
(iii)    to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clauses (i) or (ii), then in the case of a proposed issuance of a Letter of Credit or making of a Swingline Loan, by an instrument or instruments in form and substance satisfactory to the Administrative Agent, and to the Letter of Credit Issuer and the Swingline Lender, as the case may be, (x) the Borrower agree that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the portion thereof as to which such Defaulting Lender or Potential Defaulting Lender would otherwise be liable, and (y) if requested by the Letter of Credit Issuer, the Non-Defaulting Lenders confirm, in their discretion, that their obligations in respect of such Letter of Credit or Swingline Loan shall be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders and that the pro rata payment provisions of Section 5.3(a) will be deemed adjusted to reflect this provision (provided that nothing in this clause (iii) will be deemed to increase the Commitment of any Lender, nor to constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).
2.18    Reallocation of Defaulting Lender Commitment. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding Swingline Exposure of such Defaulting Lender:
(a)    the Letter of Credit Exposure and the Swingline Exposure of such Defaulting Lender will, upon notice by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments (with respect to the Letter of Credit Exposure and the Swingline Exposure); provided that (a) the total Revolving Credit Exposure of each Non-Defaulting Lender (including its total Letter of Credit Exposure and total Swingline Exposure, as so reallocated) may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender, and (c) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender;

(b)    to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (a) above or otherwise, the Borrower will, not later than five Business Days after demand by the Administrative Agent, (i) Cash Collateralize the obligations of the Borrower to the Letter of Credit Issuer and the Swingline Lender in respect of such Letter of Credit Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure or Swingline Exposure, (ii) in the case of such Swingline Exposure prepay in full the unreallocated portion thereof, or (iii) make other arrangements satisfactory to the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(c)    any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated non-interest bearing escrow account until (subject to Section 2.17(b)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: First to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letter of Credit disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(d)    In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, then, to the extent that any portion of a Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot be reallocated in accordance with clause (a) above, whether by reason of the first proviso in clause (a) above or otherwise, and is not Cash Collateralized in accordance with clause (b) above by the Borrower no later than five Business Days after demand by the Administrative Agent, each of the Letter of Credit Issuer and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, through the Administrative Agent, Notices of Borrowing pursuant to Section 3.4 in such amounts and in such times as may be required to (i) reimburse an outstanding Letter of Credit disbursement, (ii) repay an outstanding Swingline Loan, or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.
SECTION 3.    Letters of Credit.

3.1    Letters of Credit.
(a)    (i) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Maturity Date upon the request of the Borrower, as applicant, and for the direct or indirect benefit of, the Borrower and the Restricted Domestic Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the applicable Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Domestic Subsidiary.
(b)    Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) no Letter of Credit in an Alternative Currency shall be issued the Stated Amount of which would cause the Aggregate Multicurrency Exposures at the time of the issuance thereof to exceed the Multicurrency Sublimit then in effect; (iv) each Letter of Credit (other than a DOE Letter of Credit which may have a later expiration date by the terms thereof) shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided that in no event shall such expiration date occur later than the L/C Maturity Date (other than a DOE Letter of Credit); (v) each Letter of Credit shall be denominated in Dollars or an Alternative Currency; (vi) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) either the rescission of such notice from the party or parties originally delivering such notice or a cure of the Default or Event of Default described in such notice from any Credit Party or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1; (viii) no Letter of Credit Issuer will have any obligation to issue any Letter of Credit, the Stated Amount of which, when added to the Letter of Credit Outstandings at such time of such Letter of Credit Issuer, would exceed the Letter of Credit Commitment of such Letter of Credit Issuer then in effect; and (ix) if the Revolving Credit Commitments are extended by one or more Extending Lenders pursuant to an Extension Amendment and the prior written consent of the applicable Letter of Credit Issuer is obtained, any Letter of Credit Commitments of such Extending Lenders shall be extended pro rata for such Extending Lenders.
(c)    Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letter of Credit Outstandings shall not exceed the Letter of Credit Commitment.

3.2    Letter of Credit Requests.
(a)    Whenever the Borrower desires that a Letter of Credit be issued for its account, or the Borrower, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 11:00 a.m. (New York City time) at least three (or such lesser number as may be agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer) Business Days prior to the proposed date of issuance or amendment. Each notice shall be executed by the Borrower and shall be in the form of Exhibit E (each a “Letter of Credit Request”). The applicable Letter of Credit Issuer may also request that the Borrower execute and deliver such Letter of Credit Issuer’s standard letter of credit application form. In the event of any inconsistencies between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, a Letter of Credit Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    If the Borrower so requests in any applicable Letter of Credit Request, the applicable Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the applicable Letter of Credit Issuer not to permit such extension.
(c)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.
(d)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower, that the Letter of Credit may be issued in accordance with, and will not violate the requirements of Section 3.1(b).

3.3    Letter of Credit Participations.
(a)    Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3(a)(i), a “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(c) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
(b)    In determining whether to pay under any Letter of Credit, the applicable Letter of Credit Issuer shall have no obligation other than to confirm that documents have been delivered that appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.
(c)    In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent (who shall notify each L/C Participant) of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer the amount of such L/C Participant’s Revolving Credit Commitment Percentage of the Dollar Equivalent of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund its L/C Participation in a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on such Business Day in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment except as provided in Section 2.18.
(d)    Whenever a Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in the currency in which such payment was received and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the Dollar Equivalent of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the receipt by the applicable Letter of Credit Issuer of the payment made pursuant to Section 3.3(c), at the Overnight Rate.
(e)    (i) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit and (ii) the obligation of the Borrower to reimburse the applicable Letter of Credit Issuer for drawings honored under any Letter of Credit issued by it and to repay any payments made by Lenders pursuant to Section 3.3(c), in each case, shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person or, in the case of a Lender, against the Borrower, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

(v)    the payment by a Letter of Credit Issuer under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;
(vi)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;
(vii)    any breach hereof or any other Credit Document by any party thereto;
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or
(ix)    the occurrence of any Default or Event of Default;
provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of a Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.
(f)    Until the Series 2022 Revolving Credit Maturity Date, L/C Participations in Letters of Credit shall be allocated in accordance with the aggregate Revolving Credit Commitments.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    The Borrower hereby agrees to reimburse the applicable Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit issued by such Letter of Credit Issuer at the request of the Borrower, in the same currency in which such drawing was made. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the applicable Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the weighted average of the Applicable ABR Margins (with such weighted average determined by reference to the aggregate Revolving Credit Commitments of each Class then existing) plus the ABR as in effect from time to time; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars or the applicable Alternative Currency and which shall be ABR Loans if denominated in Dollars) on the Reimbursement Date in the amount, or Dollar Equivalent of the amount, as applicable, of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant, at its applicable Lending Office, of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars or the applicable Alternative Currency in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage (each as determined after giving effect to Section 3.3(f)), of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the Letter of Credit Outstandings in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the applicable Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned for cancellation while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(b)    The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuers with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against any Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing and without regard to any adverse change in the relevant exchange rates or in the availability of the Alternative Currency to the Borrower or in the relevant currency markets generally; provided that the Borrower shall not be obligated to reimburse a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a court of competent jurisdiction in a final and non-appealable judgment.
3.5    Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by a Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by a Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, (b) impose on a Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder, or (c) shall subject any Letter of Credit Issuer or such L/C Participant to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, Letters of Credit or L/C Participations therein, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the affected Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the affected Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the affected Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.
3.6    New or Successor Letter of Credit Issuer.
(a)    Each Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) and the Borrower; provided, however, notwithstanding the foregoing, if a Letter of Credit Issuer has issued a DOE Letter of Credit, such Letter of Credit Issuer may resign as a Letter of Credit Issuer only upon at least 120 days’ prior written notice to the Administrative Agent and the Borrower. The Borrower may replace a Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the affected Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit, or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor issuer of Letters of Credit, or another new Letter of Credit Issuer, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” and, as applicable, “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the resigned or replaced Letter of Credit Issuer’s successor or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(b)    To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7    Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the applicable Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit as determined by a court of competent jurisdiction in a final and non-appealable judgment. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
3.8    Cash Collateral; Other.
(a)    (i) Upon the request of the Required Revolving Credit Lenders if, as of the L/C Maturity Date, there are any Letter of Credit Outstandings (including with respect to any DOE Letter of Credit), the Borrower shall immediately Cash Collateralize the then Letter of Credit Outstandings; provided, however, the Borrower may otherwise collateralize all or part of the then Letter of Credit Outstandings with “back to back” letters of credit or provide other credit support on terms reasonably satisfactory to the respective Letter of Credit Issuer.
(b)    If any Event of Default shall occur and be continuing, the Revolving Credit Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure may require that the L/C Obligations be Cash Collateralized.
(c)    If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the Letter of Credit Issuer may (except, in the case of a Defaulting Lender, to the extent the Commitments have been reallocated pursuant to Section 2.18), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Letter of Credit Issuer in respect of such Letter of Credit (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and the Letter of Credit Issuer in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.
(d)    “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, or cash or deposit account balances in the currencies in which the Letter of Credit Outstandings are denominated and in an amount equal to 102% of the amount of the applicable Letter of Credit Outstandings required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower and the Subsidiary Borrower, as applicable, hereby grants to the Administrative Agent, for the benefit of the applicable Letter of Credit Issuer and the applicable L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent or the Collateral Agent, or a bank approved by the Administrative Agent and such deposit accounts shall, in each case, be subject to a control agreement made in favor of the Administrative Agent or the Collateral Agent and reasonably satisfactory to it.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
SECTION 4.    Fees; Commitments.
4.1    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (“Revolving Credit Commitment Fees”) for each day from the Closing Date to the Series 2022 Revolving Credit Termination Date. Each Revolving Credit Commitment Fee shall be payable (x) quarterly in arrears on each Applicable Date (for the three-month period (or portion thereof) ended on such day for which no payment has yet been received) and (y) on the Series 2022 Revolving Credit Termination Date (for the period ended on such date and beginning on the last date in respect of which no payment has yet been received pursuant to clause (x) above). For each day during such period the Revolving Credit Commitment Fee shall be computed on the Available Revolving Commitments as in effect on such day, at a rate per annum equal to the Revolving Credit Commitment Fee Rate in effect on such day.
(b)    The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders, pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit, respectively (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Revolving Credit Loans on the average daily Stated Amount of the applicable Letter of Credit. Such Letter of

Credit Fees shall be due and payable (x) quarterly in arrears on each Applicable Date and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.
(c)    The Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letter of Credit Outstandings shall have been reduced to zero.
(d)    The Borrower agrees to pay directly to the applicable Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as such Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.
(e)    Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1 for any portion of any period during which such Lender is a Defaulting Lender.
(f)    The Borrower shall pay to the Administrative Agent additional fees in such amounts and at such times as have been separately agreed.
(g)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 4.1 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided that (a) to the extent that a portion of the Letter of Credit Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.18, such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (b) to the extent of any portion of such Letter of Credit Exposure or Swingline Exposure that cannot be so reallocated or has not been Cash Collateralized in accordance with this Agreement, such fees shall instead accrue for the benefit of and be payable to the Letter of Credit Issuer and the Swingline Lender as their interests appear (and the pro rata payment provisions of Section 5.3(a) shall automatically be deemed adjusted to reflect the provisions of this Section).
4.2    Voluntary Reduction of Commitments.
Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (i) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each Revolving Credit Lender, except in connection with the establishment of any Extended Revolving Credit Commitment, in which case reductions may be applied to different Classes of Revolving Credit Commitments (and shall apply proportionately to each Revolving Credit Lender within each such Class), (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (iii) after giving effect to such termination or reduction and to any prepayments of the Revolving Credit Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit.
4.3    Mandatory Termination of Commitments.
(a)    The Series 2022 Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Series 2022 Revolving Credit Maturity Date
(b)    The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.
(c)    The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.
(d)    The Series 2024 Term Loan Commitment shall terminate at 5:00 p.m. (New York City time) on the Closing Date.
SECTION 5.    Payments.
5.1    Voluntary Prepayments. (a) The Borrower shall have the right to prepay its Term Loans, Revolving Credit Loans and Swingline Loans, as applicable, in each case, without premium or penalty (except set forth in Section 5.1(b)), in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of LIBOR Loans denominated in Dollars, three Business Days prior to, (ii) in the case of Loans denominated in an Alternative Currency, four Business Days prior to, (iii) in the case of ABR Loans (other than Swingline Loans), one Business Day prior to or (iv) in the case of Swingline Loans, on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans denominated in Dollars shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, (iii) any Loans denominated in Euro shall be in a minimum amount of €1,000,000 and in multiples of €100,000 in excess thereof, (iv) any Loans denominated in Sterling shall be in a minimum amount of £1,000,000 and in multiples of £100,000 in excess thereof, (v) any Loans denominated in any other Alternative Currency, in a minimum amount and in multiples to be agreed upon by the Administrative Agent and the Borrower, and (vi) Swingline Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify (and shall apply pro rata to all Lenders holding Term Loans of such Class) and (b) applied to reduce any applicable Repayment Amount in such order as the Borrower may specify. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender. Notwithstanding the foregoing, the Borrower may prepay Extended Term Loans of any Extension Series prior to repayment of Term Loans of the Existing Term Loan Class from which such Extended Term Loans were converted.
(b)    In the event that, on or prior to October 26, 2017, Borrower (x) makes any prepayment of any of the Series 2024 Term Loans in connection with a Repricing Transaction with respect to the Series 2024 Term Loans (other than the prepayment of any of the Series 2024 Term Loans with proceeds of any Indebtedness permitted pursuant to Section 10.1(aa)), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Series 2024 Term Loan Lenders, a payment equal to 1% of the aggregate amount of the applicable Series 2024 Term Loans so repaid or repriced.
5.2    Mandatory Prepayments.
(a)    Term Loan Prepayments. (i) Subject to Section 5.2(g), and 5.2(a)(iii), on each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after its receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within seven Business Days after the occurrence of any Prepayment Event other than a Debt Incurrence Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within seven Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans in a principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.
(i)    Not later than the date that is ninety days after the last day of any Fiscal Year (commencing with and including the Fiscal Year ending December 31, 2017), the Borrower shall prepay, in accordance with clause (c) below, Term Loans in a principal amount equal to (x) 50% of Excess Cash Flow for such Fiscal Year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is less than or equal to 4.75 to 1.00 but greater than 3.75 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto and as certified by an Authorized Officer of the Borrower) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is less than or equal to 3.75 to 1.00, minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such Fiscal Year.

(ii)    Notwithstanding the foregoing, on each occasion that Permitted Additional Debt is issued or incurred pursuant to Section 10.1(m)(i), the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Additional Debt prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Additional Debt.
(b)    Repayment of Revolving Credit Loans.
(i)    If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (collectively, the “Aggregate Revolving Credit Outstandings”) for any reason exceeds 100% of the Total Revolving Credit Commitment then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrower shall Cash Collateralize the Letter of Credit Outstandings to the extent of such excess;
(ii)    If on any date the aggregate amount of the Revolving Credit Lenders’ Multicurrency Exposures (collectively, the “Aggregate Multicurrency Exposures”) for any reason exceeds 105% of the Multicurrency Sublimit as then in effect, the Borrower shall forthwith repay on such date Revolving Credit Loans denominated in Alternative Currencies in a principal amount such that, after giving effect to such repayment, the Aggregate Multicurrency Exposures do not exceed 100% of the Multicurrency Sublimit. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans denominated in Alternative Currencies, the Aggregate Multicurrency Exposures exceed 100% of the Multicurrency Sublimit, the Borrower shall Cash Collateralize the Letter of Credit Outstandings in respect of Letters of Credit denominated in Alternative Currencies to the extent of such excess.
(c)    Application to Repayment Amounts. Subject to Section 5.2(h), each prepayment of Term Loans required by Section 5.2(a)(i) (other than any prepayment of Term Loans required thereunder upon the occurrence of any Debt Incurrence Prepayment Event) or Section 5.2(a)(ii), shall be allocated on a pro rata basis among the remaining unpaid Repayment Amounts owing in respect of Term Loans. Subject to Section 5.2(h), each prepayment of Term Loans required by Section 5.2(a)(i) upon the occurrence of any Debt Incurrence Prepayment Event shall be allocated on a pro rata basis among the remaining unpaid Repayment Amounts owing in respect of all Term Loans and shall be applied, first, to the unpaid Repayment Amounts due in respect of all Term Loan during the succeeding 24 month period, in direct order of maturity thereof, and, second, on a pro rata basis among the remaining unpaid Repayment Amounts owing in respect of all Term Loans. Subject to Section 5.2(i), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing and which shall include a calculation of the amount of such prepayment to be applied to each unpaid Repayment Amount) requesting that the Administrative Agent provide notice of such prepayment to each Term Loan Lender or Extended Term Loan Lender, as applicable. Subject to Section 5.2(i), each prepayment of Term Loans required by Section 5.2(a)(iii) shall be allocated to the Series 2024 Term Loans and all other Term Loans and such payment shall be shared pro rata among all Series 2024 Term

Loans and all other Term Loans based on the applicable remaining Repayment Amounts owing thereunder and shall be applied to the unpaid Repayment Amounts owing in respect of such Series 2024 Term Loans and such other Term Loans on a pro rata basis among the remaining unpaid Repayment Amounts owing in respect of such Term Loans.
(d)    Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(e)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(f)    LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount in the applicable currency equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
(g)    Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) (i) in the case of any Disposition consisting of an Asset Sale Prepayment, yielding Net Cash Proceeds of less than $5,000,000 in the aggregate and (ii) other than with respect to Debt Incurrence Prepayment Events, unless and until the amount at any time of Net Cash Proceeds from Prepayment Events (other than Debt Incurrence Prepayment Events) required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds $40,000,000 in the aggregate for all Prepayment Events (other than those that are under the threshold specified in subclause (i) (and other than Debt Incurrence Prepayment Events)) in any one Fiscal Year, at which time all such Net Cash Proceeds referred to in this subclause (ii) with respect to such Fiscal Year shall be applied as a prepayment in accordance with this Section 5.2.
(h)    Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds” and such rejecting Lenders, the “Declining Lenders”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Term Loan Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining thereafter shall be, first, offered to the Term Loan Lenders other than the Declining Lenders (such Lenders, the “Accepting Lenders”), which Accepting Lenders may reject all or a portion of their pro rata shares of such remaining Declined Proceeds, and, second, to the extent any Declined Proceeds remain thereafter, retained by the Borrower (“Retained Declined Proceeds”); provided that in the case of any mandatory repayment of Term Loans required to be made pursuant to Section 5.2(a)(iii), any Declined Proceeds shall be reallocated and paid to the Term Loan Lenders that have not rejected such mandatory prepayment on a pro rata basis and shall not constitute Retained Declined Proceeds.
(i)    Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, with respect to Net Cash Proceeds of a Casualty Event or any asset sale or other Disposition by a Restricted Non-Domestic Subsidiary giving rise to an Asset Sale Prepayment Event (each, a “Foreign Asset Sale”):
(i)    to the extent that any or all of the Net Cash Proceeds from a Foreign Asset Sale or any amount included in Excess Cash Flow and attributable to Restricted Non-Domestic Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Non-Domestic Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Non-Domestic Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans; provided that if repatriation is not reasonably expected to occur within 12 months of receipt of such Net Cash Proceeds, then (x) the Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Non-Domestic Subsidiary or (y) such Net Cash Proceeds shall promptly be used to repay any Indebtedness of a Restricted Non-Domestic Subsidiary

which payment, if of Indebtedness that by its terms may be reborrowed, is accompanied by a permanent termination or reduction, in like amount, of the associated commitments; and
(ii)    to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Non-Domestic Subsidiary; provided that, in the case of this subclause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Non-Domestic Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Restricted Non-Domestic Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to repay any Indebtedness of a Restricted Non-Domestic Subsidiary which payment, if of Indebtedness that by its terms may be reborrowed, is accompanied by a permanent termination or reduction, in like amount, of the associated commitments.
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)    Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4    Net Payments.
(a)    Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, the applicable Letter of Credit Issuer, or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions or withholdings and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law. Whenever any Indemnified Taxes are payable by the Borrower or Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or Guarantor showing payment thereof.
(b)    The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer, and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.
(c)    The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer, and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, a Letter of Credit Issuer, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(d)    Each Non-U.S. Lender shall, to the extent it is legally entitled to do so:
(i)    deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN or W-8BEN-E, whichever is applicable (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN, W-8BEN-E or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding Tax on payments by the Borrower under this Agreement (z) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty or (aa) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x), (y) and (z) above, as required); and
(ii)    deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;
Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(e)    If any Lender, Letter of Credit Issuer, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment has been made by the Borrower or Guarantor pursuant to this Section 5.4, which refund in the good faith judgment of such Lender, Letter of Credit Issuer, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower or Guarantor, then the Lender, Letter of Credit Issuer, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower or Guarantor for such amount (net of all out of pocket expenses of such Lender, Letter of Credit Issuer, the Administrative Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Letter of Credit Issuer, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or Guarantor, upon the request of the Lender, Letter of Credit Issuer, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, Letter of Credit Issuer, the Administrative Agent or the Collateral Agent in the event the Lender, Letter of Credit Issuer, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. At the request of the relevant Borrower or Guarantor and at the Borrower’s or Guarantor’s expense, a Lender, Letter of Credit Issuer, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. None of the Lenders, any Letter of Credit Issuer, the Administrative Agent or the Collateral Agent shall be obliged to disclose any confidential information or impose an unreasonable burden on such Lender or Letter of Credit Issuer, the Administrative Agent or the Collateral Agent in connection with this clause (f) or any other provision of this Section 5.4.
(f)    If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or Guarantor pursuant to this Section 5.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.
(g)    Each Lender and Agent with respect to the Term Loans and any other Loan made to the Borrower that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(h)    Where this Agreement or any other Credit Document requires any party to this Agreement or any Credit Document, as the case may be, to reimburse the Administrative Agent, the Collateral Agent or a Lender or Letter of Credit Issuer for any costs or expenses, that party must also at the same time pay and indemnify the Administrative Agent, Collateral Agent, Lender, or Letter of Credit Issuer, as the case may be, against all value added tax or any other Tax of a similar nature incurred by the Administrative Agent, the Collateral Agent, a Lender, or a Letter of Credit Issuer, in respect of the costs and expenses to the extent that the Administrative Agent, Collateral Agent, Lender, or Letter of Credit Issuer acting reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that tax.
(i)    The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
5.5    Computations of Interest and Fees.

(a)    Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest on any overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest on LIBOR Loans denominated in an Alternative Currency shall be calculated on the basis of a 360-day year for the actual days elapsed, unless the Administrative Agent determines that it is customary in the London interbank eurodollar market that interest is calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Applicable Date with respect to such Term Loan or, with respect to an ABR Loan being converted from a LIBO Rate Loan, the date of conversion of such LIBO Rate Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a LIBO Rate Loan, the date of conversion of such ABR Loan to such LIBO Rate Loan, as the case may be, shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(b)    The Borrower agrees to pay to the applicable Letter of Credit Issuer, with respect to drawings honored under any Letter of Credit issued by such Letter of Credit Issuer for the account of the Borrower, interest on the amount paid by such Letter of Credit Issuer in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Credit Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Credit Loans that are ABR Loans.
(c)    Interest payable pursuant to Section 5.5(b) shall be computed on the basis of a 365- (or 366-, as the case may be) day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Letter of Credit Issuer of any payment of interest pursuant to Section 5.5(b), the Letter of Credit Issuer shall distribute to each Revolving Credit Lender, out of the interest received by such Letter of Credit Issuer in respect of the period from the date such drawing is honored to but excluding the date on which the Letter of Credit Issuer is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Credit Loans), the amount that such Revolving Credit Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. Without duplication of the foregoing, in the event the Letter of Credit Issuer shall have been reimbursed by Revolving Credit Lenders for all or any portion of such honored drawing, the Letter of Credit Issuer shall distribute to each Revolving Credit Lender which has paid all amounts payable by it under Section 3.3 with respect to such honored drawing such Revolving Credit Lender’s pro rata share of any interest received by such Letter of Credit Issuer in respect of that portion of such honored drawing so reimbursed by Revolving Credit Lenders for the period from the date on which the Letter of Credit Issuer was so reimbursed by Revolving Credit Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

(d)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other provision herein, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
SECTION 6.    Conditions Precedent to Initial Borrowing.
(a)    Credit Documents. The Administrative Agent shall have received:
(i)    the Seventh Amendment and this Credit Agreement, executed and delivered by a duly Authorized Officer of the Borrower, each Agent and each Lender;
(ii)    the Guarantee executed and delivered in accordance with the Seventh Amendment;
(iii)    the Pledge Agreement executed and delivered in accordance with the Seventh Amendment;
(iv)    the Security Agreement executed and delivered in accordance with the Seventh Amendment;

(v)    the U.S. Institution Subsidiary Collateral Agreement executed and delivered in accordance with the Seventh Amendment; and
(vi)    the Dutch Pledge of Deed of Receivables executed and delivered in accordance with the Seventh Amendment.
(b)    Collateral Except for any items referred to on Schedule 9.14: (A) All outstanding equity interests in whatever form of each Restricted Subsidiary directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Pledge Agreement shall have been pledged pursuant thereto, and (B) the Collateral Agent shall have received all certificates representing securities pledged under the Pledge Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank;
(i)    All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for liens permitted hereunder; and
(ii)    The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Borrower and each Guarantor, together with all attachments contemplated thereby.
(c)    Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) DLA Piper LLP (US), counsel to the Borrower, substantially in the form of Exhibit F-1 and (ii) Robert W. Zentz, General Counsel of the Borrower, substantially in the form of Exhibit F-2. The Borrower and the other Credit Parties hereby instruct such counsel to deliver such legal opinions.
(d)    Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, executed by the President or any Vice President or Manager, as applicable, and the Secretary, any Assistant Secretary or Manager, as applicable, of each Credit Party, and attaching the documents referred to in Section 6(e).
(e)    Organization Documents and Authorization of Proceedings of Each Credit Party. The Administrative Agent shall have received (i) a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors or other managers of each Credit Party (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party, (B) in the case of the Borrower, the extensions of credit contemplated hereunder and the granting of security interest contemplated under the applicable Security Documents and (C) in the case of each other Credit Party, the granting of security interest contemplated under the applicable Security Documents and the guaranteeing of obligations contemplated under the Guarantee, if applicable, (ii) (A) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (B) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (C) with respect to any general partnership, its partnership agreement, as amended, and (D) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (iii) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.
(f)    Fees. The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties for which invoices have been presented prior to the Closing Date shall have been paid.
(g)    Representations and Warranties. On the Closing Date, (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects.
(h)    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower, on a consolidated basis with its Subsidiaries and on a Pro Forma Basis (and the Transactions shall be deemed to be a “Specified Transaction” for such purpose), is Solvent.
(i)    Pro Forma Balance Sheet. The Administrative Agent shall have received a pro forma consolidated balance sheet of the Borrower as of December 31, 2016, after giving pro forma effect to the Transactions, the IPO and the receipt of any cash proceeds after December 31, 2016 from the issuance of the Qualified Preferred Stock.
(j)    Patriot Act. The Joint Lead Arrangers and Joint Bookrunners shall have received such documentation and information as is reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent about the Borrower and each Guarantor in respect of applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.
SECTION 7.    Conditions Precedent to All Credit Events.
The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:
7.1    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects.
7.2    Notice of Borrowing; Letter of Credit Request.
(a)    Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.
(b)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.
(c)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
SECTION 8.    Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, to make the Loans and issue Letters of Credit as provided for herein, the Borrower makes (on the Closing Date and on the date of each Credit Event and each other date as required or otherwise set forth in this Agreement) the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Non-Domestic Subsidiary only to the extent relevant under applicable law):
8.1    Corporate Status. The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
8.2    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
8.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, or of any applicable accrediting standard, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.
8.4    Litigation. Except as disclosed on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board. The Borrower and its Subsidiaries are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock.
8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or accrediting agency or body, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents which if not obtained or made could not reasonably be expected to have a Material Adverse Effect.
8.7    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.

(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.
(b)    The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
8.9    Financial Condition; Financial Statements. The Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. On and after the Closing Date, there has been no Material Adverse Effect.
8.10    Tax Matters. Each of the Borrower and the Subsidiaries has filed all material federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP and (b) the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current Fiscal Year to the Closing Date.
8.11    Compliance with ERISA.
(a)    Each Plan is in material compliance with ERISA, the Code, any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; no Plan (other than a Multiemployer Plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on or after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not be reasonably expected to result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.
(b)    All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failures to so comply, establish, administer or operate the Foreign Plans that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.12    Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. Each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.
8.13    Intellectual Property. The Borrower and each of the Restricted Subsidiaries have obtained all material intellectual property that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.
8.14    Environmental Laws.
(a)    Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Real Estate are in material compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other treatment, storage or disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b)    Neither the Borrower nor any of the Subsidiaries has treated, used, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.
8.15    Properties.
(a)    The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement), except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect, and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained.
8.16    Solvency. On the Closing Date (after giving effect to the Transactions on a Pro Forma Basis, which Transactions shall be deemed to be a “Specified Transaction” for such purposes), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.
8.17    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower and its Restricted Subsidiaries, and their respective directors, officers, employees and agents in connection with such Person’s actions on behalf of the Borrower or a Restricted Subsidiary, with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Restricted Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, their employees and agents in connection with such Person’s actions on behalf of the Borrower or a Restricted Subsidiary are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Restricted Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Restricted Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
SECTION 9.    Affirmative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:
9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)    Annual Financial Statements. As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if the Borrower is no longer subject to the reporting requirements of the Exchange Act and such financial statements are not required to be filed with the SEC, on or before the date that is 95 days after the end of each such Fiscal Year), the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of operations and cash flows for such Fiscal Year, setting forth comparative consolidated figures for the preceding Fiscal Years all in reasonable detail and prepared in accordance with GAAP, and, in each case, (i) certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of either (x) its regular audit of the consolidated business of the Borrower, which audit was conducted in accordance with generally accepted auditing standards or (y) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, and (iii) accompanied by a Narrative Report with respect thereto; provided that such financial statements and Narrative Report set forth in this Section 9.1(a) shall be deemed to be furnished and delivered upon the filing with the SEC of the Borrower’s Form 10-K for the relevant Fiscal Year.
(b)    Quarterly Financial Statements. As soon as available and in any event within 5 days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each Fiscal Year of the Borrower (or, if the Borrower is no longer subject to the reporting requirements of the Exchange Act and such financial statements are not required to be filed with the SEC, on or before the date that is 50 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior Fiscal Year or, in the case of such consolidated balance sheet, for the last day of the prior Fiscal Year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit, and normal year-end audit adjustments and accompanied by a Narrative Report with respect thereto; provided that such financial statements and Narrative Report set forth in this Section 9.1(b) shall be deemed to be furnished and delivered upon the filing with the SEC of the Borrower’s Form 10-Q for the relevant Fiscal Year.
(c)    Officer’s Certificates. Substantially concurrent with the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that, to the best of such Authorized Officer’s knowledge, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Dormant Subsidiaries as at the end of such Fiscal Year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Dormant Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent Fiscal Year or period, as the case may be, (ii) the calculation of the Consolidated Total Debt to EBITDA Ratio and the corresponding applicable Status and (iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Amount as at the end of the Fiscal Year to which such financial statements relate and (ii) a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1 (other than clause (d) thereof) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (c)(ii), as the case may be.
(d)    Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental or accreditation proceeding pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.
(e)    Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:
(i)    any pending or threatened Environmental Claim against any Credit Party or any Real Estate;
(ii)    any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;
(iii)    any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and
(iv)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party.
(f)    Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent)) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.
(g)    Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.
(h)    Projections. Within the later of (i) ninety (90) days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2017) of the Borrower or (ii) fifteen (15) days after the Borrower shall have filed its 10-K for each Fiscal Year (beginning with the Fiscal Year ending December 31, 2017), a reasonably detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect holding company of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand.
Without limiting the immediately foregoing, the financial statements and documents to be furnished pursuant to clauses (a), (b), (c) and (f) of this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, at its website address; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which the Borrower files such financial statements or documents with the EDGAR website of the SEC.
The Lenders acknowledged and agree that the Officer’s Certificates furnished or delivered pursuant to Section 9.1(c) or any Projections will not be posted to Public Lenders.
Notwithstanding the foregoing and anything to the contrary herein, (a) the Borrower shall not be deemed to have failed to comply with any of its agreements under Sections 9.1(a) or 9.1(b) for the purposes of Section 11.3 until 120 days after the date any such report or financial statement is required to be filed with the SEC or delivered to the Administrative Agent pursuant to Section 9.1(a) or 9.1(b) and (b) if the Borrower has determined that any reports or financial statements previously delivered to the Administrative Agent or any Lender (each the “Subject Financial Statements”) should be restated for any reason other than arising from fraud or intentional misconduct of the senior management of the Borrower (each a “Restatement” and any restated Subject Financial Statements, the “Restated Financial Statements”), no Default or Event of Default shall have occurred or be deemed to have occurred as a result of or in connection with, directly or indirectly, such Subject Financial Statements, or any action taken or any failure to take action with respect thereto, including with respect to (i) any certification or representation made in any certificate delivered by the Borrower, any Authorized Officer of the Borrower or any independent accountants of the Borrower delivered (or deemed to be delivered) to the Administrative Agent or any Lender contemporaneously with the delivery of such Subject Financial Statements, (ii) any failure to provide a notice pursuant to Section 9.1(d) or (iii) any request for an extension of credit or any borrowing made while the facts and circumstances relating to the Restatement of such Subject Financial Statements existed, unless after giving effect to such Restated Financial Statements, (x) if (1) any transaction consummated under Section 10 during the period of the Subject Financial Statements would not have been permitted to be consummated based on the results of the Restated Financial Statements and would not be permitted to be consummated after giving pro forma effect for such transaction as of the date such Restated Financial Statements were delivered and (2) the Borrower shall fail to remedy such non-compliance or such non-compliance is not waived within 30 days after delivery of such Restated Financial Statements, (y) if such Restated Financial Statements would result in a change in the level status of the Applicable ABR Margin or Applicable LIBOR Margin during any period for which an interest payment has been paid and such change would increase the interest that would have been due for such period, the Borrower shall fail to make an additional interest payment arising from a change in the level status of the Applicable ABR Margin or the Applicable LIBOR Margin based on such Restated Financial Statements within three (3) Business Days (without giving any effect to any grace period therefor in Section 11.1(ii)) after delivery (or deemed delivery) of such Restated Financial Statements to the Administrative Agent or (z) the Borrower shall fail to make any prepayments that would have been required to have been made by the Borrower pursuant to Section 5.2(a)(ii) based on the Restated Financial Statements of the Borrower, less any amount that was previously paid, within three (3) Business Days (without giving any effect to any grace period therefor in Section 11.1(ii)) after delivery (or deemed delivery) of such Restated Financial Statements to the Administrative Agent.

9.2    Books, Records and Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent (accompanied by any Lender that has coordinated such visit through the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent (whether on its own behalf or in conjunction with a Lender or Lenders) may exercise the right to on-site visits under this Section 9.2, (b) the Administrative Agent shall not exercise such rights to on-site visits more than two times in any calendar year and (c) only one such visit shall be at the Borrower’ expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of a Lender or Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’ independent public accountants. The Borrower will, upon the request of Administrative Agent or the Required Lenders, participate in a meeting of Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or (i) at such other location as may be agreed to by the Borrower and the Administrative Agent or (ii) by teleconference) at such time as may be agreed to by the Borrower and the Administrative Agent.
9.3    Maintenance of Insurance. The Borrower will, and will cause each of its Subsidiaries that is a Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believe (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believe (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believe (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
9.4    Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower, nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
9.5    Consolidated Corporate Franchises. The Borrower will do, and will cause each of its Subsidiaries that is a Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.
9.6    Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause its Restricted Subsidiaries to, (a) comply with all material laws, rules, regulations, orders and material accreditation standards applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such material governmental approvals or authorizations and material accreditations in full force and effect, in each case with respect to such material laws, rules, regulations, orders, approvals, standards or authorizations relating to accreditation or otherwise regulating entities and activities in education, and (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply with all other applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business and not referred to in clause (a) above, and to maintain all such governmental approvals or authorizations in full force and effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrower and its Restricted Subsidiaries, and their respective directors, officers, employees and agents in connection with such Person’s actions on behalf of the Borrower or a Restricted Subsidiary, with Anti-Corruption Laws and applicable Sanctions.
9.7    ERISA.
(a)    Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), could be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA

Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
(b)    Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
9.8    Maintenance of Properties. The Borrower will, and will cause its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.9    Transactions with Affiliates. The Borrower will conduct, and will cause its Restricted Subsidiaries to conduct, each transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) involving aggregate payments or consideration payable by the Borrower or any Restricted Subsidiary in excess of $5,000,000 on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (i) transactions permitted by Section 10.6, (ii) the Transactions and the payment of the Transaction Expenses, (iii) the issuance of Stock or Stock Equivalents of Holdings to any director, officer, employee or consultant of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries, (iv) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business, (v) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (vi) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, current and former directors, managers, consultants, officers and employees of the Borrower (or, to the extent attributable to the ownership of the Borrower by such parent, any direct or indirect parent thereof) and the Subsidiaries, (vii) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment (together with any other amendment or supplemental agreements) is not adverse, taken as a whole, to the Borrower or Restricted

Subsidiaries in any material respect in the reasonable determination of the Borrower and (viii) transactions pursuant to the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) in existence on the Closing Date and any similar agreements entered into thereafter; provided, however, that any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Lenders when taken as a whole in the reasonable determination of the Borrower. Notwithstanding the foregoing, the Borrower will not, and will not permit their respective Restricted Subsidiaries to, pay more than $1,000,000 in management fees in cash to the Sponsors or their affiliates during any period during which a Default exists.
9.10    End of Fiscal Years; Fiscal Quarters. For financial reporting purposes, the Borrower will cause its, and will cause each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year (each, a “Fiscal Year”) and (b) fiscal quarters to end on dates consistent with such Fiscal Year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
9.11    Additional Guarantors and Grantors. Except as otherwise provided in Section 10.1(w) and subject to any applicable limitations set forth in the Security Documents, the Borrower will cause its direct or indirect Domestic Subsidiaries (other than Excluded Subsidiaries), whether existing as of the Closing Date or formed or otherwise purchased or acquired after the Closing Date, no later than 45 days after so formed, purchased, acquired, or ceasing to constitute an Excluded Subsidiary (or such longer period as the Administrative Agent may agree in its reasonable discretion), to (i) execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement, or (ii) to the extent reasonably requested by the Administrative Agent or the Collateral Agent, enter into a new Guarantee and/or Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Administrative Agent or Collateral Agent and take all other action reasonably requested by the Collateral Agent to guarantee Obligations and grant a perfected security interest in its assets to substantially the same extent as created by the Credit Parties on the Closing Date. Notwithstanding the foregoing, (i) no U.S. Institution Subsidiary will be required to execute Guarantees if and to the extent such U.S. Institution Subsidiary is excluded from such requirement by clause (g) of the definition of “Excluded Subsidiary”, and (ii) that portion of the assets of any U.S. Institution Subsidiary that is excluded by clause (g) of the definition of “Excluded Subsidiary” from the requirement to be subject to Liens shall be excluded from the Collateral.
9.12    Pledge of Additional Stock and Evidence of Indebtedness.
(a)    Except as otherwise provided in Section 10.1(w) and subject to any applicable limitations set forth in the Security Documents or with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom, or to the extent that the security interest contemplated would result in adverse tax or accreditation consequences as reasonably determined by the Borrower, the Borrower will cause (i) all certificates representing Stock and Stock Equivalents (other than (x) any Excluded Stock and Stock Equivalents and (y) any Stock and Stock Equivalents issued by any Subsidiary for so long as such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) have property, plant and equipment with a book value in excess of $5,000,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period that includes any date on or after the Closing Date in excess of $10,000,000) held directly by the Borrower or any Guarantor, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the Borrower, Walden, any other U.S. Institution Subsidiary, or any Guarantor in connection with any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes or loan agreements executed after the date hereof evidencing Indebtedness in excess of $5,000,000 of the Borrower, Walden, any other U.S. Institution Subsidiary, or any Guarantor that is owing to the Borrower, Walden, any other U.S. Institution Subsidiary (other than an Excluded Subsidiary), or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations under the Pledge Agreement.
(b)    The Borrower agrees that all Indebtedness in excess of $5,000,000 of the Borrower or any Subsidiary that is owing to any Credit Party shall be evidenced by one or more loan agreements.
9.13    Use of Proceeds.
(a)    The Borrower will use Letters of Credit, the New Term Loans, if any, and Swingline Loans for general corporate purposes (including Investments permitted pursuant to this Agreement, including, without limitation, Permitted Acquisitions).
(b)    The Borrower will use all proceeds of Series 2024 Term Loans and the Series 2022 Revolving Credit Loans to effectuate the Transactions and for general corporate purposes (including Investments permitted pursuant to this Agreement, including, without limitation, Permitted Acquisitions).
(c)    The Borrower will use at least $100,000,000 of the remaining proceeds of the IPO substantially in accordance with the “Use of Proceeds” section of the Rule 424(b) prospectus filed by the Borrower with the SEC on February 2, 2017.
9.14    Further Assurances.
(a)    The Borrower will, and the Borrower will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.
(b)    Except with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by written notice to the Borrower), the cost or other consequences (including any tax consequence) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom, or to the extent that the further assurances contemplated by this Section 9.14 would result in adverse tax or accreditation consequences as reasonably determined by the Borrower, and subject to applicable limitations set forth in the Security Documents, if any assets (including any Real Estate or improvements thereto or any interest therein but excluding Stock and Stock Equivalents of any Subsidiary) with a book value or fair market value in excess of $5,000,000 are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent or the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.
(c)    Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall be accompanied by (x) a policy or policies (or an unconditional binding commitment therefor) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (y) an opinion of local counsel to the mortgagor in form and substance reasonably acceptable to the Collateral Agent and (z) any other documents as the Collateral Agent shall reasonably request and which are customarily delivered in connection with security interests in Real Estate.
(d)    The Borrower agrees that it will, and the Borrower agrees that it will cause its relevant Domestic Subsidiaries to, complete each of the actions described on Schedule 9.14 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14 with respect to such action or such later date as the Administrative Agent may reasonably agree.
9.15    Syndication.
The Borrower agrees actively to assist the Agents in completing a timely syndication that is reasonably satisfactory to the Agents and the Borrower. Such assistance shall include, without limitation, (a) using commercially reasonable efforts to ensure that any syndication efforts benefit materially from the Borrower’ existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of the Borrower and the proposed Lenders at times mutually agreed upon, (c) the Borrower’ assistance in the preparation of marketing materials to be used in connection with the syndication, and (d) the hosting, with the Agents, of one or more meetings of prospective Lenders at times mutually agreed upon.
To assist the Agents in their syndication efforts, the Borrower agree promptly to prepare and provide to the Agents all customary information with respect to the Borrower and their respective Subsidiaries, and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Syndication Projections”, which Syndication Projections shall not be posted to Public Lenders), as the Agents may reasonably request (including quarterly financial statements in connection with customary general syndication). The Borrower acknowledge that (a) the Agents will make available information about the Borrower and their Subsidiaries, and the Syndication Projections, to the proposed syndicate of Lenders and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). If reasonably requested by the Agents, the Borrower will assist the Agents in preparing and updating an additional version of any confidential information memorandum to be used by Public Lenders. It is understood that in connection with the Borrower’ assistance described above, authorization letters will be included in any confidential information memorandum that authorize the distribution of any confidential information memorandum to prospective Lenders, containing a representation to the Agents that the public-side version does not include material non-public information about the Borrower, and exculpating the Borrower, the Investors (as defined therein), and the Agents with respect to any liability related to the use of the contents of any confidential information memorandum or any related marketing material by the recipients thereof. The Borrower agrees to use commercially reasonable efforts to identify that portion of the information that may be distributed to the Public Lenders as “PUBLIC”. The Borrower acknowledge that the following documents may be distributed to Public Lenders (unless the Borrower promptly notify the Agents that any such document contains material non-public information with respect to the Borrower or its securities): (i) drafts and final definitive documentation with respect to the Credit Facilities; (ii) administrative materials prepared by the Agents for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (iii) notification of changes in the terms of the Credit Facilities.
SECTION 10.    Negative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:
10.1    Limitation on Indebtedness. The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness; provided that the Borrower and any Restricted Subsidiary may incur Incurrence Test Indebtedness except that Restricted Subsidiaries that are not Guarantors may not incur Incurrence Test Indebtedness in an aggregate principal amount outstanding at any time exceeding $50,000,000 minus (without duplication) the aggregate outstanding amount of the aggregate amount of Guarantee Obligations incurred under Section 10.1(d)(ii)(C)(1) and 10.1(d)(ii)(C)(2).
Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph shall not apply to any of the following items:
(a)    Indebtedness arising under the Credit Documents;
(b)    subject to compliance with Section 10.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
(c)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including (i) in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, (ii) any DOE Letter of Credit, (iii) any bank guarantees, letters of credit or similar facilities required by any Governmental Authority or to satisfy any governmental or regulatory requirements and (iv) any tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or consistent with past practices);
(d)    subject to compliance with Section 10.5, Guarantee Obligations incurred by
(i)    Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary may not, by virtue of this Section 10.1(d) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1),
(ii)    the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that
(A)    if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness,
(B)    no guarantee by any Restricted Subsidiary of any Permitted Additional Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee and
(C)    the aggregate amount of (1) Guarantee Obligations incurred by Credit Parties under this clause (d) in respect of obligations owed by Persons that are not Credit Parties and (2) the aggregate amount of Guarantee Obligations incurred by Restricted Subsidiaries that are not Guarantors under this clause (d), when combined with (3) the total amount of Incurrence Test Indebtedness incurred by Restricted Subsidiaries that are not Guarantors shall not collectively exceed $100,000,000 at any time outstanding;
(e)    Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), 10.5(g), 10.5(m), 10.5(o), 10.5(p), 10.5(s), 10.5(u) (provided that in the case of Section 10.5(u), such Guarantee Obligations are incurred by a Restricted Subsidiary located in the same country of jurisdiction as the Restricted Subsidiary incurring such obligation being guaranteed), 10.5(q) and 10.5(x) or (iii) relating to any DOE Letter of Credit or any other bank guarantees, letters of credit or similar facilities required by any Governmental Authority or to satisfy any governmental or regulatory requirements or (iv)(x) of the Borrower or any Restricted Subsidiary in respect of Indebtedness and other obligations relating to the Cash Management Programs of the Borrower or any Restricted Domestic Subsidiary and (y) of Restricted Non-Domestic Subsidiaries in respect of Indebtedness and other obligations relating to the Cash Management Programs of any Restricted Non-Domestic Subsidiary;

(f)    (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within one year of the acquisition, construction, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, repair, replacement expansion, or improvement of such fixed or capital assets, (ii) other Indebtedness arising under Capital Leases (other than Indebtedness incurred pursuant to clause (x)), provided, that the aggregate amount of Indebtedness incurred pursuant to this clause (f) at any time outstanding shall not exceed the greater of (A) $350,000,000 and (B) 4.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at the date of such incurrence and (iii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) or (ii) above, provided that, (x) except to the extent the excess is expressly permitted by another clause of this Section 10.1, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) immediately before and after the incurrence of such Indebtedness, no Default shall have occurred and be continuing, and (z) except for (1) removals of contingent obligors or (2) to the extent otherwise permitted hereunder, the direct and contingent obligors with respect to such Indebtedness are not changed;
(g)    Indebtedness outstanding on the Closing Date listed on Schedule 10.1(g) and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal or extension, (x) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (y) except for (1) removals of contingent obligors or (2) to the extent otherwise permitted hereunder, the direct and contingent obligors with respect to such Indebtedness are not changed and (z) to the extent such Indebtedness being modified, replaced, refinanced, refunded, renewed or extended constitutes Indebtedness owed to the Borrower or any Credit Party, the creditor with respect to such Indebtedness is not changed;
(h)    Indebtedness in respect of Hedge Agreements or hedging arrangements permitted under Section 10.5(g)(ix);
(i)    Indebtedness in respect of (x) the 2025 Notes, in an aggregate principal amount not to exceed $800,000,000, (y) the 2019 Notes, in an aggregate principal amount not to exceed $1,148,000,000 and (z) the Exchange Notes, in an aggregate principal amount not to exceed $250,000,000;
(j)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business consistent with past practice;

(k)    (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred in connection with any Permitted Sale Leaseback (provided that, except to the extent used for Permitted SLB Investments pursuant to and in compliance with, and subject to the time limitations set forth in, Sections 10.4(n) and 10.5(w), the Net Cash Proceeds of such Permitted Sale Leaseback, without giving effect to any other reinvestment right, are promptly applied to the prepayment of the Term Loans), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, (y) except for (1) removals of contingent obligors or (2) to the extent otherwise permitted hereunder the direct and contingent obligors with respect to such Indebtedness are not changed and (z) immediately before and after the incurrence of such Indebtedness, no Default shall have occurred and be continuing;
(l)    (i) additional Indebtedness (other than of Non-Domestic Subsidiaries) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of all Indebtedness incurred and remaining outstanding pursuant to this clause (l), shall not at any time exceed $150,000,000; provided further that immediately before and after the incurrence of such additional Indebtedness, no Default shall have occurred and be continuing;
(m)    Indebtedness in respect of
(i)    Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii); and
(ii)    any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that
(w)    no Default or Event of Default has occurred and is continuing immediately before or after giving effect to such modification, replacement, refinancing, refunding, renewal or extension;
(x)    the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing),
(y)    such Indebtedness otherwise complies with the definition of “Permitted Additional Debt”; and
(z)    such Indebtedness and any modification, replacement, refinancing, refunding, renewal or extension thereof is incurred by the Borrower and is not guaranteed by any Subsidiaries of the Borrower that are not Guarantors of the Obligations;

(n)    Indebtedness incurred by the Borrower (provided that no Default or Event of Default has occurred and is continuing immediately before or after giving effect to such incurrence) in respect of
(i)    (a) Permitted Additional Debt in an aggregate principal amount of all such Permitted Additional Debt issued or incurred pursuant to this clause (i)(a) not to exceed the Maximum Incremental Facilities Amount minus the aggregate amount of New Loan Commitments established from and after the Closing Date; and
(b)    Permitted Additional Debt that is unsecured, the Net Cash Proceeds of which shall be applied no later than twenty (20) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease 2025 Notes, the 2019 Notes or the Exchange Notes; and
(ii)    any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing), and such Indebtedness otherwise complies with the definition of “Permitted Additional Debt”;
(o)         Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.16 (and which does not generate any additional proceeds) and
(i)    any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that
(x)    no Default or Event of Default has occurred and is continuing immediately before or after giving effect to such refinancing, refunding, renewal or extension;
(y)    the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such modification, replacement, refinancing, refunding, renewal or extension) and
(z)    such Indebtedness otherwise complies with the definition of “Permitted Additional Debt;”
(p)    Indebtedness in respect of Cash Management Programs, overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(q)    Indebtedness in an amount not to exceed $40,000,000 outstanding at any time incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(r)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (excluding earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Stock permitted hereunder (other than Guarantee Obligations or other Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition); provided that, such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (it being understood that contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this proviso);
(s)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;
(t)    Indebtedness in an amount not to exceed $50,000,000 outstanding at any time representing deferred compensation to employees of the Borrower (only to the extent such work is done for the Borrower or its Subsidiaries or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;
(u)    Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);
(v)    Indebtedness in an amount not to exceed $50,000,000 outstanding at any time consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred or contingent purchase price, or other similar arrangements (including earn-outs) incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;
(w)    (i)     Indebtedness of Restricted Subsidiaries (including Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary), in each case, owed to Persons other than the Borrower or its Subsidiaries; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (w) shall not at any time exceed (A) Indebtedness of Restricted Non-Domestic Subsidiaries of no more than $400,000,000 plus (B) additional amounts incurred to finance Permitted Acquisitions (including, Permitted Acquisitions made in a country outside the United States of America (“Foreign Acquisition”)) (including Indebtedness of such Person that existed at the time such Person became a Restricted Subsidiary) to the extent that, with respect solely to this subclause (B), the ratio of (1) Indebtedness incurred pursuant to this subclause (B) (in any single transaction or series of transactions) to (2) Acquired EBITDA in respect of any such Permitted Acquisition, including any Foreign Acquisition (in such single transaction or series of transactions) is not greater than 2.00 to 1.00 both before and after giving effect, on a Pro Forma Basis, to the incurrence of such additional Indebtedness plus (C) additional amounts incurred to finance a Permitted Acquisition, including any Foreign Acquisition (including indebtedness of such Person that existed at the time such Person became a Restricted Subsidiary), to the extent, both immediately before and after giving effect to such incurrence (and including any amounts incurred pursuant to (A) and (B) above and (D) below), that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not greater than 4.25 to 1.00, on a Pro Forma Basis (but excluding from the calculation of Consolidated Total Debt any netting in respect of Unrestricted Cash that would result from the incurrence of any such Indebtedness being incurred at such time) plus (D) additional amounts incurred by Non-Domestic Subsidiaries, to the extent the net proceeds thereof are applied to capital expenditures, which are unsecured or secured by a Lien (which Lien shall, to the extent such Indebtedness is secured by a Lien on the assets of any Credit Party, rank junior to the Lien securing the Obligations), to the extent, both immediately before and after giving effect to such incurrence (and including any amounts incurred pursuant to (A), (B) and (C) above) that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is not greater than 4.25 to 1.00, on a Pro Forma Basis (but excluding from the calculation of Consolidated Total Debt any netting in respect of Unrestricted Cash that would result from the incurrence of any such Indebtedness being incurred at such time); provided that (x) any such Indebtedness incurred under this clause (w) by a Restricted Non-Domestic Subsidiary may be guaranteed by the Borrower or any Domestic Subsidiary solely to the extent otherwise permitted by Section 10.5, (y) in the case of a Permitted Acquisition by any Domestic Subsidiary (A) Indebtedness under Section 10.1(w)(i)(B) and 10.1(w)(i)(C) above shall not be permitted in the case of a Permitted Acquisition within the United States of America unless the acquirer is a Guarantor, (B) the Stock and Stock Equivalents of such Person acquired by a Domestic Subsidiary are pledged to secure the Obligations, to the extent required under Section 9.12, (C) such Person executes a supplement to the Guarantees and Security Documents (or alternative guarantee and security agreements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable and (D) to the extent the assets of such Person that are required to become Collateral under Section 9.11 or 9.12 are subject to a Lien securing such Indebtedness, such Lien becomes subject to an intercreditor agreement on terms and conditions reasonably satisfactory to the Administrative Agent providing that such Lien shall rank junior to the Lien securing the Obligations; provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to $30,000,000 of the aggregate principal amount of such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (z) immediately before and after the incurrence of such Indebtedness, no Default shall have occurred and be continuing; and
(i)    any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) except for (1) removals of contingent obligors or (2) to the extent otherwise permitted hereunder, the direct and contingent obligors with respect to such Indebtedness are not changed and (z) immediately before and after such modification, replacement, refinancing, refunding, renewal or extension of Indebtedness, no Default shall have occurred and be continuing;
(x)    Indebtedness of the Borrower or any Restricted Subsidiary (A) which is the result of any sale leaseback transaction failing to meet the qualifications set forth in ASC 840 such that the Borrower or such Restricted Subsidiary is required to reflect a financing obligation on its financial statements in accordance with GAAP, provided that such failed sale leaseback was permitted to be incurred hereunder as a Permitted Sale Leaseback; provided, further, that the Net Cash Proceeds received in respect of such failed sale leaseback shall continue to be subject to the terms of Section 10.1(k) and Section 10.4(n) as if such failed sale leaseback was treated as a Permitted Sale Leaseback, (B) which is the result of a built-to-suit lease failing to meet the qualifications set forth in ASC 840 such that the Borrower or such Restricted Subsidiary is required to reflect a financing obligation on its financial statements in accordance with GAAP, provided that in no event shall the aggregate principal amount of Indebtedness permitted by this clause (x)(B) outstanding at any time exceed $250,000,000, (C) which is a result of any operating lease becoming a Capitalized Lease Obligation as a result of any changes in GAAP after the date hereof, or (D) which is a result of the operating lease described on Schedule 10.1(x) becoming a Capitalized Lease Obligation as a result of any renewal or extension thereof;
(y)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above, (z) and (aa);
(z)    (i) any Indebtedness of the Borrower that is issued or incurred, and the net proceeds of which shall be applied no later than sixty (60) Business Days after receipt thereof, to replace, refinance, repurchase, repay, redeem or otherwise defease any Indebtedness of the Borrower permitted hereunder (referred to herein as “Qualified Refinancing Debt”), which Indebtedness:
(A)    may be subordinated Indebtedness or, to the extent such original Indebtedness was senior Indebtedness, senior Indebtedness;
(B)    may be unsecured or may be secured by Qualified Refinancing Liens (as defined in Section 10.2(t));
(C)    to the extent such original Indebtedness was guaranteed by any Guarantor, may be guaranteed by any Guarantors (but shall not in any event be guaranteed by any Subsidiary of the Borrower that is not a Guarantor);
(D)    shall not have a maturity date prior to July 27, 2025; and
(E)    shall not be in a principal amount greater than the outstanding principal amount of the original Indebtedness so replaced, refinanced, repurchased, repaid, redeemed or defeased and the accrued and unpaid interest thereon immediately prior to such replacement, refinancing, repurchase, repayment, redemption or other defeasance (except for any original issue discount thereon and the amount of fees, expenses and premium in connection therewith);

provided further that the Borrower shall at least five (5) Business Days prior to the issuance or incurrence of such Qualified Refinancing Debt provide the Administrative Agent with copies of the credit documentation or proposed credit documentation relating thereto; and
(ii)    any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection therewith), and such Indebtedness otherwise complies with subclauses (i)(A) through (E) above. For the avoidance of doubt, the Indebtedness under this Section 10.1(z) shall not be deemed to be Permitted Additional Debt, and the issuance or incurrence thereof shall not be deemed to be a Debt Incurrence Prepayment Event; and
(aa)    any (i) Indebtedness of any Restricted Non-Domestic Subsidiaries, provided that Restricted Non-Domestic Subsidiaries may not incur Indebtedness under this clause (aa)(i) in an aggregate outstanding principal amount exceeding the Maximum Non-Credit Party Facilities Amount, as determined on the date of incurrence, and (ii) Guarantee Obligations incurred by the Borrower or any Restricted Subsidiary in respect of the Indebtedness of any Restricted Subsidiaries permitted pursuant to Section (aa)(i) or (iii); provided that the aggregate outstanding principal amount of such Indebtedness guaranteed by the Borrower pursuant to this clause (ii) shall not exceed $200,000,000, as determined on the date of incurrence, unless the Borrower would otherwise be permitted to provide additional Guarantee Obligations for such purpose under Section 10.5, and (iii) any modification, replacement, refinancing, refunding, renewal or extension of the Indebtedness in the foregoing clause (i); provided that except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal or extension, the principal amount thereof does not exceed the greater of (a) the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension or (b) an amount equal to the Maximum Non-Credit Party Facilities Amount less the outstanding principal amount of all other outstanding Indebtedness permitted under subclause (aa)(i) (calculated as if any revolving credit Indebtedness were fully drawn) that is not subject to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder (for the avoidance of doubt, the Indebtedness under this Section 10.1(aa) shall not be deemed to be Permitted Additional Debt, and the issuance or incurrence thereof shall not be deemed to be a Debt Incurrence Prepayment Event); and
(ab)    any Disposition under Section 10.4(j) to the extent such Disposition constitutes Indebtedness.

In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (ab) above, the Borrower may select which such category shall apply to such Indebtedness and may, in its sole discretion, divide the Indebtedness among multiple available categories pursuant to more than one of the above clauses; provided that all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of this Section 10.1.

For purposes of determining compliance with this Section 10.1, any contingent earnout or other contingent payment obligation related to Permitted Acquisitions or any other Investment permitted hereunder at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
For purposes of this Agreement, Indebtedness that is unsecured is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, and senior Indebtedness is not deemed to be subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
10.2    Limitation on Liens. The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
(a)    Liens arising under
(i)    the Credit Documents securing the Obligations; and
(ii)    the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be incurred under Section 10.1(m), 10.1(n)(i)(a) or 10.1(o); provided that,
(A)    in the case of Liens securing Permitted Additional Debt Obligations that constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Additional Debt Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents; and
(x)    in the case of the first such issuance of Permitted Additional Debt constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Additional Debt Obligations shall have entered into the First Lien Intercreditor Agreement; and
(y)    in the case of subsequent issuances of Permitted Additional Debt constituting First Lien Obligations, the representative for the holders of such Permitted Additional Debt Obligations shall have become a party to the First Lien Intercreditor Agreement in accordance with the terms thereof; and
(B)    in the case of Liens securing Permitted Additional Debt Obligations that do not constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Additional Debt Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions no more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall
(x)    in the case of the first such issuance of Permitted Additional Debt that do not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Additional Debt Obligations shall have entered into the Second Lien Intercreditor Agreement; and
(y)    in the case of subsequent issuances of Permitted Additional Debt that do not constitute First Lien Obligations, the representative for the holders of such Permitted Additional Debt shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; and
(C)    in the case of all Liens securing Permitted Additional Debt Obligations (whether pursuant to clause (A) or clause (B) above), such Liens shall encumber no asset or property that is not also Collateral securing the Obligations.
(b)    Permitted Liens;
(c)    Liens securing Indebtedness permitted pursuant to Section 10.1(f), provided that (x) such Liens attach concurrently with or within one year after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens and (y) such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (3) that if the Lien is to attach to a building or improvement constructed on a parcel of land (whether such land is already owned by a Restricted Subsidiary or acquired but not financed with the proceeds of such Indebtedness permitted pursuant to Section 10.1(f)), (A) such Lien can also attach to such parcel of land on which such building or improvement constructed with the proceeds of the Indebtedness permitted pursuant to Section 10.1(f) was constructed and (B) a Lien may also be granted in and attach to any intercompany lease, sublease or license of such land, buildings and/or improvements and any right, title and interest under an intercompany lease, sublease or license of such parcel of land, buildings and/or improvements (whether as lessor, sublessor, licensor, lessee, sublessee or licensee), including any rents, revenues and proceeds arising under such intercompany lease, sublease or license, in case of each of clauses (A) and (B), in order to facilitate the granting of the Lien on the building or improvement constructed with the proceeds of such Indebtedness permitted pursuant to Section 10.1(f);
(d)    Liens existing on the Closing Date that are listed on Schedule 10.2;
(e)    the modification, replacement, extension or renewal of any Lien permitted by clauses (a) through (d) and clauses (f) and (r) of this Section 10.2 upon or in the same assets theretofor subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds or products thereof) or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except for (1) removals of contingent obligors or (2) to the extent otherwise permitted hereunder) of the Indebtedness secured thereby, to the extent such replacement, extension or renewal is permitted by Section 10.1, and, in all cases, with the same lien priority as the Lien being modified, replaced, extended, or renewed;
(f)    Liens on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) pursuant to a Permitted Acquisition or other permitted Investment, or on assets acquired after the Closing Date to the extent the Liens on such acquired assets secure Indebtedness permitted by Section 10.1(w); provided that (A) in the case of Liens securing Indebtedness incurred by a Restricted Non-Domestic Subsidiary pursuant to Section 10.1(w)(i)(A), (B), or (C) that are used to finance a Permitted Acquisition, such Indebtedness shall not be secured by any assets other than the assets so acquired, and (B) in the case of Liens securing Indebtedness incurred by a Restricted Domestic Subsidiary pursuant to Section 10.1(w)(i)(B) or (C) that is used to finance Permitted Acquisitions in the United States of America such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 10.1(w) (provided that no Indebtedness of any Restricted Non-Domestic Subsidiary permitted to be secured under this paragraph shall be secured by any assets of the Borrower or any Restricted Domestic Subsidiary);
(g)    (i) Liens placed on the Stock and Stock Equivalents of any Restricted Non-Domestic Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.1(w) in connection with such Permitted Acquisition, (ii) other than with respect to Indebtedness incurred under Section 10.1(w) to finance a Permitted Acquisition in the United States, Liens placed upon the assets (including, without limitation, receivables) of a Restricted Subsidiary to secure Indebtedness of such Restricted Subsidiary or a guarantee by such Restricted Subsidiary of any Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to 10.1(w) in connection with a Permitted Acquisition or otherwise; provided that in the case of clause (D) of Section 10.1(w)(i), such Indebtedness shall either be unsecured or secured by a Lien ranking junior to the Lien securing the Obligations, as applicable, (iii) to the extent not otherwise permitted by clauses (i) and (ii) of this Section 10.2(g), any Liens ranking junior to the Lien securing the Obligations placed upon the assets of any Restricted Domestic Subsidiaries in connection with seller note financing permitted under Section 10.1 and incurred in connection with such Permitted Acquisition and owed solely to the seller or sellers in connection with such Permitted Acquisition; provided, that, such Liens shall extend only to assets or assets of any Subsidiaries acquired pursuant to such Permitted Acquisition and the representative for the holders of such seller note shall have entered into an intercreditor agreement satisfactory to the Administrative Agent (which will be substantially comparable to the Second Lien Intercreditor Agreement with such changes as shall be necessary to reflect that the parties shall not have Liens on the same collateral and such other changes as the Administrative Agent shall reasonably agree) and (iv) to the extent not otherwise permitted by clauses (i), (ii) and (iii) of this Section 10.2(g), any Liens to secure Indebtedness permitted pursuant to Section 10.1(w)(i)(D); provided, that, such Liens shall extend only to assets acquired pursuant to such permitted capital expenditures and, to the extent such Liens are on assets of a Credit Party hereunder, such Liens shall be junior to the Lien securing the Obligations hereunder and the representative for the holders of such Indebtedness shall have entered into an intercreditor agreement satisfactory to the Administrative Agent (which will be substantially comparable to the Second Lien Intercreditor Agreement with such changes as shall be necessary to reflect that the parties shall not have Liens on the same collateral and such other changes as the Administrative Agent shall reasonably agree);
(h)    Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party, (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party and (iii) any Non-Domestic Subsidiary in favor of any Non-Domestic Subsidiary;
(i)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(j)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;
(k)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
(l)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;
(m)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(n)    Liens that are contractual rights of set-off (and not liens granted in respect of borrowed money) (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(o)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(p)    Liens on insurance policies issued in favor of the Borrower or any Restricted Subsidiary and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)    additional Liens so long as the aggregate principal amount of the obligations secured thereby at any time outstanding does not exceed $50,000,000;
(r)    additional Liens securing (i) Indebtedness permitted under the first paragraph of Section 10.1; provided that at the time such Indebtedness is incurred, the holders of such Indebtedness shall have entered into the Second Lien Intercreditor Agreement pursuant to which such Liens shall rank junior to any Lien securing Obligations;
(s)    Liens in respect of real estate, fixed or capital assets, and personal property relating solely to such assets, owned or acquired by the Borrower or a Restricted Subsidiary (including any Liens on any intercompany lease, sublease or license of any such real estate, fixed or capital assets and any right, title and interest under an intercompany lease, sublease or license of such real estate, fixed or capital assets (whether as lessor, sublessor, licensor, lessee, sublessee or licensee), including any rents, revenues and proceeds arising under such intercompany lease, sublease or license), provided that (i) the Indebtedness secured thereby does not exceed the fair market value of such assets (as determined by the Borrower in good faith) and in no event shall the Indebtedness secured thereby exceed the Maximum Permitted SLB/Lien Amount as calculated immediately prior to the issuance or incurrence of such Indebtedness and (ii) the Net Cash Proceeds received by the Borrower or any of the Restricted Subsidiaries in respect of such Indebtedness secured thereby (A) shall be used for Permitted SLB Investments invested no later than the last day of the Reinvestment Period after the issuance or incurrence of such Indebtedness or (B) if not invested within the Reinvestment Period, shall be promptly applied to the prepayment of the Term Loans;
(t)    Liens on the Collateral to secure Qualified Refinancing Debt, which Liens shall rank junior to the Liens securing the Obligations and such Liens are pari passu with or junior to the Liens securing the Indebtedness refinanced by such Qualified Refinancing Debt, provided that (i) such junior Liens shall not cover any asset or property that is not Collateral securing the Obligations and (ii) the representative of the Qualified Refinancing Debt shall have become a party to a lien intercreditor agreement (a “Qualified Lien Intercreditor Agreement”) with the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent (which Qualified Lien Intercreditor Agreement, the Collateral Agent shall enter into upon the Borrower’s request) (the Liens permitted pursuant to this Section 10.2(t) are referred to herein as “Qualified Refinancing Liens”);
(u)    Liens placed upon the assets (including, without limitation, receivables) of any Restricted Non-Domestic Subsidiaries to secure any Indebtedness permitted under Section 10.1(aa); and
(v)    Liens and deposits to secure any Indebtedness permitted under Section 10.1(c)(ii) and Section 10.1(c)(iii) .
In the event that a Lien meets the criteria of more than one of the categories of Liens described in clauses (a) through (v) above, the Borrower may select which such category shall apply to such Lien and may, in its sole discretion, divide the Liens among multiple available categories pursuant to more than one of the above clauses; provided that all Liens outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a)(i) of this Section 10.2.

10.3    Limitation on Fundamental Changes. The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries (other than any Dormant Subsidiaries) to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) both before and after giving effect to such transaction the Consolidated Total Debt to Consolidated EBITDA Ratio shall, on a Pro Forma Basis, be equal to or less than 5.75 to 1.00, any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee affirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (D) each Guarantor grantor and each Guarantor pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and Pledge Agreement (and each applicable U.S. Institution Subsidiary, by supplement to the U.S. Institution Subsidiary Collateral Agreement (subject to any exception applicable pursuant to clause (g) of the definition of “Excluded Subsidiary”)), respectively, affirmed that its obligations thereunder shall apply to its Guarantee as affirmed pursuant to clause (C), (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as affirmed pursuant to clause (C) and (F) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (C) through (E) preserve the enforceability of the Guarantees and the perfection and priority of the Liens created under the Obligations Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);
(b)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any other Subsidiary of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving (x) one or more Restricted Domestic Subsidiaries, (A) a Restricted Domestic Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Domestic Subsidiary) to become a Restricted Domestic Subsidiary or (y) one or more Restricted Non-Domestic Subsidiaries but no Restricted Domestic Subsidiaries, (A) a Restricted Non-Domestic Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Non-Domestic Subsidiary) to become a Restricted Non-Domestic Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Obligations Secured Parties, (iii) no Default or Event of Default has occurred and is continuing would result from the consummation of such merger, amalgamation or consolidation and (iv) Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements, Guarantees and Security Documents preserve the enforceability of the applicable Guarantees and the perfection and priority of the Liens under the applicable Security Documents;
(c)    (x) any Restricted Domestic Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Domestic Subsidiary and (y) any Restricted Non-Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;
(d)    any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party;
(e)    any Non-Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Non-Domestic Subsidiary;
(f)    any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;
(g)    to the extent that no Default or Event of Default would result from the consummation of such disposition, the Borrower and its Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, liquidation, consolidation, disposition, conveyance, sale, lease or assignment the purpose and effect of which is to structure and effect a disposition permitted pursuant to Section 10.4 or an Investment permitted pursuant to Section 10.5;
(h)    the Borrower may consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person if:
(i)    either: (x) the Borrower is the surviving corporation or (y) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”),
(ii)    the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under the Credit Documents pursuant to documentation reasonably satisfactory to the Administrative Agent,
(iii)    immediately after such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing,
(iv)    immediately after giving effect on a Pro Forma Basis to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the ratio of the Consolidated EBITDA to Consolidated Interest Expense for the Successor Company, the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction,
(v)    each Guarantor shall have confirmed pursuant to a supplement that its Guarantee shall apply to such Successor Company’s obligations under the Credit Documents,
(vi)    each Credit Party shall have confirmed pursuant to a supplement that its Security Documents shall apply to such Successor Company’s obligations under the Credit Documents, and, if applicable, to such Credit Party’s obligations under the Guarantee,
(vii)    to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably requested by the Administrative Agent to the extent necessary to cause such property and assets to be made subject to the Liens under the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and
(viii)    the Collateral owned by or transferred to the Successor Company shall:
(a)    continue to constitute Collateral under this Agreement and the Security Documents,
(b)    be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and
(c)    not be subject to any Lien other than Permitted Liens or Liens otherwise permitted hereunder, and
(ix)    the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel reasonably satisfactory to the Administrative

Agent, each stating that such consolidation, merger or transfer and such supplemental Guarantees and Security Documents and other documents, if any, comply with this Agreement and covering such other matters as the Administrative Agent shall reasonably request.
Upon the occurrence of any transaction described in this Section 10.3(h), the successor corporation formed by such transaction shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of this Agreement referring to the Borrower shall refer instead to the Successor Company and not to the Borrower), and may exercise every right and power of, and shall have every obligation of, the Borrower under this Agreement and the other Credit Documents with the same effect as if such Successor Company had been named as the Borrower herein.
(i)    any (A) Restricted Domestic Subsidiary or any (B) Restricted Non-Domestic Subsidiary may consolidate or merge with or into or wind up into (whether or not such Restricted Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person if:
(i)    either: (x) (A) in the case of clause (A) above, such Restricted Domestic Subsidiary is the surviving Person or (B) in the case of clause (B) above, such Restricted Non-Domestic Subsidiary is the surviving Person or (y) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person (A) in the case of clause (A) above, organized or existing under the laws of the United States, any state or territory thereof of, the District of Columbia if such Restricted Subsidiary is a Restricted Domestic Subsidiary or (B) in the case of clause (B) above, not organized or existing under the laws of the United States, any state or territory thereof of, the District of Columbia if such Restricted Subsidiary is a Restricted Non-Domestic Subsidiary (such Person, as the case may be, being herein called the “Successor Restricted Subsidiary”),
(ii)    the Successor Restricted Subsidiary, if other than such Restricted Subsidiary, expressly assumes all the obligations (if any) of such Restricted Subsidiary under the Credit Documents pursuant to documentation reasonably satisfactory to the Administrative Agent,
(iii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Restricted Subsidiary or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by the Successor Restricted Subsidiary or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing,
(iv)    immediately after giving effect on a Pro Forma Basis to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the ratio of the Consolidated EBITDA to Consolidated Interest Expense for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction,
(v)    notwithstanding anything to the contrary contained in any other provision hereof, to the extent any assets of the Person which is merged or consolidated with or into the Successor Restricted Subsidiary are assets of the type which would constitute Collateral under the Security Documents, the Successor Restricted Subsidiary will take such action as may be reasonably requested by the Administrative Agent to the extent necessary to cause such property and assets to be made subject to the Liens under the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and
(vi)    notwithstanding anything to the contrary contained in any other provision hereof, the Collateral owned by or transferred to the Successor Restricted Subsidiary shall (a) continue to constitute Collateral under this Agreement and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) not be subject to any Lien other than Permitted Liens or Liens otherwise permitted hereunder, and
(vii)    the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel reasonably satisfactory to the Administrative Agent, each stating that such consolidation, merger or transfer and such supplemental Guarantees and Security Documents and other documents, if any, comply with this Agreement and covering such other matters as the Administrative Agent shall reasonably request.
Upon the occurrence of any transaction described in this Section 10.3(i), the successor corporation formed by such transaction shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of this Agreement, referring to the Borrower shall refer instead to the Successor Restricted Subsidiary and not to the Borrower), and may exercise every right and power of, and shall have every obligation of, the Restricted Subsidiary survived by such Successor Restricted Subsidiary under this Agreement and the other Credit Documents with the same effect as if such Successor Restricted Subsidiary had been named as such survived Restricted Subsidiary herein.
10.4    Limitation on Sale of Assets. The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to, (i) convey, sell, lease, license, assign, transfer or otherwise dispose of, any of its property, business or assets (including receivables, intellectual property and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person (other than the Borrower or a Restricted Subsidiary) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:
(a)    the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, (ii) obsolete or surplus equipment and vehicles in the ordinary course of business, (iii) Permitted Investments and (iv) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(b)    the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (including, without limitation, any Stock or Stock Equivalents in any Restricted Subsidiary whether pursuant to an initial public offering or otherwise) (each of the foregoing, a “Disposition”), excluding a Disposition of accounts receivable, except in connection with the Disposition of any business to which such accounts receivable relate, for fair value; provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans as provided for in Section 5.2 and subclause (v) below, (ii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing, (iii) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments, (iv) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12; provided that the amount of (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations (in the case of the Borrower) or the Guarantees (in the case of such Restricted Subsidiary), that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this Section 10.4(b)(iii) and for no other purpose, and (v) in the case of a Disposition, other than a Disposition of any Stock or Stock Equivalents representing up to 20% of the Stock or Stock Equivalents of any Brazilian Subsidiary or any Asian Subsidiary, to the extent the aggregate Net Cash Proceeds (for the avoidance of doubt, giving full effect to the reinvestment rights under clause (a)(iv) of the definition of Net Cash Proceeds) of Dispositions pursuant to Section 10.4(b) are in excess of the greater of $400,000,000 and 4.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at the date of such Disposition (for avoidance of doubt, prior to giving effect to such Disposition), the Net Cash Proceeds of such Disposition (without giving effect to any reinvestment right pursuant to clause (b)(i)) shall be promptly applied to the repayment of the Term Loans.
(c)    (i) the Borrower and the other Credit Parties may make Dispositions and Permitted Sale Leasebacks to the Borrower or any other Credit Party, (ii) any Restricted Domestic Subsidiary that is not a Credit Party may make Dispositions and Permitted Sale Leasebacks to the Borrower or any Restricted Domestic Subsidiary, (iii) any Restricted Non-Domestic Subsidiary may make Dispositions and Permitted Sale Leasebacks to any other Restricted Non-Domestic Subsidiary, (iv) any Restricted Non-Domestic Subsidiary may make Dispositions and Permitted Sale Leasebacks to the Borrower and any Restricted Domestic Subsidiary that is a Credit Party and (v) any Restricted Non-Domestic Subsidiary may make Dispositions and Permitted Sale Leasebacks to a Restricted Domestic Subsidiary that is not a Credit Party; provided that, notwithstanding anything to the contrary herein, any such Disposition or Permitted Sale Leaseback between the Borrower or any Credit Party, on the one hand, and any Restricted Subsidiary that is not a Credit Party, on the other, if the aggregate proceeds of such Dispositions or Permitted Sale Leasebacks exceeds $40,000,000, shall be consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Credit Party (which such determination may take into account any retained interest or other Investment of the Borrower or such Credit Party in connection with, and any other material economic terms of, such Sale Leaseback);

(d)    the Borrower and any Restricted Subsidiary may effect any (i) transaction permitted by Section 10.3, 10.5 (including, for the avoidance of doubt, Dispositions of cash, Stock or other consideration in connection with Permitted Acquisitions) or 10.6 and (ii) assignment of any intercompany lease, sublease or license and/or any right, title and interest under any intercompany lease, sublease or license, as collateral, to the extent a Lien thereon is also permitted under Section 10.2(b), 10.2(c) or 10.2(s), and (iii) any issuance of or sale of Stock or Stock Equivalents of any Restricted Subsidiary as consideration for any Permitted Acquisition;
(e)    the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;
(f)    the Borrower and the Restricted Subsidiaries may effect Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;
(g)    the Borrower and the Restricted Subsidiaries may effect Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements (including, without limitation, any puts, calls or deadlock buyouts) between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(h)    the Borrower and the Restricted Subsidiaries may effect Dispositions listed on Schedule 10.4 (“Scheduled Dispositions”);
(i)    the Borrower and the Restricted Subsidiaries may effect transfers of property which constitute a “Casualty Event”;
(j)    (i) the Borrower and the Restricted Subsidiaries may effect Dispositions of delinquent accounts receivable in the ordinary course of business in connection with the collection or compromise thereof and (ii) any Restricted Non-Domestic Subsidiary may effect Dispositions of accounts receivable at a discount in a factoring arrangement or otherwise, provided that the value of such accounts receivable (as determined by the Borrower) Disposed of pursuant to this clause (ii) shall not exceed $100,000,000 for any four consecutive quarter period;
(k)    the Borrower and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement;
(l)    the Borrower and the Restricted Subsidiaries may effect a Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (k) above;
(m)    any Restricted Subsidiary may effect sales of Student Loans in Permitted Student Loan Securitization Transactions;

(n)    the Borrower and the Restricted Subsidiaries may effect Permitted Sale Leasebacks (in addition to those permitted under clause (c) above); provided that Net Cash Proceeds (without giving effect to any reinvestment right) of Permitted Sale Leasebacks received from and after the Closing Date in respect of assets owned by the Borrower or a Restricted Subsidiary shall be (i) reinvested, up to the Maximum Permitted SLB/Lien Amount as calculated immediately prior to such Permitted Sale Leaseback, for Permitted SLB Investments, in each case consummated or reinvested no later than the last day of the Reinvestment Period after the consummation of such Permitted Sale Leaseback, or (ii) to the extent required, applied to the prepayment of the Term Loans as provided for in Section 5.2; and
(o)    the Borrower and the Restricted Subsidiaries may effect Dispositions of the Stock or assets of any Unrestricted Subsidiary.
Notwithstanding any of the foregoing, the restrictions on Dispositions set forth in this Section 10.4 shall not apply to any Disposition or series of related transactions relating to such Disposition if the aggregate Fair Market Value of such assets subject to the Disposition is less than $10,000,000.
10.5    Limitation on Investments. The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to, make any Investment except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    Investments that were Permitted Investments when such Investments were made;
(c)    loans and advances to officers, directors and employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $10,000,000;
(d)    Investments existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date, as set forth on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment set forth on Schedule 10.5;
(e)    Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(f)    Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents of Holdings or of the Borrower or, in the case of Permitted Acquisitions, with Stock or Stock Equivalents of a Restricted Non-Domestic Subsidiary;

(g)    Investments
(i)    by the Borrower or any Restricted Subsidiary in any Credit Party;
(ii)    between or among Restricted Domestic Subsidiaries that are not Credit Parties;
(iii)    between or among Restricted Non-Domestic Subsidiaries;
(iv)    by Restricted Non-Domestic Subsidiaries in Restricted Domestic Subsidiaries or the Borrower;
(v)    consisting of intercompany Investments by the Borrower or any Restricted Domestic Subsidiary in any Restricted Non-Domestic Subsidiary incurred in the ordinary course of business in connection with cash management operations (including with respect to intercompany self-insurance arrangements), or in connection with or for use for general working capital purposes, capital expenditures, to service Indebtedness, to finance acquisitions or Investments or to fund losses at Restricted Subsidiaries; provided that: (A) any intercompany Investment being made by a Credit Party in a Restricted Non-Domestic Subsidiary shall be in the form of, and documented as, a loan or advance (other than such intercompany Investments, including Investments consisting of Stock or Stock Equivalents of such Credit Party (other than Disqualified Stock)); (B) the Borrower or such Restricted Subsidiary making such loan or advance shall comply with Section 9.12 to the extent applicable, and with Section 10.1(b); and (C) the gross aggregate amount of such intercompany Investments made after the Closing Date shall not exceed the sum of (i) $150,000,000, plus (ii) with respect to any Investments from the Borrower or any Restricted Domestic Subsidiary to a Restricted Non-Domestic Subsidiary, (a) such amounts that may from time to time after the Closing Date be paid from Restricted Non-Domestic Subsidiaries to the Borrower and Restricted Domestic Subsidiaries (whether in the form of intercompany loan repayments, dividends, or payments of management fees, royalties or other charges), less (b) amounts of intercompany Investments made by the Borrower or any Restricted Domestic Subsidiary in any Restricted Non-Domestic Subsidiary pursuant to this Section 10.5(g)(v)(C)(ii);
(vi)    by Credit Parties in any Restricted Subsidiary that is not a Credit Party, to the extent that the aggregate amount of all Investments made on or after the Closing Date pursuant to this clause (vi), valued at the fair market value (determined by the Borrower acting in good faith) of each such Investment at the time each such Investment was made, is not in excess of (w) $20,000,000 plus (x) the Applicable Equity Amount at such time plus (y) to the extent the Consolidated Total Debt to Consolidated EBITDA Ratio is not greater than 4.75 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at such time;
(vii)    by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties;

(viii)    any Investment permitted under Section 10.4(c); and
(ix)    any intercompany hedging arrangements, such as back-to-back hedging agreements, not entered into for speculative purposes.
provided, however, that notwithstanding anything to the contrary in this clause (g), this clause (g) shall not permit a direct or indirect Investment by a Credit Party in a Non-Domestic Subsidiary except pursuant to clauses (g)(v), (vi), (viii) and (ix);
(h)    Investments constituting Permitted Acquisitions (including any Foreign Acquisitions);
(i)    Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;
(j)    Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof) in an aggregate amount, when combined with distributions made pursuant to Section 10.6(b), not to exceed $35,000,000 in any Fiscal Year;
(k)    Investments consisting of dividends permitted under Section 10.6 owed to the Borrower by Restricted Subsidiaries.
(l)    loans and advances to any direct or indirect holding company of the Borrower in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.6(c) or Section 10.6(i);
(m)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(n)    advances of payroll payments to employees in the ordinary course of business;
(o)    Guarantee Obligations of (x) the Borrower or any Restricted Subsidiary (i) of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business, (ii) permitted under Section 10.1(aa) with respect to any Indebtedness of Restricted Non-Domestic Subsidiaries and (iii) with respect to any Cash Management Programs of the Borrower or any Restricted Domestic Subsidiary and (y) Restricted Non-Domestic Subsidiaries with respect to any Cash Management Programs of any Restricted Non-Domestic Subsidiary;
(p)    Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(q)    Investments in Hedge Agreements permitted by Section 10.1;

(r)    intercompany transfers of creditor positions in respect of Indebtedness outstanding pursuant to Sections 10.1(a), 10.1(b), 10.1(g) or 10.1(i);
(s)    other Investments (including but not limited to (A) minority Investments and Investments in Unrestricted Subsidiaries, (B) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries and (C) Investments in Subsidiaries that are not Credit Parties), which outstanding Investments when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7(a)(i) from the Closing Date and (ii) all loans and advances made to any direct or indirect holding company of the Borrower pursuant to Section 10.5(l) in lieu of dividends permitted by Section 10.6(c) and (iii) all dividends paid pursuant to Section 10.6(c), shall not exceed at the time such Investment is made an amount equal to (x) $200,000,000 plus (y) the Applicable Equity Amount at such time plus (z) to the extent the Consolidated Total Debt to Consolidated EBITDA Ratio is not greater than 4.75 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at the time such Investment is made;
(t)    Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(u)    Investments arising from the creation, holding or sale of Student Loans made by any Restricted Subsidiary in the ordinary course of business, including, without limitation, the Investment arising from any guarantee by any Restricted Subsidiary of student loans offered pursuant to any student loan program to students of such Restricted Subsidiary;
(v)    Investments by the Borrower or any Restricted Subsidiary in any Affiliate of the Borrower that is controlled by Holdings or in Holdings; provided that the aggregate amount of Investments at any time outstanding pursuant to this clause (v), when taken together with the aggregate amount of dividends paid pursuant to Section 10.6(d)(iii)(B), shall not exceed $25,000,000;
(w)    Permitted SLB Investments financed with up to the Maximum Permitted SLB/Lien Amount as calculated immediately prior to such Permitted SLB Investments of proceeds of Permitted Sale Leasebacks or Permitted SLB/Lien Prepayment Events received from and after the Closing Date and consummated no later than the last day of the Reinvestment Period after the consummation of such Permitted Sale Leaseback or Permitted SLB/Lien Prepayment Event, as applicable;
(x)    other Investments so long as, both immediately before and after giving effect to any such Investment, the Consolidated Total Debt to Consolidated EBITDA Ratio is less than or equal to 2.50 to 1.00; and
(y)    other Investments in an amount not to exceed $100,000,000 to be used directly or indirectly in accordance with the “Use of Proceeds” section of the Rule 424(b) prospectus filed by the Borrower with the SEC on February 2, 2017.
In the event that any Investment meets the criteria of more than one of the categories of Investment described in clauses (a) through (y) above, the Borrower may select which such category shall apply to such Investment and may, in its sole discretion, divide the Investment among multiple available categories pursuant to more than one of the above clauses.
10.6    Limitation on Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in its Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “dividends”); provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:
(a)    the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;
(b)    the Borrower may in an aggregate amount, when combined with amounts paid pursuant to Section 10.5(j), not to exceed $30,000,000 in any Fiscal Year (with unused amounts in any Fiscal Year being carried over to succeeding Fiscal Years subject to a maximum of $120,000,000 in any Fiscal Year), repurchase its Stock or Stock Equivalents held by any present or former officer, director or employee (or their respective Affiliates, estates or immediate family members) of the Borrower and its Subsidiaries or any parent thereof, so long as such repurchase is pursuant to, and in accordance with the terms of, or pursuant to, management and/or employee stock plans, stock subscription agreements or shareholder agreements or any other management or employee benefit plan or agreement;
(c)    the Borrower may pay dividends on its Stock or Stock Equivalents; provided that the amount of all such dividends paid from the Closing Date pursuant to this clause (c), when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7(a)(i) from the Closing Date and (ii) (A) all loans and advances made to any direct or indirect holding company of the Borrower pursuant to Section 10.5(l) in lieu of dividends permitted by this clause (c) and (B) all Investments made pursuant to Section 10.5(s), shall not exceed an amount equal to (x) (I) at any time at which the Consolidated Total Debt to Consolidated EBITDA Ratio would be equal to or less than 4.75 to 1.00 but greater than 3.75 to 1.00 (giving effect on a Pro Forma Basis to such dividend) $75,000,000, or (II) at any time at which the Consolidated Total Debt to Consolidated EBITDA Ratio would be equal to or less than 3.75 to 1.00 (giving effect on a Pro Forma Basis to such dividend), $150,000,000) plus (y) the Applicable Equity Amount plus (z) to the extent the Consolidated Total Debt to Consolidated EBITDA Ratio is not greater than 4.75 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the payment of such dividend, the Applicable Amount at the time such dividends are paid;
(d)    the Borrower may pay dividends:
(i)    the proceeds of which shall be used to allow any direct or indirect holding company of the Borrower to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower or its Subsidiaries, (B) any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (C) fees and expenses otherwise due and payable by the Borrower or any of its Restricted Subsidiaries and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement;
(ii)    the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect holding company of the Borrower that holds no material assets other than Stock in the Borrower;
(iii)    (A) to any direct or indirect holding company of the Borrower to finance any Investment permitted to be made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5; provided that (x) such dividend shall be made substantially concurrently with the closing of such Investment, or at such later date as indicated at the time such dividend is paid, (y) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.5) of the Person formed or acquired into the Borrower or any of its Restricted Subsidiaries and (z) the Borrower shall comply with Sections 9.11 and 9.12 to the extent applicable and (B) to Holdings to enable Holdings to make any Investment in any Affiliate of the Borrower that is controlled by Holdings; provided that (x) such dividend shall be made substantially concurrently with the closing of such Investment, or at such later date as indicated at the time such dividend is paid, and (y) the aggregate amount of dividends paid pursuant to this clause (d)(iii)(B), when aggregated with the aggregate amount of outstanding Investments made pursuant to Section 10.5(v), shall not exceed $25,000,000;
(iv)    the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or acquisition permitted by this Agreement payable by the Borrower or its Restricted Subsidiaries and permitted to be paid by the Borrower or its Restricted Subsidiaries by this Agreement;
(v)    for any period during which the Borrower is a member of a group filing a consolidated, combined or unitary tax return with a direct or indirect holding company, dividends the proceeds of which will be used to pay Taxes to the extent such Taxes are attributable to the income of the Borrower and its Subsidiaries, in amounts not to exceed the amount of the relevant Taxes (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated, combined or unitary return with its Subsidiaries that are members of the consolidated, combined or unitary group); and
(vi)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; provided, that the amount of all dividends made pursuant to this clause (d)(vi) shall be deemed to be a cash labor expense of the

Borrower (and shall be deducted from Consolidated Net Income); provided, further, that the aggregate amount of dividends made pursuant to this clause (d)(vi) shall not exceed $1,000,000 in any Fiscal Year;
(e)    the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness or convertible securities and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness or convertible securities in accordance with its terms;
(f)    the Borrower may declare and pay dividends on the Borrower’s common stock of up to the greater of (x) 6% per annum of the net proceeds received by or contributed to the Borrower in or from the IPO to the extent such net proceeds are not utilized in connection with other transactions permitted by Section 10.5, 10.6 or 10.7 and (y) 5% per annum of the Market Capitalization;
(g)    the Borrower may pay dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options;
(h)    the Borrower may pay dividends on its Qualified Preferred Stock; provided, that the aggregate amount of dividends made pursuant to this clause (h) shall not exceed $40,000,000; and
(i)    other dividends so long as, both immediately before and after giving effect to any such dividend, the Consolidated Total Debt to Consolidated EBITDA Ratio is less than or equal to 2.50 to 1.00.
(j)    Notwithstanding anything to the contrary contained in this Section 10 (including Section 10.5 and this Section 10.6), the Borrower will not permit any of its non-wholly-owned Restricted Subsidiaries to, pay any dividends on any class or series of Stock unless the Borrower or Restricted Subsidiaries receive, or shall have received, or unless any such non-wholly-owned Restricted Subsidiaries shall accrue, an amount at least equal to the pro rata share of such dividends that would have been paid to the Borrower or any Restricted Subsidiaries if such dividends were paid based on the direct or indirect percentage ownership interest in such class of Stock held by the Borrower or by the Restricted Subsidiary that holds equity in the Restricted Subsidiary paying such dividend. For purposes of this Section 10.6(j) only, fees or royalty payments received from (or accrued by) the applicable non-wholly owned Subsidiary by the Borrower or by any Restricted Subsidiary shall also be deemed to be dividends to the extent the third-party minority owners of such non-wholly owned Subsidiary have a right to receive (and do receive) a payment, in the form of a dividend, that is not greater than the amount that would be proportional to the fee or royalty payment paid to the Borrower or any Restricted Subsidiaries, based on their respective ownership interests of the third-party minority owners and the Borrower or any Restricted Subsidiaries (whether direct or indirect) in such non-wholly owned Subsidiary.

(k)    So long as no Default or Event of Default is continuing or would result therefrom, the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents previously issued to any Person as consideration in connection with a Permitted Acquisition (such Stock or Stock Equivalents, the “Specified Stock Consideration”) for cash; provided that (i) the cash paid to redeem such Specified Stock Consideration, when aggregated with all other cash payments made for such Specified Stock Consideration shall not exceed the value attributed to such Specified Stock Consideration at the time of such Permitted Acquisition (with such adjustments to such valuation to give effect to any applicable currency fluctuations between the date of issuance of such Specified Stock Consideration and the date of redemption), and (ii) the issuance of such Specified Stock Consideration to such Person in connection with such Permitted Acquisition shall be deemed, for all purposes hereunder after such redemption, to have been a cash payment in respect of such Permitted Acquisition made on the date of issuance in an amount equal to the cash paid to redeem such Specified Stock Consideration.
Nothing in this Agreement shall restrict or prohibit the conversion of any Indebtedness (including the Exchange Notes), Preferred Stock (including the Qualified Preferred Stock) or Disqualified Stock into common stock of the Borrower from time to time, such conversion shall not constitute a “dividend” for purposes of this Section 10.6 and such conversion shall be permitted under this Section 10.6.

10.7    Limitations on Debt Payments and Amendments.
(a)    The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to, prepay, repurchase or redeem or otherwise defease any Permitted Additional Debt that is subordinated to the Obligations; provided, however, without limiting the prepayments, repurchases, redemptions and defeasances permitted pursuant to Section 10.1(z)(ii), that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem such Permitted Additional Debt:
(i)    in an aggregate amount from the Closing Date, when aggregated with (A) the aggregate amount of dividends paid pursuant to Section 10.6(c) from the Closing Date and (B) all (I) Investments made pursuant to Section 10.5(s) and (II) loans and advances to any direct or indirect holding company of the Borrower made pursuant to Section 10.5(l), not in excess of the sum of (1) $125,000,000 plus (2) the Applicable Equity Amount at the time of such prepayment, repurchase or redemption plus (3) to the extent the Consolidated Total Debt to Consolidated EBITDA Ratio is not greater than 4.75 to 1.00, both before and after giving effect, on a Pro Forma Basis, to the making of such prepayment, repurchase or redemption, the Applicable Amount at the time of such prepayment, repurchase or redemption;
(ii)    with the proceeds of other Permitted Additional Debt; and
(iii)    in any amount so long as, both immediately before and after giving effect to any such prepayment, repurchase or redemption, the Consolidated Total Debt to Consolidated EBITDA Ratio is less than or equal to 2.50 to 1.00.
(b)    Notwithstanding anything in this Agreement to the contrary, to the extent that the prepayment, repurchase or redemption pursuant to this Section 10.7 is made from the proceeds of or in exchange for other Indebtedness incurred by the Borrower or its Restricted Subsidiaries, such Indebtedness shall be subject to subordination provisions on terms at least as favorable to the Lenders as the Indebtedness being prepaid, repurchased, or redeemed.
(c)    The Borrower will not waive, amend or modify any Permitted Additional Debt that is subordinated to the Obligations or any 2025 Notes, in each case, the terms applicable thereto, to the extent that any such waiver, amendment, or modification would be adverse to the Lenders in any material respect.
(d)    For the avoidance of doubt, nothing in this Section 10.7 shall restrict the making of any “AHYDO catch-up payment” in respect of any Indebtedness permitted under Section 10.1 and any such “AHYDO catch-up payment” shall not reduce the amounts otherwise available under Section 10.7(a)(i) above.
10.8    Limitations on Sale Leasebacks. The Borrower will not, and the Borrower will not permit any of its Restricted Subsidiaries to, enter into or effect any Sale Leasebacks other than Permitted Sale Leasebacks (subject to the limits on Dispositions and Indebtedness set forth in this Agreement) or as otherwise permitted under this Agreement; provided, however, for avoidance of doubt, Sale Leasebacks between the Borrower and any Restricted Subsidiaries or among Restricted Subsidiaries shall be permitted.
10.9    Changes in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities reasonably incidental or related to any of the foregoing.
10.10    Financial Covenant. Solely with respect to the Revolving Credit Loans, the Borrower will not permit the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio as of (and only as of) the last day of a Test Period (commencing with the Test Period ending June 30, 2017) ending during the periods set forth in the table below to exceed the ratio set forth below opposite such period, provided that, if the Consolidated Total Debt to Consolidated EBITDA Ratio is less than or equal to 4.75 to 1.00 as of the last day of a Test Period and less than 25% of the Revolving Credit Facility is utilized (whether in the form of Revolving Credit Loans of any currency, Swingline Loans, Letters of Credit or otherwise) as of the last day of the applicable Test Period below, the financial covenant set forth below shall not apply or be tested as of such date:

Period	Consolidated Senior Secured Debt to Consolidated EBITDA Ratio
June 30, 2017	4.50 to 1.00
September 30, 2017	4.50 to 1.00
December 31, 2017 through March 31, 2018	3.75 to 1.00
June 30, 2018 and thereafter	3.50 to 1.00

10.11    Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 11.    Events of Default. “Event of Default” means the occurrence of any of the following:
11.1    Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document.
11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.
11.3    Covenants. Any Credit Party shall:
(i)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d), Section 9.5 or Section 10, provided that a default as a result of a breach of Section 10.10 shall not constitute an Event of Default with respect to any Term Loans unless and until the Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Loans to be immediately due and payable and/or all outstanding Revolving Credit Commitments terminated, in each case in accordance with this Agreement and such declaration has not been rescinded on or before such date; or
(ii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or 11.3(i)) contained in this Agreement or any Security Document and such default shall continue unremedied and unwaived for a period of at least 30 days; or
11.4    Default Under Other Agreements. The Borrower or any of the Restricted Subsidiaries shall (A) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $125,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, the effect of which payment default is to cause, or permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (B) default in the observance or performance of any agreement or condition relating to any such Indebtedness in excess of $125,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition in this clause (B) is to cause, or permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) without limiting the provisions of clause (i) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof, provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.
11.5    Bankruptcy, Etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (i) Title 11 of the United States Code entitled “Bankruptcy,” or (ii) in the case of any Non-Domestic Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing.
11.6    ERISA. (i) (A) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof) or (B) any Foreign Plan shall fail to be in material compliance with the terms of such Foreign Plan and applicable law, or any material contribution or other material payment with respect to any Foreign Plan has not been made in full or there is any material funding deficiencies under any Foreign Plan; and (ii) there could result from any event or events set forth in clause (i) (A) or (B) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability and (iii) such lien, security interest, or liability would or would be reasonably likely to have a Material Adverse Effect.
11.7    Guarantee. Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.
11.8    Pledge Agreement. Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or any perfection defect arising solely as a result of the failure of the Collateral Agent to maintain any possessory collateral) or any pledgor thereunder or any other Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Pledge Agreement.
11.9    Security Agreement. Any Security Agreement pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral, or the U.S. Institution Subsidiary Collateral Agreement, or any material provision of any of the foregoing, shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Security Agreement or the U.S. Institution Subsidiary Collateral Agreement.
11.10    Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any mortgagor thereunder or any other Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage.
11.11    Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries (other than any judgment or decree entered against the Borrower or any of the Restricted Subsidiaries with respect the pending litigation described on Schedule 8.4) involving a liability of $150,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

11.12    Change of Control. A Change of Control shall occur.
11.13    Subordination. Any Indebtedness of, or Lien on assets of, the Borrower or any Restricted Subsidiary that is subject to subordinations provisions cease, for any reason, to be validly subordinated to the Obligations or to the obligations of, and Liens granted by, the Credit Parties under the Guarantee and the other Security Documents, as the case may be.
Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, then, by written notice to the Borrower, (a) the Administrative Agent may take any or all actions described below, and (b) upon the written request of the Required Lenders, the Administrative Agent shall take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any other Secured Party to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), (iv) and (v) below shall occur automatically without the giving of any such notice): (i) declare the Revolving Credit Commitments, Swingline Commitments, Extended Revolving Credit Commitments, if any, Extended Term Loans, if any, and New Term Loan Commitments, if any, terminated, whereupon the Revolving Credit Commitments, Swingline Commitments, Extended Revolving Credit Commitments, if any, Extended Term Loans, if any, and New Term Loan Commitments, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; and/or (v) enforce any or all rights and remedies of the Administrative Agent, the Collateral Agent, and the Secured Parties pursuant to the Credit Documents, including any and all rights and remedies against Collateral.
11.14    Reserved.
11.15    Allocation of Payments. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from the proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied (subject to the First Lien Intercreditor Agreement, if any):
(i)    first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with a collection or a sale of Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;
(ii)    second, to the Secured Parties, an amount (x) equal to all Obligations (and, for this purpose, “Obligations” includes, solely with respect to any Secured Hedge Agreement entered into by a Restricted Non-Domestic Subsidiary, Secured Obligations (as defined in any Security Agreement and the Pledge Agreement) with respect to such Restricted Non-Domestic Subsidiary) owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letter of Credit Outstandings on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letter of Credit Outstandings, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letter of Credit Outstandings; and
(iii)    third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
provided that any amount applied to Cash Collateralize any Letter of Credit Outstandings that has not been applied to reimburse the Letter of Credit Issuer for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above. Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
SECTION 12.    [RESERVED]
SECTION 13.    The Agents.
13.1    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 13 (other than Section 13.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and no Borrower, Guarantor or any other Credit Party shall have any rights as a third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.
(b)    The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent. Each Lender and Letter of Credit Issuer hereby further authorizes the Administrative Agent and the Collateral Agent, on such Lender or Letter of Credit Issuer’s behalf, to enter into the Debt Allocation Agreement, and each Lender (and Letter of Credit Issuer) agrees to be bound by the terms of the Debt Allocation Agreement.
(c)    The Co-Syndication Agents and the Joint Lead Arrangers and Joint Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.
13.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each such agent, sub-agent or attorney‑in‑fact shall be entitled to the benefits of all provisions of this Section 13 (as though such agent, sub-agent or attorney in-fact were the “Administrative Agent” or “Collateral Agent” as applicable, under the Credit Documents) as if set forth in full herein with respect thereto. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents, or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
13.3    Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or Affiliate thereof. The Collateral Agent shall not be under any obligation to the

Administrative Agent, any Lender, the Swingline Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.
13.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law. For purposes of determining compliance with the conditions specified in Section 6 and 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
13.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
13.6    Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, the Swingline Lender, any Letter of Credit Issuer or any other Secured Party. Each Lender, the Swingline Lender, each Letter of Credit Issuer and each other Secured Party confirms to the Administrative Agent, Collateral Agent and each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent or Collateral Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it. Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Borrower and each other Credit Party;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
(iv)    the adequacy, accuracy and/or completeness of the information delivered by the Administrative Agent, Collateral Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
13.7    Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), this Section 13.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder.
13.8    Agents in their Individual Capacity. (a) Each Agent and its Affiliates shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent or Affiliate thereof and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Agent hereunder in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party or Affiliate thereof as though it were not an Agent hereunder and without any duty to account therefor to the Lenders.
(a)    Each Lender understands that each Agent, acting in its individual capacity, and its Affiliates (collectively, such “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, each Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, any Guarantor and any other Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) which information may not be available to any of the Lenders that are not members of such Agent’s Group. None of the Agents nor any member of any Agent’s Group shall have any duty to disclose to any Lender or use on behalf of any Lender, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Credit Document to be transmitted by the Agent to the Lenders.
(b)    Each Lender further understands that there may be situations where members of any Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender (including the interests of the Lenders hereunder and under the other Credit Documents). Each Lender agrees that no member of any Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Credit Document, (ii) the receipt by the Agent’s Group of information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or any member of an Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.
13.9    Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Credit Documents and (ii) any payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the (i) transfer by the retiring (or retired) Agent to the successor Agent of all sums, Stock, Stock Equivalents and other items of Collateral held under the Security Documents (as applicable), together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent hereunder and under the other Credit Documents, and (ii) execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 13.9). The fees payable by the Borrower (following the effectiveness of such appointment) to such successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 13 (including 13.7) and Section 14.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 13.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor to the Administrative Agent appointed pursuant to this Section 13.9 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.
Upon the appointment of a successor Administrative Agent pursuant to this Section 13.9, the Lenders from time to time party hereto agree that the successor Administrative Agent shall be entitled to the Register of the resigning Administrative Agent in a form that shall be mutually agreed by such agents at the time of the appointment of the successor Administrative Agent, and each Agent, Credit Party, Lender and other party hereto agrees that the successor Administrative Agent shall be entitled to rely upon such Register without further inquiry and such Register shall be conclusive.
Any resignation by the Administrative Agent pursuant to this Section 13.9 shall also, to the extent the Administrative Agent (or its Affiliate) is also the Swingline Lender hereunder, constitute its resignation as Swingline Lender and upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (b) the retiring Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents.
In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Letter of Credit Issuer and/or the Swingline Lender may, at any time, upon giving five Business Days’ prior written notice to the Borrower and the Administrative Agent, resign as Letter of Credit Issuer or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice; provided that such resignation by the Letter of Credit Issuer shall have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Letter of Credit Issuer; and provided, further, that such resignation by the Swingline Lender shall have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.
13.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative

Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Existing Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
13.11    Security Documents and Guarantee.
(a)    Agents under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be and are hereby authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by Section 10.2(a), Section 10.2(g) and Section 10.2(r) and the Qualified Lien Intercreditor Agreement contemplated by Section 10.2(t). Subject to Section 14.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented or (ii) release any Guarantor from the Guarantee or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented.
(b)    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
13.12    Other Agents; Arrangers. None of the Lenders or other Persons identified on the facing page of this Agreement or elsewhere as a “co-syndication agent,” “co-documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 14.    Miscellaneous.
14.1    Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented, terminated, waived or modified except in accordance with the provisions of this Section 14.1 (or in accordance with Extension Amendments pursuant to Section 2.15). The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or waive, reduce, postpone (it being understood that any change to the definition of Consolidated Total Debt to Consolidated EBITDA Ratio or Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or in the component definitions thereof shall not constitute a reduction in the rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only), or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Revolving Credit Lenders”, “Required Revolving Credit Lenders”, or “Required Term Loan Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in the final paragraph of Section 11, in each case without the written consent of each Lender directly affected thereby, or (iii) amend, modify, terminate or waive any provision of Section 13 without the written consent of the then-current Administrative Agent and Collateral Agent or any other former or current Agent to whom Section 13 then applies in a manner that directly affects such Person, or (iv) amend, modify, terminate or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the applicable Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender in a manner that directly affects such Person, or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees or this Agreement), or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in each case except with the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly affected thereby, or (ix) decrease any Repayment Amount, extend any scheduled repayment date or decrease the amount or allocation of any mandatory prepayment to be received by any Term Loan Lender, in each case without the written consent of the Required Term Loan Lenders, unless permitted under this Agreement, or (x) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Notwithstanding the foregoing, the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement, the First Lien Intercreditor Agreement, if any, the Second Lien Intercreditor Agreement, if any, or the Qualified Lien Intercreditor Agreement, if any, to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Letter of Credit Issuer.
The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for the calculation of the minimum vote of the Lenders hereunder requiring any consent of the Lenders).
Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such Credit Facilities in any determination of the Required Lenders and other definitions related to such new Credit Facility.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the affected Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term

Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable ABR Margin and Applicable LIBOR Margin for such Replacement Term Loans shall not be higher than the Applicable ABR Margin and Applicable LIBOR Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing.
The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment in cash of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made and except to the extent provided in any applicable intercreditor agreement), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination (in accordance with the terms of this Agreement) or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 14.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that a Guarantor shall be released from its Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
14.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
14.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
14.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
14.5    Payment of Expenses; Indemnification. The Borrower agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Simpson Thatcher & Bartlett LLP and one counsel in each relevant local jurisdiction, (b) to pay or reimburse each Agent for all its reasonable out of pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), (c) to pay, indemnify, and hold harmless each Letter of Credit Issuer, Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Letter of Credit Issuer, Lender and Agent and their respective Affiliates, directors, officers, employees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel), related to the transactions contemplated hereby (including, without limitation, the solicitation of consents, the syndication of the Loans, Commitments, Letters of Credit and other extension of credit made hereunder or the use of the proceeds therefrom (including any refusal by any Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, and any other actions contemplated under that certain (i) Engagement Letter (the “Engagement Letter”) and (ii) Fee Letter, dated as of April 7, 2017, and entered into by and among the Borrower, certain of the Joint Lead Arrangers and Joint Bookrunners and the other parties named therein) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of their Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Affiliates, officers, directors, employees or agents with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Affiliates, officers, directors, employees or agents or (ii) any material breach of any Credit Documents by the party to be indemnified. No Person entitled to indemnification under clause (d) of this Section 14.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 14.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, stockholders or creditors or any other Person, whether or not any Person entitled to indemnification under clause (d) of this Section 14.5 is otherwise a party thereto. All amounts payable under this Section 14.5 shall be paid within ten Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable retail. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.
14.6    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3 the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 14.15) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent of:
(A)    the Borrower (which consent shall not be unreasonably withheld or delayed); provided that, (i) the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (ii) no consent of the Borrower shall be required (x) for an assignment to a Lender or an Affiliate or Approved Fund of a Lender (unless increased costs, including any payments pursuant to indemnities under this Agreement, would result therefrom), (y) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, or (z) with respect to the initial syndication of the Loans, to the extent the Borrower has previously consented to such assignment in writing; and
(B)    of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Swingline Lender and the Letter of Credit Issuer, provided that (i) no consent of the Administrative Agent shall be required (x) for an assignment of any Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment or (y) for any assignment of any Loans funded by such Lender on the Closing Date, (ii) no consent of the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
Notwithstanding the foregoing, no such assignment shall be made to a natural person.
(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of a Term Loan Commitment or Term Loan denominated in Dollars, $1,000,000), and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”); and
(E)    the assignee must comply with the requirements of Section 5.4(e).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 14.6.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender and any payment made by the Letter of Credit Issuer under any Letter of Credit pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the Lending Offices through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and the Letter of Credit Issuer, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 14.6 and any written consent to such assignment required by clause (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Participant must comply with Section 5.4(e), and (D) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (vii) or (ix) of the proviso to Section 14.1 that affects such Participant. Subject to clause (c)(ii) of this Section 14.6, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and provided that such Participant agrees to be subject to the requirements and limitations of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register

(including the identity of any Participant or any information relating to the Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agree that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H-1 or H-2, as the case may be, evidencing the Term Loans, Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.
(e)    Subject to Section 14.16, the Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and Affiliates in connection with such Lender’s credit evaluation of the Borrower and Affiliates prior to becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower,

the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 14.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions approved by the Borrower and Administrative Agent providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 14.6(g) may not be amended without the written consent of each SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11 and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11 and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 14.6.
(h)    Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time at which no Default has occurred and is continuing, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans or Term Loan Commitments (and in no case any Revolving Credit Loans or Revolving Credit Commitments) to the Borrower or any Subsidiary and (y) the Parent may, from time to time, purchase or prepay Loans (other than Revolving Credit Loans), in each case, on a non-pro rata basis through (A) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction) or (B) open market purchases; provided that
(i)    any Loans or Commitments acquired by the Borrower or any Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;
(ii)    by its acquisition of Loan or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:
(A)    it shall not have any right to (x) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (z) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents;
(B)    except with respect to any amendment, modification, waiver, consent or other action described in clause (i) or (ii) of the second proviso of Section 14.1 or that adversely affects such Affiliated Lender in any material respect differently from other Lenders, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote; and
(C)    if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans and participations therein and any other amounts owed to such Affiliated Lender hereunder or under any other Credit Document and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (C);
(iii)    the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Term Loans outstanding at such time under this Agreement; and
(iv)    any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time.
For avoidance of doubt, the foregoing limitations under clause (ii) above shall not be applicable to Affiliated Institutional Lenders.
14.7    Replacements of Lenders under Certain Circumstances.

(a)    The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) or (iv) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (i) all Obligations (other than principal and interest) of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, each party hereto agrees that such assignment required pursuant to this Section 14.7(b) may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
(c)    If (i) an amendment to this Agreement (a “Maturity Date Amendment”) provides for the extension of the maturity date of any Class or Series of Loans or Commitments under this Agreement (which Maturity Date Amendment may also include terms or modifications in addition to the extension of the maturity date) and (ii) one or more Lenders (“Non-Extending Lenders”) holding Loans or Commitments of the same Class or Series as those for which the maturity date is extended by the Maturity Date Amendment do not consent to and join in the Maturity Date Amendment, then the Borrower shall have the right (unless such Non-Extending Lender consents to and joins in the Maturity Date Amendment) to replace any such Non-Extending Lender by requiring such Non-Extending Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent and such assignee shall be deemed to consent to the Maturity Date Amendment and shall be included in determining the consent of the applicable Lenders; provided that (x) all Obligations (other than principal and interest) of the Borrower owing to such Non-Extending Lender being replaced shall be paid in full to such Non-Extending Lender concurrently with such assignment, and (y) the replacement Lender shall purchase the foregoing by paying to such Non-Extending Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, each party hereto agrees that such assignment required pursuant to this Section 14.7(c) may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
14.8    Adjustments; Set-off.
(a)    If any Lender (a “benefited Lender”) shall at any time (other than pursuant to any assignment or participation permitted under Section 14.6) receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion (on the basis of the amount that would be payable or applicable to such Lender and other Lenders pursuant to Section 11.15) than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right), without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
14.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
14.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. With the exception of the syndication, cooperation, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained in the Commitment Letter (which syndication, cooperation, indemnification, confidentiality, jurisdiction, governing law, and waiver of jury trial provisions shall remain in full force and effect), all of the Borrower’s, Agents’, Lenders’ and their respective Affiliates’ obligations under the Commitment Letter shall terminate and be superseded by the Credit Documents (together with any other documents, instruments or agreements executed and delivered in connection therewith), and the Borrower, Agents, the Lenders, and their respective Affiliates shall be released from all liability in connection with such terminated and superseded obligations, including, without limitation, any claim for injury or damages, whether consequential, special direct, indirect, punitive or otherwise.
14.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
14.13    Submission to Jurisdiction; Waivers. The Borrower irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof (provided that the Agents and Lenders reserve the right to bring proceedings against any Credit Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment);
(b)    consents that any such action or proceeding shall be brought solely in such courts (provided that the Agents and Lenders reserve the right to bring proceedings against any Credit Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment) and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages; and
(f)    hereby irrevocably designates, appoints and empowers the Borrower, in the case of any suit, action or proceeding, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Credit Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Person in care of the Borrower at the Borrower’s address set forth on Schedule 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2, and such Person hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf.
The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
14.14    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)    (i) the Credit Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders, the other Agents and the other Secured Parties on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lenders, the other Agents and the other Secured Parties is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, shareholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Lenders, any other Agents or any other Secured Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower, any other Credit Party or any of their respective Affiliates, shareholders, creditors or employees or any other Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, Credit Party or Affiliate, shareholder, creditor or employee or other Person on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates, shareholders, creditors or employees or any other Person with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, the Lenders, the other Agents and the other Secured Parties their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, shareholders, creditors or employees or any other Person, and neither the Administrative Agent, nor any Lender, nor any other Agent nor any other Secured Party has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; (v) neither the Administrative Agent, nor any Lender, nor any other Agent nor any other Secured Party has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (vi) no fiduciary, advisory or agency relationship between the Credit Parties and the Administrative Agent, the Lenders, the other Agents or the other Secured Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Administrative Agent, the Lenders, the other Agents and the other Secured Parties have advised or are advising the Credit Parties on other matters, and the relationship between the Administrative Agent, the Lenders, the other Agents and the other Secured Parties, on the one hand, and the Credit Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
14.15    WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
14.16    Confidentiality. Each Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of their Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Agent or Lender pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or any governmental or private regulatory agency or authority or representative thereof or pursuant to legal process or applicable law or regulation or (a) to such Lender’s or Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential, (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization, (e) to data service providers, including league table providers, that serve the lending industry, if such information is routinely provided by Agents to such data service providers and (f) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that unless specifically prohibited by applicable law or regulation or court order, each Lender and Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender or Agent by any governmental agency or any governmental or private regulatory agency or authority or representative thereof (other than any such request in connection with a routine examination of such Lender or Agent by such governmental agency or any governmental or private regulatory agency or authority or representative thereof) for disclosure of any such non-public information prior to disclosure of such information; provided, further, that in no event shall any Lender or Agent be obligated or required to return any materials furnished by or on behalf of the Borrower or any Subsidiary. Each Lender and Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 14.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 14.16 or other provisions at least as restrictive as this Section 14.16.
14.17    Direct Website Communications.
(a)    The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at the e-mail address as set forth on Schedule 14.2; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 14.17 shall prejudice the right of the Borrower, the Agents or any Secured Party to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
(b)    The Administrative Agent agrees that the receipt of the Communications sent to the Administrative Agent at its e-mail address set forth on Schedule 14.2 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the Administrative Agent. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(c)    Notices and other communications to the Lenders, and to any potential Lenders, participants or assignees (i) that becomes a party hereto pursuant to an assignment agreement, joinder agreement or participation letter and (ii) that agrees to be bound by Section 14.16 (each, an “Additional Lender” and, collectively, the “Additional Lenders”) and the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, any Additional Lender or the Administrative Agent pursuant to Section 2 if such Lender, Additional Lender or the Administrative Agent, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” EACH AGENT PARTY (AS DEFINED BELOW) DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS OR IN THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent’s transmission of Communications by electronic communication (including e-mail and Internet or intranet websites, including the Platform), except to the extent the liability of such liability resulted from the gross negligence, bad faith or willful misconduct of an Agent or its Affiliates, officers, directors, employees or agents or a material breach of the Credit Documents by such Agent.
The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the

Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.
14.18    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
14.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
14.20    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
14.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
14.22    Effect of Amendment and Restatement of the Existing Credit Agreement.
(a)    On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement, except to evidence the incurrence by the Borrower of the “U.S. Obligations” under and as defined in the Existing Credit Agreement (whether or not such “U.S. Obligations” are contingent as of the Closing Date). Subject to and except as otherwise provided in Section 7 of the Seventh Amendment, the parties hereto acknowledge and agree that (a) this Agreement and the other Credit Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “U.S. Obligations” under the Existing Credit Agreement or the other Credit Documents as in effect prior to the Closing Date and which remain outstanding as of the Closing Date, (b) the “U.S. Obligations” under the Existing Credit Agreement and the other Credit Documents are in all respects continuing (as amended and restated hereby or released or terminated in connection herewith and which are in all respects hereafter subject to the terms herein) and (c) the Liens and security interests as granted under the applicable Credit Documents securing payment of such “U.S. Obligations” are in all respects continuing and in full force and effect and are reaffirmed hereby except as released or terminated in connection herewith. The Borrowers and the Credit Parties acknowledge and agree that Section 14.5 of the Existing Credit Agreement shall, to the extent applicable immediately prior to the Closing Date, survive for the intended beneficiaries of such provision to the extent such provision applies with respect to any Indemnified Liabilities (under and as defined in Section 14.5 of the Existing Credit Agreement) relating to events and circumstances occurring prior to the Closing Date.
(b)    On and after the Closing Date, (i) all references to the Existing Credit Agreement or the Credit Agreement in the Credit Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or the Credit Agreement in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.
(c)    This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein, in the Seventh Amendment or in any other Credit Document, all terms and conditions of the Credit Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Credit Document.
SECTION 15.    Parallel Debt.
15.1    Parallel Debtors. The Borrower irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Collateral Agent amounts equal to any amounts owing from time to time by it to any Lender under this Agreement or any Secured Hedge Agreement as and when those amounts are due.
15.2    Corresponding Debt. The obligations of the Borrower under Section 15.1 are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of the Borrower to any Lender under this Agreement or under any Secured Hedge Agreement (the “Corresponding Debt”) nor shall the amounts for which the Borrower is liable under Section 15.1 (the “Parallel Debt”) be limited or affected in any way by the Corresponding Debt; provided that:
(a)    the Parallel Debt of the Borrower shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and
(b)    the Corresponding Debt of the Borrower shall be decreased to the extent its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and
(c)    the amount of the Parallel Debt of the Borrower shall at all times be equal to the amount of the Corresponding Debt.
15.3    Collateral Agent. For the purpose of this Section 15, the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Lender, and its claims in respect of the Parallel Debt shall not be held on trust. The charges and encumbrances granted to the Collateral Agent pursuant to the Dutch Security Documents to secure the Parallel Debt are granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

15.4    Collections. All moneys received or recovered by the Collateral Agent pursuant to this Section 15, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any charge or encumbrance granted to secure the Parallel Debt, shall be applied in accordance with Section 11.15 of this Agreement.
15.5    Acknowledgments. Without limiting or affecting the Collateral Agent’s rights against the Borrower (whether under this Section 15 or under any other provision of the Credit Documents), the Borrower acknowledges that (a) nothing in this Section 15 shall impose any obligation on the Collateral Agent to advance any sum to the Borrower or otherwise under this Agreement, except in its capacity as Lender; and
(a)    for the purpose of any vote taken under any Credit Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
15.6    Simultaneous Maturity. For the avoidance of doubt, the Parallel Debt will become due and payable at the same time the Corresponding Debt becomes due and payable.
15.7    No Common Property; Administration Agreement. Each party to this Agreement confirms that, in accordance with this Section 15, a claim of the Collateral Agent against the Borrower in respect of the Parallel Debt does not constitute common property within the meaning of Section 3:166 Dutch Civil Code and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Collateral Agent does constitute such common property and such provisions do apply, the parties agree that this Agreement shall contain the administration agreement within the meaning of Section 3:168 Dutch Civil Code. Notwithstanding anything to the contrary in this Agreement, Section 15 of this Agreement, and the rights and obligations of the parties under Section 15, shall be governed by, and construed and interpreted in accordance with, the laws of the Netherlands.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

LAUREATE EDUCATION, INC., as Borrower

By: /s/ Eilif Serck-Hanssen___
Name:    Eilif Serck-Hanssen

Title:	President, Chief Administrative Officer and Chief Financial Officer

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent

By: /s/ Caesar Wyszomirski__
Name:    Caesar Wyszomirski
Title:    Director

[Signature Page to Credit Agreement]

EXHIBIT A

FORM OF GUARANTEE

THIS AMENDED AND RESTATED GUARANTEE dated as of April 26, 2017 (the “Guarantee”), by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 19 (the “Guarantors”), in favor of Citibank, N.A. (“Citi”), as Collateral Agent (in such capacity, and together with any successor or permitted assign, the “Collateral Agent”) under the Credit Agreement (as defined below) for the benefit of the Secured Parties.
W I T N E S S E T H:
WHEREAS, on August 17, 2007, Laureate Education, Inc., a Delaware public benefit corporation (the “Borrower”), entered into (a) a Guarantee with Goldman Sachs Credit Partners L.P. (“GSCP”), as collateral agent, and the other Guarantors party thereto (as the same has been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Guarantee”), (b) a Credit Agreement with GSCP, as administrative agent and collateral agent, the financial institutions party thereto as lenders and letter of credit issuers, the Borrower, Iniciativas Culturales de España S.L., as the foreign subsidiary borrower (“ICE”), and others party thereto (as the same has been amended, restated, supplemented or otherwise modified prior to the date hereof, including as amended and restated on June 16, 2011 pursuant to an Amended and Restated Credit Agreement among the Borrower, ICE, the lending institutions party thereto from time to time as Lenders, and GSCP, as administrative agent and collateral agent, as such Amended and Restated Credit Agreement has been amended, restated, supplemented and otherwise modified prior to the date hereof, the “Original Credit Agreement”) and (c) other Credit Documents (as defined in the Original Credit Agreement) to which it is a party;
WHEREAS, GSCP, Citi, the Borrower and others entered into that certain Resignation and Appointment Agreement, dated as of September 30, 2011 (the “2011 Resignation and Appointment Agreement”), pursuant to which inter alia GSCP resigned as administrative agent and collateral agent under the Original Credit Agreement, the Original Guarantee and the other Credit Documents in effect prior to the date thereof and Citi was appointed as successor administrative agent and successor collateral agent under the Original Credit Agreement, the Original Guarantee and the other Credit Documents;
WHEREAS, reference is made to that certain Seventh Amendment to Amended and Restated Credit Agreement, Amendment to Security Documents, and Release of Foreign Obligations and Certain Credit Parties, dated as of the date hereof, among the Borrower, Citi, as administrative agent and collateral agent, the Lenders (as defined therein) party thereto, and the others party thereto, the “Amendment”), pursuant to which the Original Credit Agreement was amended and restated in its entirety pursuant to, and superseded by, that certain Second Amended and Restated Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lender institutions from time to time party thereto (the “Lenders”) and Citi as Administrative Agent and the Collateral Agent;
WHEREAS, upon the effectiveness of the Amendment, (i) ICE and each other Foreign Obligations Credit Party (as defined in the Original Credit Agreement) was released of all of its Obligations under the Original Credit Agreement and any and all other Credit Documents to which it is a party, (ii) all Foreign Obligations (as defined in the Original Credit Agreement) were satisfied and terminated in full and (iii) all security interests and liens granted by each Foreign Obligations Credit Party were terminated and released;
WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Borrower and the Restricted Domestic Subsidiaries (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries;
WHEREAS, each Guarantor (other than the Borrower) (the “Subsidiary Guarantors”) is a direct or indirect wholly-owned Subsidiary of the Borrower;
WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Guarantors in connection with the operation of their respective businesses;
WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;
WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Collateral Agent for the ratable benefit of the Secured Parties; and
WHEREAS, the Borrower has requested that the Original Guarantee be amended and restated in its entirety to incorporate the terms set forth herein;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the other Agents, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement and to induce one or more Lenders, Affiliates of Lenders or other Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries, the Guarantors hereby agree with the Collateral Agent, for the ratable benefit of the Secured Parties, to amend and restate the Original Guarantee, and the Original Guarantee is hereby amended and restated in its entirety as follows:

SECTION 16.    Defined Terms.
16.1    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
16.2    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
16.3    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 17.    Guarantee.
17.1    Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Collateral Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by required prepayment, acceleration, demand or otherwise) of the Obligations (and, for the purpose of this Guarantee, “Obligations” includes, solely with respect to any Secured Hedge Agreement entered into by a Restricted Non-Domestic Subsidiary, Secured Obligations (as defined in the Security Agreement and the Pledge Agreement) with respect to such Restricted Non-Domestic Subsidiary) of anyone other than such Guarantor (including amounts that would become due but for operation of the automatic stay under 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).
17.2    Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.
17.3    Each Guarantor further agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.
17.4    Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.
17.5    No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent, the

Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations under the Credit Documents (other than any contingent indemnity obligations not then due) are paid in full and the Commitments thereunder are terminated and no Letters of Credit shall be outstanding or the Letters of Credit outstanding have been Cash Collateralized, otherwise collateralized with “back to back” letters of credit or otherwise supported on terms satisfactory to the Collateral Agent (such time, “Payment in Full”).
17.6    Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose.
SECTION 18.    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties up to the maximum liability of such Guarantor hereunder.
SECTION 19.    Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration, demand or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.
SECTION 20.    No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law) of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution, indemnifications or reimbursement from the Borrower or any other Guarantor or other guarantor in respect of payments made by such Guarantor hereunder in each case, until Payment in Full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to Payment in Full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Collateral Agent may determine. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Collateral Agent or any Secured Party may have against Borrower, to all right, title and interest the Collateral Agent or any Secured Party may have in any such collateral or security, and to any right the Collateral Agent or any Secured Party may have against such other guarantor.
SECTION 21.    Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Borrower or any Guarantor or any other person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Borrower or any Guarantor or any other person or any release of any Borrower or any Guarantor or any other person shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
SECTION 22.    Guarantee Absolute and Unconditional.
22.1    Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee. All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between any Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or any other defense of the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection (this Guarantee is a primary obligation of each Guarantor and not merely a contract of surety) without regard to and hereby waives, to the fullest extent permitted by applicable law, any and all defenses that it may have arising in connection with, (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Letter of Credit, any Secured Hedge Agreement, any of the Obligations or any amendment to or waiver of, any provision of any thereof (including any change in time, place, manner, or place of payment, amendment, or waiver or increase thereof) or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance), including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, that may at any time be available to or be asserted by any Borrower against the Collateral Agent or any other Secured Party or, (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor.
22.2    This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until Payment in Full, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Hedge Agreement the Credit Parties may be free from any Obligations.
22.3    A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released under the circumstances described in Section 14.1 of the Credit Agreement.
SECTION 23.    Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
SECTION 24.    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars (based on the Dollar Equivalent amount of such Obligations on the date of payment) at the Collateral Agent’s Office. Each Guarantor agrees that the provisions of Sections 5.4 and 14.19 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.
SECTION 25.    Representations and Warranties; Covenants.
25.1    Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor and in the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date), and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.
25.2    Each Guarantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that, from and after the date of this Guarantee until Payment in Full, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in

Section 9 or Section 10 of the Credit Agreement and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.
SECTION 26.    Authority of the Collateral Agent.
26.1    The Collateral Agent enters into this Guarantee in its capacity as agent for the Secured Parties from time to time. The rights and obligations of the Collateral Agent under this Guarantee at any time are the rights and obligations of the Secured Parties at that time. Each of the Secured Parties has (subject to the terms of the Credit Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Credit Documents. The rights, remedies and discretions of the Secured Parties, or any of them, under this Guarantee may be exercised by the Collateral Agent. No party to this Guarantee is obliged to inquire whether an exercise by the Collateral Agent of any such right, remedy or discretion is within the Collateral Agent’s authority as agent for the Secured Parties.
26.2    Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit Documents) in the identity of the persons from time to time comprising the Secured Parties gives rise to an equivalent change in the Secured Parties, without any further act. Upon such an occurrence, the persons then comprising the Secured Parties are vested with the rights, remedies and discretions and assume the obligations of the Secured Parties under this Guarantee. Each party to this Guarantee irrevocably authorizes the Collateral Agent to give effect to the change in Lenders contemplated in this Section 11(b) by countersigning an Assignment and Acceptance.
26.3    Each Guarantor acknowledges and agrees that it has adequate means to obtain information from the Borrower and each other Guarantor on a continuing basis concerning the financial condition of the Borrower and each other Guarantor and its ability to perform its obligations under the Credit Agreement, the other Credit Documents and any Secured Hedge Agreement, and each Guarantor assumes the responsibility of keeping informed of the financial condition of the Borrower and each other Guarantor and all circumstances bearing upon the risk of nonpayment of the Borrower and each other Guarantor. Each Guarantor hereby waives and relinquishes any duty on the part of the Collateral Agent to disclose any matter, fact or thing related to the Borrower and each other Guarantor whether now or hereafter known.
SECTION 27.    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.
SECTION 28.    Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Collateral Agent and the Borrower.

SECTION 29.    Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 30.    Integration. This Guarantee together with the other Credit Documents and each other document in respect of any Secured Hedge Agreement represent the agreement of each Guarantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein, in the other Credit Documents or, each other document in respect of any Secured Hedge Agreement.
SECTION 31.    Amendments in Writing; No Waiver; Cumulative Remedies.
31.1    None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 14.1 of the Credit Agreement.
31.2    Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 16(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any Secured Party would otherwise have on any future occasion.
31.3    The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
SECTION 32.    Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
SECTION 33.    Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Collateral Agent.

SECTION 34.    Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee (and any such assignment without such consent shall be null and void).
SECTION 35.    WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 36.    Submission to Jurisdiction; Waivers; Service of Process. Each Guarantor hereby irrevocably and unconditionally:
submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
36.1    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
36.2    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at the Borrower’s address set forth in the Credit Agreement, and such Person hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf;
36.3    agrees that nothing herein shall affect the right of the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Collateral Agent or any other Secured Party to sue in any other jurisdiction; and
36.4    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 21 any special, exemplary, punitive or consequential damages.
SECTION 37.    GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 38.    No Novation. Except as expressly set forth herein or in the Amendment, this Guarantee does not extinguish the outstanding obligations of the Guarantors evidenced by the Original Guarantee or discharge or release any lien or security interest or any other security under the Credit Documents, all of which security interests shall continue under the Credit Documents. Nothing herein contained shall be construed as a substitution or novation of the original obligations under the Original Guarantee, which shall remain in full force and effect, except as amended hereby.
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.
POST-SECONDARY EDUCATION ACQUISITION CORPORATION, as Guarantor

By:
    Name:
    Title:

WALDEN E-LEARNING, LLC, as Guarantor

By:
    Name:
    Title:

THE CANTER GROUP OF COMPANIES, LLC, as Guarantor

By:
    Name:
    Title:

LAUREATE EDUCATION INTERNATIONAL LTD, as Guarantor

By:
    Name:
    Title:

CANTER AND ASSOCIATES, LLC, as Guarantor

By:
    Name:
    Title:

[Signature Page to Guarantee]

EDUCATIONAL SATELLITE SERVICES, INC., as Guarantor

By:
    Name:
    Title:

WALL STREET INTERNATIONAL HOLDINGS-US I, INC., as Guarantor

By:
    Name:
    Title:

FLEET STREET AVIATION, LLC, as Guarantor

By:
    Name:
    Title:

LEI ADMINISTRATION, LLC, as Guarantor

By:
    Name:
    Title:

EXETER STREET HOLDINGS LLC, as Guarantor

By:
    Name:
    Title:

[Signature Page to Guarantee]

LAUREATE EDUCATION, INC., as Guarantor with respect to Obligations of any Credit Party other than the Borrower
By:
    Name:
    Title:

[Signature Page to Guarantee]

CITIBANK, N.A., as Collateral Agent
By:
    Name:
    Title:

[Signature Page to Guarantee]

ANNEX A TO
THE AMENDED AND
RESTATED GUARANTEE
SUPPLEMENT NO. [ ] dated as of [                    ] to the AMENDED AND RESTATED GUARANTEE dated as of April 26, 2017 (the “Guarantee”), among each of the Guarantors listed on the signature pages thereto (each such subsidiary individually, a “Guarantor” and, collectively, the “Guarantors”), and Citibank, N.A., as Collateral Agent for the Lenders from time to time parties to the Credit Agreement referred to below.
A.    Reference is made to that certain Second Amend and Restated Credit Agreement, dated as of April 26, 2017, (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Laureate Education, Inc., a Delaware public benefit corporation (the “Borrower”), the lenders or other financial institutions or entities from time to time party thereto (the “Lenders”), and Citibank N.A., as Administrative Agent and Collateral Agent.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.
C.    The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement and to induce one or more Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Restricted Domestic Subsidiaries.
D.    Section 9.11 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders and the Letter of Credit Issuers to make additional Extensions of Credit, to induce one or more Hedge Banks to enter into Secured Hedge Agreements and as consideration for Extensions of Credit previously made.
Accordingly, the Collateral Agent and each New Guarantor agrees as follows:
SECTION 1. In accordance with Section 19 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor, and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor

ANNEX A

thereunder are true and correct on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date). Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.
SECTION 2. Each New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Borrower and the Collateral Agent. This Supplement shall become effective as to each New Guarantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Collateral Agent.
SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.
SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and of the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.

ANNEX A

IN WITNESS WHEREOF, each New Guarantor and the Collateral Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.
[NAME OF NEW GUARANTOR]
By:
Name:
Title:
CITIBANK, N.A., as Collateral Agent
By:
Name:
Title:

ANNEX A

EXHIBIT B
[Reserved]

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EXHIBIT C

FORM OF PERFECTION CERTIFICATE

[ ]

Reference is hereby made to that certain (i) Amended and Restated Security Agreement dated as of April 26, 2017 (the “Security Agreement”), among Laureate Education, Inc., a Delaware public benefit corporation (the “Borrower”), and each other grantor party thereto (with the Borrower, each a “Grantor” and, collectively, the “Grantors”), and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”), (ii) Amended and Restated Pledge Agreement, dated as of April 26, 2017, among the Grantors and the Collateral Agent and (iii) Amended and Restated Collateral Agreement, dated as of April 26, 2017, among Walden University, LLC (the “U.S. Institution Subsidiary”) and the Collateral Agent. The Grantors and the U.S. Institution Subsidiary are collectively referred to herein as the “Credit Parties” and each a “Credit Party.” Capitalized terms used but not defined herein have the meanings assigned to such terms in the Security Agreement.
Each of the undersigned hereby certifies to the Collateral Agent as follows:
1.    Names.
(a)    The exact legal name of each Credit Party, as such name appears in its respective certificate of incorporation or any other organizational document and the jurisdiction of incorporation or formation of such Credit Party, is set forth in Schedule 1(a) hereto. Each Credit Party is the type of entity disclosed next to its name in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Credit Party.
(b)    Set forth in Schedule 1(b) hereto is any other corporate or organizational name each Credit Party has had in the past five (5) years (including the names of any other business or organization to which such Credit Party became the successor by merger, consolidation, acquisition, change in form or jurisdiction of organization or otherwise), together with the date of the relevant change.
(c)    Except as set forth in Schedule 1(c) hereto, no Credit Party has changed its jurisdiction of organization at any time during the past five (5) years.
(d)    Set forth in Schedule 1(d) hereto is each trade name or assumed name to the knowledge of each Credit Party currently used by any Credit Party or by which any Credit Party is known or is transacting any business.
2.    Current Locations.
(a)    The chief executive office of each Credit Party is located at the address set forth in Schedule 2(a) hereto.
(b)    Except as set forth in Schedule 2(b) hereto, no Credit Party has changed its chief executive office within the past five (5) years.

3.    Acquisitions of Equity Interests or Assets. (a) Except as set forth in Schedule 3 hereto, no Credit Party has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years.
4.    Real Property. Attached hereto as Schedule 4 is a list of, to the best of each Grantor’s knowledge after due inquiry, each real property having a tax-assessed value (based on the most recent tax-assessed values available as of the date hereof) of at least $5,000,000 that is owned in fee in its entirety by any Grantor, excluding any real property that as of the date hereof is subject to a contract for sale.
5.    Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5 is a true and correct list of all of the stock, partnership interests, limited liability company membership interests or other equity interest owned by each Grantor.
6.    Instruments. Attached hereto as Schedule 6 is a true and correct list of all outstanding promissory notes and other instruments evidencing Indebtedness (as defined in the Security/Pledge Agreement) with a face value in excess of $5,000,000 (other than checks to be deposited in the ordinary course of business) held by each Grantor, including all intercompany notes between or among any two or more Grantors.
7.    Intellectual Property. Attached hereto as Schedule 7(a) is a schedule setting forth all of each Credit Party’s Patents and Trademarks registered with the United States Patent and Trademark Office, applications to register Patents and Trademarks in the United States and Patent Licenses and Trademark Licenses (each as defined in the Security Agreement) in which a Credit Party is the exclusive licensee of any United States issued Patents or Patent applications or United States Trademark registrations or applications, including the name of the registered owner and the registration number of each Patent and Trademark owned by each Credit Party. Attached hereto as Schedule 7(b) is a schedule setting forth all of each Credit Party’s United States Copyrights registered with the United States Patent and Trademark Office, applications to register Copyrights in the United States and Copyright Licenses (as defined in the Security Agreement) in which a Credit Party is the exclusive licensee of any United States Copyright restrictions, including the name of the registered owner and the registration number of each Copyright owned by each Credit Party.
8.    Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of all commercial tort claims in excess of $10,000,000 held by each Grantor, including a brief description thereof.
9    Tangible Personal Property in Possession of Warehousemen and Bailees. Except as set forth in Schedule 9 hereto, no persons (including warehousemen and bailees) other than the Grantors have possession of any material amount (fair market value of $5,000,000 or more) of tangible personal property of any Grantor.

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.
Laureate Education, Inc.

By:	Name: Title:

Post-Secondary Education Acquisition Corporation

By:	Name: Title:

Walden e-Learning, LLC

By:	Name: Title:

The Canter Group of Companies, LLC

By:	Name: Title:

Laureate Education International Ltd.

By:	Name: Title:

Canter and Associates, LLC

By:	Name: Title:

Educational Satellite Services, Inc.

By:	Name: Title:

[Signature page to Perfection Certificate]

Wall Street International Holdings - US I, Inc.

By:	Name: Title:

Fleet Street Aviation, LLC

By:	Name: Title:

LEI Administration, LLC

By:	Name: Title:

Walden University, LLC

By:	Name: Title:

Exeter Street Holdings, LLC

By:	Name: Title:

[Signature page to Perfection Certificate]

EXHIBIT D-1

FORM OF PLEDGE AGREEMENT

AMENDED AND RESTATED PLEDGE AGREEMENT dated as of April 26, 2017 (the “Pledge Agreement”), among Laureate Education, Inc., a Delaware public benefit corporation (the “Borrower”), each Subsidiary of the Borrower listed on the signature pages hereto or that becomes a party hereto pursuant to Section 9 hereof (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Borrower are referred to collectively as the “Pledgors”) and Citibank, N.A. (“Citi”), as Collateral Agent (in such capacity, and together with any successor or permitted assign, the “Collateral Agent”) under the Credit Agreement (as defined below) for the benefit of the Secured Parties (which, for the purposes of this Pledge Agreement, shall include (a) any Secured Party under and as defined in Credit Agreement and (b) any Cash Management Bank (as defined below)).
W I T N E S S E T H:
WHEREAS, on August 17, 2007, the Borrower entered into (a) a Pledge Agreement with Goldman Sachs Credit Partners L.P. (“GSCP”), as collateral agent, and the other Pledgors party thereto (as the same has been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Pledge Agreement”), (b) a Credit Agreement with GSCP, as administrative agent and collateral agent, the financial institutions party thereto as lenders and letter of credit issuers, the Borrower, Iniciativas Culturales de España S.L., as the foreign subsidiary borrower (“ICE”), and others party thereto (as the same has been amended, restated, supplemented or otherwise modified prior to the date hereof, including as amended and restated on June 16, 2011 pursuant to an Amended and Restated Credit Agreement among the Borrower, ICE, the lending institutions party thereto from time to time as Lenders, and GSCP, as administrative agent and collateral agent, as such Amended and Restated Credit Agreement has been amended, restated, supplemented and otherwise modified prior to the date hereof, the “Original Credit Agreement”) and (c) other Credit Documents (as defined in the Original Credit Agreement) to which it is a party;
WHEREAS, GSCP, Citi, the Borrower and others entered into that certain Resignation and Appointment Agreement, dated as of September 30, 2011 (the “2011 Resignation and Appointment Agreement”), pursuant to which inter alia GSCP resigned as administrative agent and collateral agent under the Original Credit Agreement, the Original Pledge Agreement and the other Credit Documents in effect prior to the date thereof and Citi was appointed as successor administrative agent and successor collateral agent under the Original Credit Agreement, the Original Pledge Agreement and the other Credit Documents;
WHEREAS, reference is made to that certain Seventh Amendment to Amended and Restated Credit Agreement, Amendment to Security Documents, and Release of Foreign Obligations and Certain Credit Parties, dated as of the date hereof, among the Borrower, Citi, as administrative agent and collateral agent, the Lenders (as defined therein) party thereto, and the others party thereto, the “Amendment”), pursuant to which the Original Credit Agreement was amended and restated in

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its entirety pursuant to, and superseded by, that certain Second Amended and Restated Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lender institutions from time to time party thereto (the “Lenders”) and Citi as Administrative Agent and the Collateral Agent;
WHEREAS, upon the effectiveness of the Amendment, (i) ICE and each other Foreign Obligations Credit Party (as defined in the Original Credit Agreement) was released of all of its Obligations under the Original Credit Agreement and any and all other Credit Documents to which it is a party, (ii) all Foreign Obligations (as defined in the Original Credit Agreement) were satisfied and terminated in full and (iii) all security interests and liens granted by each Foreign Obligations Credit Party were terminated and released;
WHEREAS, (a) pursuant to the Credit Agreement, among other things, the Lenders have severally agreed to make Loans to the Borrower and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Borrower and the Restricted Domestic Subsidiaries (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and (c) one or more Cash Management Banks may from time to time enter into Cash Management Programs with one or more Pledgors;
WHEREAS, pursuant to the Amended and Restated Guarantee, dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Pledgor has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Pledgor;
WHEREAS, each Subsidiary Pledgor is a direct or indirect wholly-owned Subsidiary of the Borrower;
WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Pledgors in connection with the operation of their respective businesses;
WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;
WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;
WHEREAS, (a) the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and (b) each of the Pledgors is the legal and beneficial owner of the Indebtedness described in Schedule 1 hereto; and

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WHEREAS, the Borrower has requested that the Original Pledge Agreement be amended and restated in its entirety to incorporate the terms set forth herein;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the other Agents, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement and to induce one or more Lenders, Affiliates of Lenders or other Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and to induce one or more Cash Management Banks to enter into Cash Management Programs with one or more Pledgors, the Pledgors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, to amend and restate the Original Pledge Agreement, and the Original Pledge Agreement is hereby amended and restated in its entirety as follows:

I.	Defined Terms.
A.    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
B.     “Cash Management Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) that, with respect to any Cash Management Program that is in effect on or after the Closing Date (or any replacement or renewal thereof), is a Lender or Agent or an Affiliate of a Lender or Agent, in its capacity as a party to such Cash Management Program.
C.    “Collateral” shall have the meaning provided in Section 2.
D.    As used herein, the term “Equity Interests” shall mean, collectively, Stock and Stock Equivalents.
E.    “Pledged Shares” shall mean (i) the Equity Interests described in Schedule 1 hereto and issued by the entities named therein and (ii) any Equity Interests of the issuer of such Equity Interests described in Schedule 1 hereto or any other Subsidiary directly held by any Pledgor in the future (the “After-acquired Shares”) except to the extent excluded from the Collateral for the applicable Secured Obligations pursuant to the last paragraph of Section 2 below.
F.    “Pledged Debt” shall mean (i) the Indebtedness described in Schedule 1 hereto and (ii) any other Indebtedness owed to any Pledgor hereafter and required to be pledged pursuant to Section 9.12(a) of the Credit Agreement.
G.    “Proceeds” and any other term used herein or in the Credit Agreement without definition that is defined in the UCC has the meaning given to it in the UCC.

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H.    “Secured Obligations” shall mean (i) Obligations, (ii) all advances to, and debts, liabilities, obligations, covenants and duties of, any Pledgor arising under (x) any purchasing card program established to enable headquarters and field staff of a Pledgor to purchase goods and supplies from vendors, (y) any travel and entertainment card program established to enable headquarters and field staff of a Pledgor to make payments for expenses incurred related to travel and entertainment and (z) any payments-on-behalf-of (POBO) or receipts-on-behalf-of (ROBO) programs or any other cash management programs involving any agreement or arrangement to provide treasury management, depository, overdraft, letters of credit, automated clearinghouse, electronic funds transfer, cash pooling and similar programs (all such programs under this clause (ii), collectively, “Cash Management Program”) entered into in the ordinary course of business by and between any Pledgor and a Cash Management Bank; provided that the aggregate principal amount of the obligations secured pursuant to clause (ii) shall at no time exceed $40,000,000 and (iii) all advances to, and debts, liabilities, obligations, covenants and duties of, any Restricted Non-Domestic Subsidiary solely with respect to any Secured Hedge Agreement entered into by a Restricted Non-Domestic Subsidiary.
I.    As used herein, the term “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
J.    References to “Lenders” in this Pledge Agreement shall be deemed to include Hedge Banks that may from time to time enter into Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries.
K.    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
L.    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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M.    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

II.
Grant of Security. Each Pledgor hereby transfers, assigns and pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, and grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a lien on and a security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

the Pledged Shares held by such Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares.
the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and
to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Collateral.
Notwithstanding the foregoing, the Collateral for the Secured Obligations shall not include any Excluded Stock and Stock Equivalents.

III.
Security for Secured Obligations. This Pledge Agreement secures the payment of all the Secured Obligations of each Credit Party. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by any Credit Party to the Secured Parties under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

IV.
Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by the Credit Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and with notice to the relevant Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the

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Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a notice to the Collateral Agent describing the securities theretofore and then being pledged hereunder.

V.	Representations and Warranties. Each Pledgor represents and warrants as follows:
Schedule 1 hereto (i) correctly represents as of the Closing Date (A) the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of issuance and maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 1, the Pledged Shares represent all (or 65% in the case of pledges of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the Closing Date.
Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for Permitted Liens and the Lien created by this Pledge Agreement.
As of the Closing Date, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.
The execution and delivery by such Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, upon delivery of such Collateral to the Collateral Agent in the State of New York, shall constitute a fully perfected Lien on and security interest in the Collateral, securing the payment of the Secured Obligations, in favor of the Collateral Agent for the benefit of the Secured Parties, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.
Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Pledge Agreement and this Pledge Agreement, constitutes a legal, valid and binding obligation of each Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

VI.	Certification of Limited Liability Company, Limited Partnership Interests and Pledged Debt.
A.    In the event that any Equity Interests in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall be represented by a certificate, the applicable Pledgor shall

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cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the Uniform Commercial Code:
“The Partnership/Company hereby irrevocably elects that all membership interests in the Partnership/Company shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing partnership/membership interests in the Partnership/Company shall bear the following legend: “This certificate evidences an interest in [name of Partnership/LLC] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”
B.    In the event that any Equity Interests in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall not be represented by a certificate but the interests in such Domestic Subsidiary are securities for purposes of Section 8-103 of the UCC, the applicable Pledgor shall cause the subsidiary to issue a certificate for such Equity Interests and to comply with clause (a) above.
C.    Each Pledgor will comply with Section 9.12(b) of the Credit Agreement.

VII.
Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, and which the Collateral Agent or the Administrative Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

VIII.	Voting Rights; Dividends and Distributions; Etc.
A.    So long as no Event of Default shall have occurred and be continuing:
1.     Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Credit Documents.

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2.     The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.
B.    Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by this Pledge Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Agreement, as applicable; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).
C.    Upon written notice to a Pledgor by the Collateral Agent following the occurrence and during the continuance of an Event of Default,
1.     all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right (but not the obligation) from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Collateral Agent under Section 8(a)(ii) shall be reinstated);
2.     all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Collateral Agent shall repay to each Pledgor (without interest) all dividends, distributions

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and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8(b);
3.     all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsements); and
4.     in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii) above, such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request in writing.

IX.	Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:
not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien created by this Pledge Agreement provided that in the event such Pledgor sells or otherwise disposes of assets as permitted by the Credit Agreement, and such assets are or include any of the Collateral, the Collateral Agent shall release such Collateral to such Pledgor free and clear of the Lien created by this Agreement concurrently with the consummation of such sale;
pledge and, if applicable, cause each Domestic Subsidiary to pledge, to the Collateral Agent for the ratable benefit of the Secured Parties, immediately upon acquisition thereof, all the Equity Interests and all evidence of Indebtedness held or received by such Pledgor or Domestic Subsidiary required to be pledged hereunder pursuant to Section 9.12 of the Credit Agreement, in each case pursuant to a supplement to this Pledge Agreement substantially in the form of Annex A hereto (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder and that the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Pledge Agreement); and
defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than Permitted Liens and the Lien created by this Agreement), however arising, and any and all Persons whomsoever.

X.	Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Collateral Agent as such

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Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default and with notice to such Pledgor, that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

XI.
The Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

XII.	Remedies. If any Event of Default shall have occurred and be continuing:
The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable law or in equity and also may with notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the

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amount thereof against the Secured Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.
The Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral in the manner specified in Section 11 of the Credit Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
The Collateral Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.
All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

XIII.
Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Secured Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith, the Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the applicable Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any

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Secured Cash Management Agreement and Secured Hedge Agreement, the Hedge Bank party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any Pledgor or any other person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any Pledgor or any other person or any release of the Borrower or any Pledgor or any other person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

XIV.	Continuing Security Interest; Assignments Under the Credit Agreement; Release.
A.    This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all the Obligations (other than any contingent indemnity obligations not then due) under the Credit Documents shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (or all Letters of Credit outstanding shall have been Cash Collateralized, otherwise collateralized with “back to back” letters of credit or otherwise supported on terms satisfactory to the Collateral Agent), notwithstanding that from time to time during the term of the Credit Agreement and any Secured Hedge Agreement the Credit Parties may be free from any Secured Obligations.
B.    A Subsidiary Pledgor shall automatically be released from its obligations hereunder and the Collateral of such Subsidiary Pledgor shall be automatically released upon such Subsidiary Pledgor ceasing to be a Guarantor, subject to the requirements of Section 14.1 of the Credit Agreement.
C.    The Collateral shall be automatically released from the Liens of this Agreement (i) to the extent provided for in Section 14.1 of the Credit Agreement or (ii) upon the effectiveness of any written consent to the release of the security interest granted in such Collateral pursuant to Section 14.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Liens of this Agreement.

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D.    In connection with any termination or release pursuant to the foregoing paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Collateral Agent.

XV.
Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.

XVI.
Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.

XVII.
Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

XVIII.
Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

XIX.
Integration. This Pledge Agreement together with the other Credit Documents represents the agreement of each of the Pledgors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

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XX.	Amendments in Writing; No Waiver; Cumulative Remedies.
A.    None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Collateral Agent in accordance with Section 14.1 of the Credit Agreement.
B.    Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion.
C.    The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

XXI.
Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

XXII.
Successors and Assigns. This Pledge Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction permitted by the Credit Agreement.

XXIII.
WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

XXIV.	Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction

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of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 16 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and
waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 24 any special, exemplary, punitive or consequential damages.

XXV.	GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

XXVI.
No Novation. Except as expressly set forth herein or in the Amendment, this Pledge Agreement does not extinguish the outstanding obligations of the Pledgors evidenced by the Original Pledge Agreement or discharge or release any lien or security interest or any other security under the Credit Documents, all of which security interests shall continue under the Credit Documents. Nothing herein contained shall be construed as a substitution or novation of the original obligations under the Original Pledge Agreement, which shall remain in full force and effect, except as amended hereby.

[Signature Pages Follow]

D-1-15

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.
LAUREATE EDUCATION, INC., as Pledgor

By:
    Name:
    Title:

POST-SECONDARY EDUCATION ACQUISITION CORPORATION, as Pledgor

By:
    Name:
    Title:

WALDEN E-LEARNING, LLC, as Pledgor

By:
    Name:
    Title:

THE CANTER GROUP OF COMPANIES, LLC, as Pledgor

By:
    Name:
    Title:

LAUREATE EDUCATION INTERNATIONAL LTD, as Pledgor

By:
    Name:
    Title:

D-1-16

CANTER AND ASSOCIATES, LLC, as Pledgor

By:
    Name:
    Title:

EDUCATIONAL SATELLITE SERVICES, INC., as Pledgor

By:
    Name:
    Title:

WALL STREET INTERNATIONAL HOLDINGS-US I, INC., as Pledgor

By:
    Name:
    Title:

FLEET STREET AVIATION, LLC, as Pledgor

By:
    Name:
    Title:

LEI ADMINISTRATION, LLC, as Pledgor

By:
    Name:
    Title:

EXETER STREET HOLDINGS LLC, as Pledgor

By:
    Name:
    Title:

D-1-17

D-1-18

CITIBANK, N.A., as Collateral Agent
By:
Name:
Title:

D-1-19

ANNEX A
TO THE AMENDED AND
RESTATED PLEDGE AGREEMENT
SUPPLEMENT NO. [    ] dated as of [            ] to the AMENDED AND RESTATED PLEDGE AGREEMENT dated as of April 26, 2017 (as amended, restated, supplemented or otherwise modified or replaced through the date hereof, the “Pledge Agreement”) among Laureate Education, Inc., a Delaware public benefit corporation (the “Borrower”), each Subsidiary of the Borrower listed on the signature pages thereto (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Borrower are referred to collectively herein as the “Pledgors”) and Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) under the Credit Agreement referred to below.
A.    Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of April 26, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the lenders or other financial institutions or entities from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and Collateral Agent and the Amended and Restated Guarantee dated as of April 26, 2017 (as the same may be amended, restated, supplemented and or otherwise modified from time to time, the “Guarantee”), among the Borrower, the Guarantors party thereto and the Collateral Agent.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.
C.    The Pledgors have entered into the Pledge Agreement in order to induce the Administrative Agent, the Collateral Agent, the Syndication Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement and to induce one or more Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and to induce one or more Cash Management Banks to enter into Cash Management Programs with one or more Pledgors.
D.    The undersigned (each an “Additional Pledgor”) are (a) the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with any Equity Interests of the issuer of such Pledged Shares or any other Subsidiary held directly by any Additional Pledgor in the future, in each case, except to the extent excluded from the Collateral for the applicable Secured Obligations pursuant to the penultimate paragraph of Section 1 below (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the Indebtedness described under Schedule 1 hereto (together with any other Indebtedness owed to any Additional Pledgor hereafter and

ANNEX A
D-1-20

required to be pledged pursuant to Section 9.12(a) of the Credit Agreement, the “Additional Pledged Debt”).
E.    Section 9.11 of the Credit Agreement and Section 9(b) of the Pledge Agreement provide that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Collateral Agent for the ratable benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt and to become a Subsidiary Pledgor under the Pledge Agreement in order to induce the Lenders and the Letter of Credit Issuers to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.
Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:
SECTION 1. In accordance with Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”):
(a)    the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;
(b)    the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and
(c)    to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Additional Collateral.
Notwithstanding the foregoing, the Additional Collateral for the Secured Obligations shall not include any Excluded Stock and Stock Equivalents.
For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral.

ANNEX A
D-1-21

SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.
SECTION 3. Each Additional Pledgor represents and warrants as follows:
(a)    Schedule 1 hereto correctly represents as of the date hereof (A) the issuer, the certificate number, the Additional Pledgor and registered owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Additional Pledgor and holder, date of and maturity date of all Additional Pledged Debt. Except as set forth on Schedule 1, the Pledged Shares represent all (or 65% in the case of pledges of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer on the date hereof.
(b)    Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for the Lien created by this Supplement to the Pledge Agreement.
(c)    As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable.
(d)    The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a valid and perfected first-priority security interest in the Additional Collateral, securing the payment of the Secured Obligations, in favor of the Collateral Agent for the ratable benefit of the Secured Parties.
(e)    Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement, and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.
SECTION 4. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower. This Supplement shall become

ANNEX A
D-1-22

effective as to each Additional Pledgor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Agent.
SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.
SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.

ANNEX A
D-1-23

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.
[NAME OF ADDITIONAL PLEDGOR]
By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent
By:
Name:
Title:

ANNEX A
D-1-24

EXHIBIT D-2

FORM OF SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT dated as of April 26, 2017, among Laureate Education, Inc., a Delaware public benefit corporation (the “Borrower”), each of the Subsidiaries of the Borrower listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.13 (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Borrower are referred to collectively as the “Grantors”), and Citibank, N.A. (“Citi”), as Collateral Agent (in such capacity, and together with any successor or permitted assign, the “Collateral Agent”) under the Credit Agreement (as defined below) for the benefit of the Secured Parties (which, for the purposes of this Security Agreement, shall include (a) any Secured Party under and as defined in Credit Agreement and (b) any Cash Management Bank (as defined below)).
W I T N E S S E T H :
WHEREAS, on August 17, 2007, the Borrower entered into (a) a Security Agreement with Goldman Sachs Credit Partners L.P. (“GSCP”), as collateral agent, and the other Grantors party thereto (as the same has been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Security Agreement”), (b) a Credit Agreement with GSCP, as administrative agent and collateral agent, the financial institutions party thereto as lenders and letter of credit issuers, the Borrower, Iniciativas Culturales de España S.L., as the foreign subsidiary borrower (“ICE”), and others party thereto (as the same has been amended, restated, supplemented or otherwise modified prior to the date hereof, including as amended and restated on June 16, 2011 pursuant to an Amended and Restated Credit Agreement among the Borrower, ICE, the lending institutions party thereto from time to time as Lenders, and GSCP, as administrative agent and collateral agent, as such Amended and Restated Credit Agreement has been amended, restated, supplemented and otherwise modified prior to the date hereof, the “Original Credit Agreement”) and (c) other Credit Documents (as defined in the Original Credit Agreement) to which it is a party;
WHEREAS, GSCP, Citi, the Borrower and others entered into that certain Resignation and Appointment Agreement, dated as of September 30, 2011 (the “2011 Resignation ad Appointment Agreement”), pursuant to which inter alia GSCP resigned as administrative agent and collateral agent under the Original Credit Agreement, the Original Security Agreement and the other Credit Documents in effect prior to the date thereof and Citi was appointed as successor administrative agent and successor collateral agent under the Original Credit Agreement, the Original Security Agreement and the other Credit Documents;
WHEREAS, reference is made to that certain Seventh Amendment to Amended and Restated Credit Agreement, Amendment to Security Documents, and Release of Foreign Obligations and Certain Credit Parties, dated as of the date hereof, among the Borrower, Citi, as administrative agent and collateral agent, the Lenders (as defined therein) party thereto, and the others party thereto, the “Amendment”), pursuant to which the Original Credit Agreement was amended and restated in its entirety pursuant to, and superseded by, that certain Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from

D-2-1

time to time, the “Credit Agreement”), among the Borrower, the lender institutions from time to time party thereto (the “Lenders”) and Citi as Administrative Agent and the Collateral Agent;
WHEREAS, upon the effectiveness of the Amendment, (i) ICE and each other Foreign Obligations Credit Party (as defined in the Original Credit Agreement) was released of all of its Obligations under the Original Credit Agreement and any and all other Credit Documents to which it is a party, (ii) all Foreign Obligations (as defined in the Original Credit Agreement) were satisfied and terminated in full and (iii) all security interests and liens granted by each Foreign Obligations Credit Party were terminated and released.
WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Borrower and the Restricted Domestic Subsidiaries (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and (c) one or more Cash Management Banks may from time to time enter into Cash Management Programs with one or more Grantors;
WHEREAS, pursuant to the Amended and Restated Guarantee dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Subsidiary Grantor party thereto has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Subsidiary Grantor;
WHEREAS, each Subsidiary Grantor is a direct or indirect wholly-owned Subsidiary of the Borrower;
WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Grantors in connection with the operation of their respective businesses;
WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;
WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Collateral Agent for the ratable benefit of the Secured Parties; and
WHEREAS, the Borrower has requested that the Original Security Agreement be amended and restated in its entirety to incorporate the terms set forth herein;

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NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement and to induce one or more Lenders, Affiliates of Lenders or other Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and to induce one or more Cash Management Banks to enter into Cash Management Programs with one or more Grantors, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, to amend and restate the Original Security Agreement, and the Original Security Agreement is hereby amended and restated in its entirety as follows:
1.Defined Terms.
(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)    Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, and if defined in more than one article of the UCC shall have the meanings set forth in Article 9 thereof, including the following terms (which are capitalized herein): Account, Chattel Paper, Commodity Contract, Documents, Instruments, Inventory, Letter-of-Credit Right, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.
(c)    The following terms shall have the following meanings:
“Cash Management Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) that, with respect to any Cash Management Program that is in effect on or after the Closing Date (or any replacement or renewal thereof), is a Lender or Agent or an Affiliate of a Lender or Agent, in its capacity as a party to such Cash Management Program.
“Collateral” shall have the meaning provided in Section 2.
“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.
“Collateral Agent” shall have the meaning provided in the preamble to this Security Agreement.
“Control” shall mean “control,” as such term is defined in Section 9‑104 or 9-106, as applicable, of the UCC.
“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any other Person, and all rights of any Grantor under any such agreement, including those listed on Schedule 1.

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“Copyrights” shall mean, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule 2.
“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding equipment to the extent it is subject to a Lien, permitted by the Credit Agreement and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such equipment.
“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.
“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in its right, title and interest in any such contract, agreement, instrument or indenture (i) is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, (ii) would not give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (other than to the extent that any such prohibition or consent requirement referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or

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9 409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.
“Grantor” shall have the meaning assigned to such term in the recitals hereto.
“Intellectual Property” shall mean all of the following now owned or hereafter created or acquired by any Grantor: (A) all Copyrights, Trademarks, Patents and Licenses, and (B) all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise now owned or hereafter acquired, including (a) all goodwill of any business connected with the use of or symbolized by any Trademarks, trade secrets, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas and all other proprietary information, and (b) rights, priorities and privileges relating to the Copyrights, the Patents, the Trademarks and the Licenses and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, dilution or other impairment thereof, including the right to receive all Proceeds therefrom, in each case, to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any such rights, priorities and privileges (i) is permitted by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto, (ii) would not give any other party to any such contract, agreement or other instrument the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the relevant parties (other than to the extent that any such prohibition or consent requirement referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents.
“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements and Commodity Contracts of any Grantor (other than (i) as pledged pursuant to the Pledge Agreement and (ii) solely with respect to the Secured Obligations, any Stock or Stock Equivalents of any Foreign Subsidiary in excess of 65% of the outstanding class of such Stock or Stock Equivalents), whether now or hereafter acquired by any Grantor, except, in each case, to the extent the grant by a Grantor of a Security Interest therein pursuant to this Security Agreement in its right, title and interest in any such Investment Property (i) is prohibited by any contract, agreement, instrument or indenture governing such Investment Property without the consent of any other party thereto unless such consent has been expressly obtained, or (ii) would give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder (other than to the extent that any such prohibition referred to in clauses (i) and (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate any Grantor to seek or obtain any such consents referred to in clauses (i) or (ii) above); provided that, the only Stock and

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Stock Equivalents of Fleet Street International Universities CV which shall be Investment Property are (x) Stock and Stock Equivalents of Fleet Street International Universities CV held directly by the Borrower equal to 42.45% of the total outstanding and Stock Equivalents of Fleet Street International Universities CV, and (y) Stock and Stock Equivalents of Fleet Street International Universities CV held directly by Laureate Education International, Ltd. equal to 18.58% of the total outstanding and Stock Equivalents of Fleet Street International Universities CV, so that the aggregate amount of Stock and Stock Equivalents of Fleet Street International Universities CV which constitutes Investment Property is limited to 65% of the total Stock and Stock Equivalents of Fleet Street International Universities CV.
“License” shall mean any Patent License, Trademark License or Copyright License.
“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, have made, use, import or sell any invention on which a Patent, now or hereafter owned by any other Person, is in existence, and all rights of any Grantor under any such agreement, including those listed on Schedule 3.
“Patents” shall mean, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, have made, use, import and/or sell the inventions disclosed or claimed therein, including those listed on Schedule 4.
“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License, and (v) past, present or future misappropriation of any trade secret now or hereafter owned by any Grantor and (c) any

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and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Security Agreement” shall mean this Amended and Restated Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Security Interest” shall have the meaning provided in Section 2(a).
“Secured Obligations” shall mean (i) Obligations, (ii) all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under (x) any purchas-ing card program established to enable headquarters and field staff of a Grantor to purchase goods and supplies from vendors, (y) any travel and entertainment card program established to enable headquarters and field staff of a Grantor to make payments for expenses incurred related to travel and entertainment and (z) any payments-on-behalf-of (POBO) or collections-on-behalf-of (COBO) programs or any other cash management programs involving any agreement or ar-rangement to provide treasury management, depository, overdraft, letters of credit, automated clearinghouse, electronic funds transfer, cash pooling and similar programs (all such programs under this clause (ii), collectively, “Cash Management Program”) entered into in the ordinary course of business by and between any Grantor and a Cash Management Bank; provided that the aggregate principal amount of the obligations secured pursuant to clause (ii) shall at no time ex-ceed $40,000,000 and (iii) all advances to, and debts, liabilities, obligations, covenants and duties of, any Restricted Non-Domestic Subsidiary solely with respect to any Secured Hedge Agreement entered into by a Restricted Non-Domestic Subsidiary.
“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any other Person, and all rights of any Grantor under any such agreement, including those listed on Schedule 5.
“Trademarks” shall mean, with respect to any Grantor, all of the following now owned or hereafter acquired by such Grantor: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill, including those listed on Schedule 6 hereto.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a

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jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
(d)    The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
(g)    References to “Lenders” in this Security Agreement shall be deemed to include Affiliates of any Lender that may from time to time enter into Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries.
2.Grant of Security Interest.
(a)    Each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Agent, for the ratable benefit of the Secured Parties, and grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all Documents;
(iv)    all Equipment;
(v)    all General Intangibles;
(vi)    all Instruments;
(vii)    all Intellectual Property;
(viii)    all Inventory;

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(ix)    all Investment Property;
(x)    all Letters of Credit and Letter-of-Credit Rights;
(xi)    all Supporting Obligations;
(xii)    all Collateral Accounts;
(xiii)    all books and records pertaining to the Collateral;
(xiv)    the extent not otherwise included, all Proceeds and products of any and all of the foregoing;
provided, (x) the Collateral for any Secured Obligations shall not include any Excluded Stock and Stock Equivalents with respect to such Secured Obligations, (y) that none of the items included in clauses (i) through (xiv) above shall constitute Collateral to the extent (and only to the extent) that the grant of the Security Interest therein would violate any Requirement of Law applicable to such Collateral (other than to the extent that any such Requirement of Law would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) and (z) the Collateral shall not include any “intent-to-use” Trademark application prior to the filing of and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, and, solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such “intent-to-use” Trademark application under applicable federal law.
(b)    Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the Borrower, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interests of the Collateral Agent under this Security Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets”, “all personal property” or words of similar effect. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Security Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction to the Collateral Agent.
(c)    Each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b) including the Intellectual Property filings referred to below.
(d)    The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of

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perfecting, confirming, continuing, enforcing or protecting the Security Interest granted hereunder by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors, as the case may be, as debtors and the Collateral Agent as secured party, and, at the reasonable request of the Collateral Agent, each Grantor agrees to execute any such documents to be so filed.
(e)    The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
3.Representations and Warranties. Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party on the date hereof that:
3.1    Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, (b) the Liens permitted by the Credit Agreement and (c) any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent (or a former collateral agent) for the ratable benefit of the Secured Parties pursuant to this Security Agreement or any other Credit Document or (ii) are permitted by the Credit Agreement.
3.2    Perfected First Priority Liens.
(a)    This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.
(b)    Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral (as to which perfection may be obtained by the filings or other actions described in clause (A), (B) or (C) of this paragraph) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, upon (A) the filing in the applicable filing offices listed on Schedule I hereto of all financing statements (or financing statement amendments, as applicable), in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, (B) delivery to the Collateral Agent (or its bailee) of all Instruments, Chattel Paper, Certificated Securities and negotiable Documents in each case, properly endorsed for transfer in blank and (C) completion of the filing, registration and recording of a fully executed agreement in the form hereof (or a supplement hereto) and containing a description of all Collateral constituting Intellectual Property in the United States Patent and Trademark Office (or any successor office) within the three month period (commencing as of the date hereof) or, in the case of Collateral constituting Intellectual Property acquired after the date hereof, thereafter pursuant to 35 USC § 261 and 15 USC § 1060 and the regulations thereunder with respect to United States issued Patents and Patent applications and United States

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registered Trademarks and Trademark applications and in the United States Copyright Office (or any successor office) within the one month period (commencing as of the applicable date of acquisition or filing) or, in the case of Collateral constituting Intellectual Property acquired after the date hereof, thereafter with respect to United States registered Copyrights pursuant to 17 USC § 205 and the regulations thereunder as soon as reasonably practicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.
(c)    Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement (including Security Interests in cash, cash accounts and Investment Property) by any means other than by (i) filings pursuant to the Uniform Commercial Code of the relevant State(s), (ii) filings in the United States Patent and Trademark Office, United States Copyright Office, or successor offices, that are necessary or advisable for the purpose of perfecting, confirming, enforcing, or protecting the Security Interests granted in certain Intellectual Property and (iii) delivery to the Collateral Agent (or its bailee) to be held in its possession of all Collateral consisting of Tangible Chattel Paper, Instruments or any Certificated Securities, in each case, properly endorsed for transfer to the Collateral Agent or in blank, with a fair market value in excess of $5,000,000 individually.
(d)    It is understood and agreed that the Security Interests in cash and Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.
3.3    Grantor Information.
Schedule II hereto sets forth under the appropriate headings as of the Closing Date: (1) the full legal name of such Grantor, (2) to the knowledge of the Grantor, all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office of such Grantor is located.
3.4    Intellectual Property.
Schedule 1 hereto sets forth, in proper form for filing with the United States Copyright Office, all of each Grantor’s Copyright Licenses in which a Grantor is the exclusive licensee of any United States registered Copyright. Schedule 2 hereto sets forth, in proper form for filing with the United States Copyright Office, all of each Grantor’s United States Copyright registrations. Schedule 3 hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each Grantor’s Patent Licenses in which a Grantor is the exclusive licensee of any United States issued Patents or Patent applications. Schedule 4 hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each Grantor’s United States issued Patents and Patent applications. Schedule 5 hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each Grantor’s Trademark Licenses in which a Grantor is the exclusive licensee of any Trademarks registered or applied for in the United States.

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Schedule 6 hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each Grantor’s United States Trademark registrations and applications.
4.Covenants. Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Secured Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made) are paid in full, the Commitments are terminated and no Letter of Credit remains outstanding:
4.1    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.1 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(c).
(b)    Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.
(c)    Subject to clause (d) below and Section 3.2(c), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents required under Section 3.2(b)(C)), which may be required under any applicable law and which the Collateral Agent or the Required Lenders may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents required under Section 3.2(b)(C), all at the expense of such Grantor.
(d)    Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets created or acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement, this Section 4.1 or Section 4.5 below.
4.2    Damage or Destruction of Collateral. The Grantors agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
4.3    Notices. Each Grantor will advise the Collateral Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security

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Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.
4.4    Changes in Grantor Information or Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, no Grantor shall change its name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), type of organization or jurisdiction of organization or, in the case of any Grantor which is a general partnership, the sole place of business or chief executive office, unless it shall have (a) notified the Collateral Agent in writing at least ten (10) days prior to any such change (or such later date as is reasonably acceptable to the Collateral Agent) identifying such new proposed name, identity, corporate structure, type of organization or jurisdiction of organization or, in the case of any Grantor which is a partnership, the sole place of business or chief executive office and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s Security Interest in the Collateral granted or intended to be granted and agreed to hereby.
38.1    Acquisition of Additional Intellectual Property. Within 45 days after the end of each calendar quarter, each Grantor shall provide a list of any additional applications for or registrations of Intellectual Property of such Grantor not previously disclosed to the Collateral Agent, including such information as is necessary for the Collateral Agent to make appropriate filings in the United States Patent and Trademark Office and the United States Copyright Office.
5.Remedial Provisions.
5.1    Certain Matters Relating to Accounts.
(a)    At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable notice to the Borrower and any other relevant Grantor, the Administrative Agent shall have the right, but not the obligation, to instruct the Collateral Agent to (and upon such instruction, the Collateral Agent shall) make test verifications of the Accounts in any manner and through any medium that the Administrative Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as such Agent may require in connection with such test verifications. Such Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
(b)    The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties

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only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c)    At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.
(d)    Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.
5.2    Communications with Credit Parties; Grantors Remain Liable.
(a)    The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
(b)    Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.
(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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5.3    Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under Section 11.5 of the Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.
5.4    Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order specified in Section 11 of the Credit Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
5.5    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law or in equity and also may with notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the

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extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Secured Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.
5.6    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.
5.7    Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Secured Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement, the Hedge Bank party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to

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collect any payments from any Borrower or any Grantor or any other Person or any release of any Borrower or any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
5.8    License to Use Intellectual Property. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies hereunder at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent such Grantor has the right to do so, an irrevocable, assignable, non-exclusive license to use, license or sublicense any of the Intellectual Property now owned or held, or hereafter acquired, by such Grantor, wherever the same may be located. To the extent permitted, such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
6.The Collateral Agent.
6.1    Collateral Agent’s Appointment as Attorney-in-Fact, etc.
(a)    Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:
(i)    take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;
(ii)    in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Intellectual Property;

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(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
(iv)    execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
(v)    obtain and adjust insurance required to be maintained by such Grantor pursuant to Section 9.3 of the Credit Agreement;
(vi)    direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;
(vii)    ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;
(viii)    sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;
(ix)    commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;
(x)    defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);
(xi)    settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);
(xii)    assign any Intellectual Property, throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and
(xiii)    generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and

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the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.
Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that (i) it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing; and (ii) no United States “intent-to-use” trademark or servicemark applications shall be assigned to the Collateral Agent or any third party until an amendment to allege use or a statement of use has been filed under 15 U.S.C. § 1501(d) and accepted by the United States Patent and Trademark Office, except to a successor to the business (or the portion of the business) to which the mark pertains, if that business is ongoing and existing.
(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.
6.2    Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

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6.3    Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
6.4    Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional.
6.5    Continuing Security Interest; Assignments Under the Credit Agreement; Release.
(a)    This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Obligations under the Credit Documents (other than any contingent indemnity obligations not then due) and the obligations of each Grantor under this Security Agreement shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (or all such Letters of Credit shall have been Cash Collateralized), notwithstanding that from time to time during the term of the Credit Agreement and any Secured Hedge Agreement the Credit Parties may be free from any Secured Obligations.
(b)    A Subsidiary Grantor shall automatically be released from its obligations hereunder if it ceases to be a Guarantor, subject to the requirements of Section 14.1 of the Credit Agreement.
(c)    The Security Interest granted hereby in any Collateral shall automatically be released (i) to the extent provided in Section 14.1 of the Credit Agreement or (ii) upon the effectiveness of any written consent to the release of the Security Interest granted hereby in such Collateral pursuant to Section 14.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.
(d)    In connection with any termination or release pursuant to this Section 6.5 (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.

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6.6    Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.
6.7    Further Assurances. Subject to Section 3.2(c) hereof, each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law and which the Collateral Agent or the Administrative Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment of security interest granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.
7.Collateral Agent As Agent.
(a)    Citi has been appointed to act as the Collateral Agent under the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement, provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the ratable benefit of the applicable Lenders and Secured Parties in accordance with the terms of this Section 7(a).
(b)    The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 13.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a Collateral Agent pursuant to Section 13.9 of

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the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 13.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.
(c)    The Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Secured Hedge Agreement the obligations under which constitute Secured Obligations, unless it shall have received written notice in form and substance satisfactory to the Collateral Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Secured Hedge Agreement.
8.Miscellaneous.
8.1    Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 14.1 of the Credit Agreement.
8.2    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.
8.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the

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Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4    Enforcement Expenses; Indemnification.
(a)    Each Grantor agrees to pay any and all reasonable out of pocket expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement.
(b)    Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement.
(c)    Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent the Borrower would be required to do so pursuant to Section 14.5 of the Credit Agreement.
(d)    The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.
8.5    Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent except pursuant to a transaction permitted by the Credit Agreement.
8.6    Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.
8.7    Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to

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replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
8.8    Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.9    Integration. This Security Agreement together with the other Credit Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
8.10    GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
8.11    Submission To Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which such Person shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

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8.12    Acknowledgments. Each party hereto hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;
(b)    neither the Collateral Agent nor any other Agent or Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent, each other Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders, the Agents and any other Secured Party or among the Grantors and the Lenders, the Agents and any other Secured Party.
8.13    Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
8.14    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
8.15    No Novation. This Security Agreement does not extinguish the outstanding obligations of the Grantors evidenced by the Original Security Agreement or, except as expressly set forth herein or in the Amendment, discharge or release any lien or security interest or any other security under the Credit Documents, all of which liens and security interests shall continue under the Credit Documents. Nothing herein contained shall be construed as a substitution or novation of the original obligations under the Original Security Agreement, which shall remain in full force and effect, except as amended hereby.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

LAUREATE EDUCATION, INC., as Grantor

By:
    Name:
    Title:

POST-SECONDARY EDUCATION ACQUISITION CORPORATION, as Grantor

By:
    Name:
    Title:

WALDEN E-LEARNING, LLC, as Grantor

By:
    Name:
    Title:

THE CANTER GROUP OF COMPANIES, LLC, as Grantor

By:
    Name:
    Title:

LAUREATE EDUCATION INTERNATIONAL LTD., as Grantor

By:
    Name:
    Title:

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CANTER AND ASSOCIATES, LLC, as Grantor

By:
    Name:
    Title:

EDUCATIONAL SATELLITE SERVICES, INC., as Grantor

By:
    Name:
    Title:

WALL STREET INTERNATIONAL HOLDINGS-US I, INC., as Grantor

By:
    Name:
    Title:

FLEET STREET AVIATION, LLC, as Grantor

By:
    Name:
    Title:

LEI ADMINISTRATION, LLC, as Grantor

By:
    Name:
    Title:

EXETER STREET HOLDINGS, LLC, as Grantor

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By:
    Name:
    Title:

D-2-28

CITIBANK, N.A., as Collateral Agent

By:
    Name:
Title:

D-2-29

ANNEX A TO THE
SECURITY AGREEMENT
SUPPLEMENT NO. [  ] dated as of [             ], to the Amended and Restated Security Agreement dated as of April 26, 2017 (as amended, restated, supplemented or otherwise modified or replaced through the date hereof, the “Security Agreement”) among Laureate Education, Inc., a Delaware public benefit corporation (the “Borrower”), each subsidiary of the Borrower listed on the signature pages thereto (each such subsidiary individually a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Borrower are referred to collectively herein as the “Grantors”), and Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) under the Credit Agreement referred to below.

A.    Reference is made to that certain Credit Agreement, dated as of April 26, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the lenders or other financial institutions or entities from time to time party thereto (the “Lenders”), and Citibank, N.A., as Administrative Agent and Collateral Agent.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.
C.    The Grantors have entered into the Security Agreement in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement and to induce one or more Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and to induce one or more Cash Management Banks to enter into Cash Management Programs with one or more Grantors.
D.    Section 9.11 of the Credit Agreement and Section 8.13 of the Security Agreement provide that each Subsidiary of the Borrower that is required to become a party to the Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders and the Letter of Credit Issuers to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.
Accordingly, the Collateral Agent and the New Grantors agree as follows:
SECTION 1.    In accordance with Section 8.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder

ANNEX A

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and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.
SECTION 2.    Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.
SECTION 3.    This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent.
SECTION 4.    Such New Grantor hereby represents and warrants that (a) set forth on Schedule I hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the identity or type of organization or corporate structure of such New Grantor and (iv) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (b) as of the date hereof (i) Schedule II hereto sets forth all of each New Grantor’s Copyright Licenses, (ii) Schedule III hereto sets forth, in proper form for filing with the United States Copyright Office, all of each New Grantor’s United States Copyright registrations (and all applications therefor), (iii) Schedule IV hereto sets forth all of each New Grantor’s Patent Licenses, (iv) Schedule V hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each New Grantor’s United States issued Patents (and all applications therefor), (v) Schedule VI hereto sets forth respects all of each New Grantor’s Trademark Licenses and (vi) Schedule VII hereto sets forth in all material respects, in proper form for filing with the United States Patent and Trademark Office, all of each New Grantor’s United States Trademark registrations (and all applications therefor).
SECTION 5.    Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
SECTION 6.    THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ANNEX A

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SECTION 7.    Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.    All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.

ANNEX A

D-2-32

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.
[NAME OF ADDITIONAL GRANTOR]

By:	Name: Title:
CITIBANK, N.A., as Collateral Agent

By:	Name: Title:

ANNEX A

D-2-33

EXHIBIT D-3

FORM OF U.S. INSTITUTION SUBSIDIARY COLLATERAL AGREEMENT

SECOND AMENDED AND RESTATED COLLATERAL AGREEMENT dated as of April 26, 2017 (the “Collateral Agreement”), by and among Walden University, LLC, a Florida limited liability company (“Walden”), each other subsidiary of Laureate Education Inc., a Delaware public benefit corporation (the “Borrower”), that becomes a party hereto pursuant to Section 8.13 hereof (each a “U.S. Institution Subsidiary”, and collectively “U.S. Institution Subsidiaries”) and Citibank, N.A. (“Citi”), as Collateral Agent (in such capacity, and together with any successor or permitted assign, the “Collateral Agent”) under the Credit Agreement (as defined below) for the benefit of the Secured Parties (which, for the purposes of this Collateral Agreement, shall include (a) any Secured Party under and as defined in Credit Agreement and (b) any Cash Management Bank (as defined below)).
W I T N E S S E T H :
WHEREAS, on August 17, 2007, (a) Walden and Goldman Sachs Credit Partners L.P. (“GSCP”), as collateral agent entered into a Collateral Agreement (as the same has been amended, restated, supplemented or otherwise modified prior to the date hereof, including as amended and restated on June 16, 2011, the “Original Collateral Agreement”), (b) the Borrower entered into a Credit Agreement with GSCP, as administrative agent and collateral agent, the financial institutions party thereto as lenders and letter of credit issuers, the Borrower, Iniciativas Culturales de España S.L., as the foreign subsidiary borrower (“ICE”), and others party thereto (as the same has been amended, restated, supplemented or otherwise modified prior to the date hereof, including as amended and restated on June 16, 2011 pursuant to an Amended and Restated Credit Agreement among the Borrower, ICE, the lending institutions party thereto from time to time as Lenders, and GSCP, as administrative agent and collateral agent, as such Amended and Restated Credit Agreement has been amended, restated, supplemented and otherwise modified prior to the date hereof, the “Original Credit Agreement”) and (c) the Borrower entered into other Credit Documents (as defined in the Original Credit Agreement) to which it is a party;
WHEREAS, GSCP, Citi, the Borrower and others entered into that certain Resignation and Appointment Agreement, dated as of September 30, 2011 (the “2011 Resignation and Appointment Agreement”), pursuant to which inter alia GSCP resigned as administrative agent and collateral agent under the Original Credit Agreement, the Original Collateral Agreement and the other Credit Documents in effect prior to the date thereof and Citi was appointed as successor administrative agent and successor collateral agent under the Original Credit Agreement, the Original Collateral Agreement and the other Credit Documents;
WHEREAS, reference is made to that certain Seventh Amendment to Amended and Restated Credit Agreement, Amendment to Security Documents, and Release of Foreign Obligations and Certain Credit Parties, dated as of the date hereof, among the Borrower, Citi, as administrative agent and collateral agent, the Lenders (as defined therein) party thereto, and the others party thereto, the “Amendment”), pursuant to which the Original Credit Agreement was amended and restated in

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its entirety pursuant to, and superseded by, that certain Second Amended and Restated Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lender institutions from time to time party thereto (the “Lenders”) and Citi as Administrative Agent and the Collateral Agent;
WHEREAS, upon the effectiveness of the Amendment, (i) ICE and each other Foreign Obligations Credit Party (as defined in the Original Credit Agreement) was released of all of its Obligations under the Original Credit Agreement and any and all other Credit Documents to which it is a party, (ii) all Foreign Obligations (as defined in the Original Credit Agreement) were satisfied and terminated in full and (iii) all security interests and liens granted by each Foreign Obligations Credit Party were terminated and released;
WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Borrower and the Restricted Domestic Subsidiaries, including the U.S. Institution Subsidiaries (collectively, the “Extensions of Credit”), upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and (c) one or more Cash Management Banks may from time to time enter into Cash Management Programs with one or more U.S. Institution Subsidiaries;
WHEREAS, each U.S. Institution Subsidiary is an indirect wholly-owned Subsidiary of the Borrower and each U.S. Institution Subsidiary has agreed to secure the obligations of the Borrower;
WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to U.S. Institution Subsidiaries in connection with the operation of their respective businesses;
WHEREAS, each U.S. Institution Subsidiary acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and
WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement that each U.S. Institution Subsidiary shall have executed and delivered this Collateral Agreement to the Collateral Agent for the ratable benefit of the Secured Parties; and
WHEREAS, the Borrower has requested that the Original Collateral Agreement be amended and restated in its entirety to incorporate the terms set forth herein;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries

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under the Credit Agreement and to induce one or more Lenders, Affiliates of Lenders or other Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and to induce one or more Cash Management Banks to enter into Cash Management Programs with one or more U.S. Institution Subsidiaries, each U.S. Institution Subsidiary hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, to amend and restate the Original Collateral Agreement, and the Original Collateral Agreement is hereby amended and restated in its entirety as follows:
SECTION 39.    Defined Terms.
(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)    The following terms shall have the following meanings:
“Account” shall have the meaning assigned to such term in Article 9 of the UCC.
“Cash Management Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) that, with respect to any Cash Management Program that is in effect on or after the Closing Date (or any replacement or renewal thereof), is a Lender or Agent or an Affiliate of a Lender or Agent, in its capacity as a party to such Cash Management Program.
“Collateral Agreement” shall mean this Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Collateral” shall have the meaning provided in Section 2.
“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.
“Collateral Agent” shall have the meaning provided in the preamble to this Collateral Agreement.
“Control” shall mean “control,” as such term is defined in Section 9‑104 or 9-106, as applicable, of the UCC.
“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.
“Federal Funds Account” means an Account reflecting monies that are due to be received, or have been received, from the U.S. Department of Education pursuant to a U.S. Institution Subsidiary’s participation in the Title IV Programs, where such monies are required to be held in trust or another fiduciary capacity, until and unless such monies are disbursed by the U.S. Institution Subsidiary to student beneficiaries of the Title IV Programs or returned to the U.S. Department of Education. “Pledged U.S. Institution Subsidiary Copyrights” means (i) all copyright rights in any work subject to the copyright laws of the United States or any other country or group of countries, owned by each U.S. Institution Subsidiary, and (ii) all registrations and applications for registration

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of any such copyright in the United States or any other country or group of countries owned by each U.S. Institution Subsidiary, including those listed on Schedule 2 and (iii) all rights, priorities and privileges relating to the foregoing, and all rights to sue at law or in equity for any past, present or future infringement, or other impairment thereof, including the right to receive all Proceeds therefrom.
“Pledged U.S. Institution Subsidiary Patents” means (a) all letters patent of the United States or the equivalent thereof in any other country, owned by each U.S. Institution Subsidiary (b) all registrations and recordings thereof owned by each U.S. Institution Subsidiary, and all applications for letters patent of the United States or the equivalent thereof owned by each U.S. Institution Subsidiary in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and including those listed on Schedule 3, (c) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, have made, use, import and/or sell the inventions disclosed or claimed therein and (d) all rights, priorities and privileges relating to the foregoing, and all rights to sue at law or in equity for any past, present or future infringement, dilution, or other impairment thereof, including the right to receive all Proceeds therefrom.
“Pledged U.S. Institution Subsidiary Trademarks” means (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, owned by each U.S. Institution Subsidiary, (b) all registrations thereof, and all applications filed in connection therewith, in each case owned by each U.S. Institution Subsidiary, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 1, (c) all goodwill associated with or symbolized by the foregoing and (d) all rights, priorities and privileges relating to the foregoing, and all rights to sue at law or in equity for any past, present or future infringement, dilution, or other impairment thereof, including the right to receive all Proceeds therefrom.
“Pledged US Receivables” means all the Accounts of each U.S. Institution Subsidiary excluding (i) any Federal Funds Account, (ii) any State Funds Account.
“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC.
“Secured Obligations” shall mean (i) Obligations, (ii) all advances to, and debts, liabilities, obligations, covenants and duties of, any U.S. Institution Subsidiary arising under (x) any purchasing card program established to enable headquarters and field staff of a U.S. Institution Subsidiary to purchase goods and supplies from vendors, (y) any travel and entertainment card program established to enable headquarters and field staff of a U.S. Institution Subsidiary to make payments for expenses incurred related to travel and entertainment and (z) any payments-on-behalf-of (POBO) or receipts-on-behalf-of (ROBO) programs or any other cash management programs involving any agreement or arrangement to provide treasury management, depository, overdraft, letters of credit, automated clearinghouse, electronic funds transfer, cash pooling and similar

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programs (all such programs under this clause (ii), collectively, “Cash Management Program”) entered into in the ordinary course of business by and between any U.S. Institution Subsidiary and a Cash Management Bank; provided that the aggregate principal amount of the obligations secured pursuant to clause (ii) shall at no time exceed $40,000,000 and (iii) all advances to, and debts, liabilities, obligations, covenants and duties of, any Restricted Non-Domestic Subsidiary solely with respect to any Secured Hedge Agreement entered into by a Restricted Non-Domestic Subsidiary.
“Security Interest” shall have the meaning provided in Section 2.
“State Funds Account” means an Account reflecting monies that are due to be received, or have been received, from any student financial assistance program administered by a state government agency pursuant to a U.S. Institution Subsidiary’s participation in such program, where such monies are required to be held in trust or another fiduciary capacity, until and unless such monies are disbursed by the U.S. Institution Subsidiary to student beneficiaries of the student financial assistance program or returned to the applicable state government agency.
“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV of the Higher Education Act of 1965, as amended, 20 U.S.C. Section 1001 et seq. (including, without limitation, all “Title IV HEA Programs” as such term is defined in 34 C.F.R. 668.1(c)).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
“U.S. Institution Subsidiary” shall have the meaning assigned to such term in the recitals hereto.

(c)    The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Collateral Agreement shall refer to this Collateral Agreement as a whole and not to any particular provision of this Collateral Agreement, and Section, subsection, clause and Schedule references are to this Collateral Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a U.S. Institution Subsidiary, shall refer to such U.S. Institution Subsidiary’s Collateral or the relevant part thereof.

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(f)    References to “Lenders” in this Collateral Agreement shall be deemed to include Affiliates of any Lender that may from time to time enter into Secured Hedge Agreements with the Borrower and/or its Restricted Subsidiaries.
SECTION 40.    Grant of Security Interest.
(a)    Each U.S. Institution Subsidiary hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Agent, for the ratable benefit of the Secured Parties, and grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following property now owned or at any time hereafter acquired by such U.S. Institution Subsidiary or in which such U.S. Institution Subsidiary now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:
(i)    all Pledged US Receivables;
(ii)    all Pledged U.S. Institution Subsidiary Trademarks;
(iii)    all Pledged U.S. Institution Subsidiary Copyrights;
(iv)    all Pledged U.S. Institution Subsidiary Patents;
(v)    all books and records pertaining to the Collateral; and
(vi)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.
provided, (x) that none of the items included in clauses (i) through (iv) above shall constitute Collateral to the extent (and only to the extent) that the grant of the Security Interest therein would violate any Requirement of Law applicable to such Collateral (other than to the extent that any such Requirement of Law would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) and (y) the Collateral shall not include any “intent-to-use” Pledged U.S. Institution Subsidiary Trademark application prior to the filing of and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such “intent-to-use” Pledged U.S. Institution Subsidiary Trademark application under applicable federal law.
(b)    Each U.S. Institution Subsidiary hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the Borrower, and other filing or recording documents or instruments with respect to the Collateral in

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such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interests of the Collateral Agent under this Collateral Agreement. Each U.S. Institution Subsidiary hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Collateral Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction to the Collateral Agent.
Each U.S. Institution Subsidiary hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b), including the filings in the United States Patent and Trademark Office and United States Copyright Office referred to below.
The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted hereunder by each U.S. Institution Subsidiary and naming any U.S. Institution Subsidiary as debtor and the Collateral Agent as secured party, provided that, at the reasonable request of the Collateral Agent, each U.S. Institution Subsidiary agrees to execute any such documents to be so filed.
The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any U.S. Institution Subsidiary with respect to or arising out of the Collateral.
SECTION 41.    Representations and Warranties. Each U.S. Institution Subsidiary hereby represents and warrants to the Collateral Agent and each Secured Party on the date hereof that:
41.1    Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Collateral Agreement, (b) the Liens permitted by the Credit Agreement and (c) any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such U.S. Institution Subsidiary owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent (or a former collateral agent) for the ratable benefit of the Secured Parties pursuant to this Collateral Agreement or any other Credit Documents or (ii) are permitted by the Credit Agreement.
41.2    Perfected First Priority Liens.
(a)    This Collateral Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

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(b)    Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Collateral Agreement (i) will constitute valid and perfected Security Interests in the Collateral (as to which perfection may be obtained by the filings or other actions described in clause (A), or (B) of this paragraph) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, upon (A) the filing in the applicable filing offices listed on Schedule I hereto of all financing statements (or financing statement amendments, as applicable) , in each case, naming such U.S. Institution Subsidiary as “debtor” and the Collateral Agent as “secured party” and describing the Collateral and (B) completion of the filing, registration and recording of a fully executed agreement in the form hereof (or a supplement hereto) and containing a description of all Collateral constituting (1) Pledged U.S. Institution Subsidiary Patents and Pledged U.S. Institution Subsidiary Trademark registrations and applications in the United States Patent and Trademark Office (or any successor office) within the three month period (commencing as of the date hereof) or, in the case of Collateral constituting Pledged U.S. Institution Subsidiary Patents and Pledged U.S. Institution Subsidiary Trademark registrations and applications acquired after the date hereof, thereafter pursuant to 35 USC § 261 and 15 USC § 1060 and the regulations thereunder, and (2) Pledged U.S. Institution Subsidiary Copyright registrations in the United States Copyright Office (or any successor office) within the one month period (commencing as of the date hereof) or, in the case of Collateral constituting Pledged U.S. Institution Subsidiary Copyright registrations acquired after the date hereof, thereafter pursuant to 17 USC § 205 and the regulations thereunder, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.
(c)    Notwithstanding anything to the contrary herein, no U.S. Institution Subsidiary shall be required to perfect the Security Interests granted by this Collateral Agreement by any means other than by (i) filings pursuant to the Uniform Commercial Code of the relevant State(s) and (ii) filings in the United States Patent and Trademark Office, United States Copyright Office, or successor offices, that are necessary or advisable for the purpose of perfecting, confirming, enforcing, or protecting the Security Interests granted in the Pledged U.S. Institution Subsidiary Patents, Pledged U.S. Institution Subsidiary Trademark registrations and applications and Pledged U.S. Institution Subsidiary Copyright registrations.
41.3    U.S. Institution Subsidiary Information.
Schedule II hereto sets forth under the appropriate headings as of the Closing Date: (1) the full legal name of such U.S. Institution Subsidiary, (2) to the knowledge of such U.S. Institution Subsidiary, all trade names or other names under which such U.S. Institution Subsidiary currently conducts business, (3) the type of organization of such U.S. Institution Subsidiary, (4) the jurisdiction of organization of such U.S. Institution Subsidiary, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office of such U.S. Institution Subsidiary is located.

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41.4    Pledged U.S. Institution Subsidiary Patents, Pledged U.S. Institution Subsidiary Trademark registrations and applications and Pledged U.S. Institution Subsidiary Copyright registrations.
Schedule 1 hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all United States Trademark registrations and applications owned by such U.S. Institution Subsidiary. Schedule 2 hereto sets forth, in proper form for filing with the United States Copyright Office, all United States Copyright registrations owned by such U.S. Institution Subsidiary. Schedule 3 sets forth, in proper form for filing with the United States Patent and Trademark Office, all United States issued Patents and Patent applications owned by such U.S. Institution Subsidiary.
SECTION 42.    Covenants. Each U.S. Institution Subsidiary hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Collateral Agreement until the Secured Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made) are paid in full, the Commitments are terminated and no Letter of Credit remains outstanding or the Letters of Credit outstanding have been Cash Collateralized, otherwise collateralized with “back to back” letters of credit or otherwise supported on terms satisfactory to the Collateral Agent (such time, “Payment in Full”):
42.1    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Such U.S. Institution Subsidiary shall maintain the Security Interest created by this Collateral Agreement as a perfected Security Interest having at least the priority described in Section 3.1 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(c).
(b)    Such U.S. Institution Subsidiary will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such U.S. Institution Subsidiary and such other reports in connection therewith as the Collateral Agent may reasonably request.
(c)    Subject to clause (d) below and Section 3.2(c), such U.S. Institution Subsidiary agrees that at any time and from time to time, at the expense of such U.S. Institution Subsidiary, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents described in Section 3.2(b)(i)(B)), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents described in Section 3.2(b)(i)(B), all at the expense of such U.S. Institution Subsidiary.

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(d)    Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets created or acquired by such U.S. Institution Subsidiary after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary that is required by the Credit Agreement to become a party hereto, the relevant U.S. Institution Subsidiary after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement, this Section 4.1 or Section 4.5 below.
42.2    Damage or Destruction of Collateral. Such U.S. Institution Subsidiary agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
42.3    Notices. Such U.S. Institution Subsidiary will advise the Collateral Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.
42.4    Changes in U.S. Institution Subsidiary Information or Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, such U.S. Institution Subsidiary shall not change its name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), type of organization or jurisdiction of organization, unless it shall have (a) notified the Collateral Agent in writing at least ten (10) days prior to any such change (or such later date as is reasonably acceptable to the Collateral Agent) identifying such new proposed name, identity, corporate structure, type of organization or jurisdiction of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s Security Interest in the Collateral granted or intended to be granted and agreed to hereby.
42.5    Acquisition of Additional Issuances of and Applications for Pledged U.S. Institution Subsidiary Patents, Additional Pledged U.S. Institution Subsidiary Trademark registrations and applications and Additional Pledged U.S. Institution Subsidiary Copyright registrations. Within 45 days after the end of each calendar quarter such U.S. Institution Subsidiary shall provide a list of any additional (i) applications for or issuances of Pledged U.S. Institution Subsidiary Patents, (ii) applications for or registrations of Pledged U.S. Institution Subsidiary Trademarks, and (iii) registrations of Pledged U.S. Institution Subsidiary Copyrights, in each case owned by such U.S. Institution Subsidiary and not previously disclosed to the Collateral Agent including such information as is necessary for such U.S. Institution Subsidiary to make appropriate filings in the United States Patent and Trademark Office and the United States Copyright Office.
SECTION 43.    Remedial Provisions.
43.1    Certain Matters Relating to Accounts.

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(a)    At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable notice to the Borrower and any other relevant U.S. Institution Subsidiary, the Administrative Agent shall have the right, but not the obligation, to instruct the Collateral Agent to (and upon such instruction, the Collateral Agent shall) make test verifications of the Accounts in any manner and through any medium that the Administrative Agent reasonably considers advisable, and each U.S. Institution Subsidiary shall furnish all such assistance and information as such Agent may require in connection with such test verifications. Such Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
(b)    The Collateral Agent hereby authorizes each U.S. Institution Subsidiary to collect such U.S. Institution Subsidiary’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any U.S. Institution Subsidiary, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such U.S. Institution Subsidiary in the exact form received, duly endorsed by such U.S. Institution Subsidiary to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such U.S. Institution Subsidiary in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such U.S. Institution Subsidiary. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c)    At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each U.S. Institution Subsidiary shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.
(d)    Upon the occurrence and during the continuance of an Event of Default, no U.S. Institution Subsidiary shall grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed such U.S. Institution Subsidiary not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.
43.2    Communications with Credit Parties; U.S. Institution Subsidiary Remains Liable.
(a)    The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant U.S. Institution Subsidiary of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount

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and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
(b)    Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each U.S. Institution Subsidiary shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.
(c)    Anything herein to the contrary notwithstanding, each U.S. Institution Subsidiary shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Collateral Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any U.S. Institution Subsidiary under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
43.3    Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant U.S. Institution Subsidiary (it being understood that the exercise of remedies by the Secured Parties in connection with an Event of Default under Section 11.5 of the Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by each U.S. Institution Subsidiary consisting of cash, checks and other near cash items shall be held by such U.S. Institution Subsidiary in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such U.S. Institution Subsidiary, and shall, forthwith upon receipt by such U.S. Institution Subsidiary, be turned over to the Collateral Agent in the exact form received by such U.S. Institution Subsidiary (duly endorsed by such U.S. Institution Subsidiary to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by a U.S. Institution Subsidiary in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.
43.4    Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after

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receipt in the order specified in Section 11 of the Credit Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
43.5    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law or in equity and also may with notice to the relevant U.S. Institution Subsidiary, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any U.S. Institution Subsidiary, and each U.S. Institution Subsidiary hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Secured Obligations. Each U.S. Institution Subsidiary agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to each U.S. Institution Subsidiary of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each U.S. Institution Subsidiary hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each U.S. Institution Subsidiary further agrees, at the Collateral Agent’s request to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such U.S. Institution Subsidiary’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

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43.6    Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Each U.S. Institution Subsidiary shall remain obligated hereunder notwithstanding that, without any reservation of rights against any U.S. Institution Subsidiary and without notice to or further assent by any U.S. Institution Subsidiary, (a) any demand for payment of any of the Secured Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement, the Hedge Bank party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Collateral Agreement or any property subject thereto. When making any demand hereunder against a U.S. Institution Subsidiary, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on such U.S. Institution Subsidiary or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Borrower or any U.S. Institution Subsidiary or any other Person or any release of any Borrower or any U.S. Institution Subsidiary or any other Person shall not relieve any U.S. Institution Subsidiary in respect of which a demand or collection is not made or any U.S. Institution Subsidiary not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any U.S. Institution Subsidiary. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
43.7    License to Use Pledged U.S. Institution Subsidiary Patents, Pledged U.S. Institution Subsidiary Trademarks and Pledged U.S. Institution Subsidiary Copyrights. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies hereunder at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each U.S. Institution Subsidiary hereby grants to the Collateral Agent, to the extent such U.S. Institution Subsidiary has the right to do so, an irrevocable, assignable, non-exclusive license to use, license or sublicense any of the Pledged U.S. Institution Subsidiary Patents, Pledged U.S. Institution Subsidiary Trademarks and Pledged U.S. Institution Subsidiary Copyrights now owned or held, or hereafter acquired, by such U.S. Institution Subsidiary, wherever the same may be located. To the extent permitted, such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

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SECTION 44.    The Collateral Agent.
44.1    Collateral Agent’s Appointment as Attorney-in-Fact, etc.
(a)    Each U.S. Institution Subsidiary hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such U.S. Institution Subsidiary and in the name of such U.S. Institution Subsidiary or otherwise, for the purpose of carrying out the terms of this Collateral Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Collateral Agreement, and, without limiting the generality of the foregoing, each U.S. Institution Subsidiary hereby gives the Collateral Agent the power and right, on behalf of such U.S. Institution Subsidiary, either in the Collateral Agent’s name or in the name of such U.S. Institution Subsidiary or otherwise, without assent by such U.S. Institution Subsidiary, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:
(i)    take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;
(ii)    in the case of any Pledged U.S. Institution Subsidiary Patents, Pledged U.S. Institution Subsidiary Trademarks or Pledged U.S. Institution Subsidiary Copyrights, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Pledged U.S. Institution Subsidiary Patents, Pledged U.S. Institution Subsidiary Trademarks or Pledged U.S. Institution Subsidiary Copyrights;
(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
(iv)    execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
(v)    obtain and adjust insurance required to be maintained by any U.S. Institution Subsidiary pursuant to Section 9.3 of the Credit Agreement;

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(vi)    direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;
(vii)    ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;
(viii)    sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;
(ix)    commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;
(x)    defend any suit, action or proceeding brought against any U.S. Institution Subsidiary with respect to any Collateral (with each U.S. Institution Subsidiary’s consent to the extent such action or its resolution could materially affect such U.S. Institution Subsidiary or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);
(xi)    settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with each U.S. Institution Subsidiary’s consent to the extent such action or its resolution could materially affect such U.S. Institution Subsidiary or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);
(xii)    assign any Pledged U.S. Institution Subsidiary Patents, Pledged U.S. Institution Subsidiary Trademarks or Pledged U.S. Institution Subsidiary Copyrights, throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and
(xiii)    generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and each U.S. Institution Subsidiary’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Collateral Agreement, all as fully and effectively as any U.S. Institution Subsidiary might do.
Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that (i) it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing; (ii) no United States “intent-to-use” trademark or servicemark applications shall be assigned to the Collateral Agent or any third party

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until an amendment to allege use or a statement of use has been filed under 15 U.S.C. § 1501(d) and accepted by the United States Patent and Trademark Office, except to a successor to the business (or the portion of the business) to which the mark pertains, if that business is ongoing and existing; and (iii) it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) that would constitute direction or causing the direction of the management and policies of the Borrower or any U.S. Institution Subsidiary.
(b)    If any U.S. Institution Subsidiary fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant U.S. Institution Subsidiary, shall be payable by each U.S. Institution Subsidiary to the Collateral Agent on demand.
(d)    Each U.S. Institution Subsidiary hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Collateral Agreement are coupled with an interest and are irrevocable until this Collateral Agreement is terminated and the Security Interests created hereby are released.
44.2    Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any U.S. Institution Subsidiary or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to each U.S. Institution Subsidiary for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
44.3    Authority of Collateral Agent. Each U.S. Institution Subsidiary acknowledges that the rights and responsibilities of the Collateral Agent under this Collateral Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy

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provided for herein or resulting or arising out of this Collateral Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and each U.S. Institution Subsidiary, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no U.S. Institution Subsidiary shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
44.4    Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of each U.S. Institution Subsidiary hereunder shall be absolute and unconditional.
44.5    Continuing Security Interest; Assignments Under the Credit Agreement; Release.
(a)    This Collateral Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each U.S. Institution Subsidiary and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until Payment in Full, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Hedge Agreement the Credit Parties may be free from any Secured Obligations.
(b)    Each U.S. Institution Subsidiary shall automatically be released from its obligations hereunder if it ceases to be a Credit Party, subject to the requirements of Section 14.1 of the Credit Agreement.
(c)    The Security Interest granted hereby in any Collateral shall automatically be released (i) to the extent provided in Section 14.1 of the Credit Agreement or (ii) upon the effectiveness of any written consent to the release of the Security Interest granted hereby in such Collateral pursuant to Section 14.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.
(d)    In connection with any termination or release pursuant to this Section 6.5 (b) or (c), the Collateral Agent shall execute and deliver to each U.S. Institution Subsidiary, at such U.S. Institution Subsidiary’s expense, all documents that such U.S. Institution Subsidiary shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.
44.6    Reinstatement. Each U.S. Institution Subsidiary further agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party,

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including such U.S. Institution Subsidiary, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of such U.S. Institution Subsidiary in respect of the amount of such payment.
44.7    Further Assurances. Subject to Section 3.2(c) hereof, each U.S. Institution Subsidiary agrees that at any time and from time to time, at the expense of such U.S. Institution Subsidiary, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent or the Administrative Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment of security interest granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.
SECTION 45.    Collateral Agent As Agent.
(a)    Citi has been appointed to act as the Collateral Agent under the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Collateral Agreement and the Credit Agreement, provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the ratable benefit of the applicable Lenders and Secured Parties in accordance with the terms of this Section 7(a).
(b)    The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 13.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Collateral Agreement; removal of the Collateral Agent shall also constitute removal under this Collateral Agreement; and appointment of a Collateral Agent pursuant to Section 13.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Collateral Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 13.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral

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Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Collateral Agreement, and the retiring or removed Collateral Agent under this Collateral Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Collateral Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Collateral Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Collateral Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Collateral Agreement while it was Collateral Agent hereunder.
(c)    The Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Secured Hedge Agreement the obligations under which constitute Secured Obligations, unless it shall have received written notice in form and substance satisfactory to the Collateral Agent from any U.S. Institution Subsidiary or any such Secured Party as to the existence and terms of the applicable Secured Hedge Agreement.
SECTION 46.    Miscellaneous.
46.1    Amendments in Writing. None of the terms or provisions of this Collateral Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected U.S. Institution Subsidiary and the Collateral Agent in accordance with Section 14.1 of the Credit Agreement.
46.2    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each U.S. Institution Subsidiary shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.
46.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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46.4    Enforcement Expenses; Indemnification.
(a)    Each U.S. Institution Subsidiary agrees to pay any and all reasonable out of pocket expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, each U.S. Institution Subsidiary under this Collateral Agreement.
(b)    Each U.S. Institution Subsidiary agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Collateral Agreement.
(c)    Each U.S. Institution Subsidiary agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Collateral Agreement to the extent the Borrower would be required to do so pursuant to Section 14.5 of the Credit Agreement.
(d)    The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.
46.5    Successors and Assigns. The provisions of this Collateral Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no U.S. Institution Subsidiary may assign, transfer or delegate any of its rights or obligations under this Collateral Agreement without the prior written consent of the Collateral Agent except pursuant to a transaction permitted by the Credit Agreement.
46.6    Counterparts. This Collateral Agreement may be executed by one or more of the parties to this Collateral Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Collateral Agreement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.
46.7    Severability. Any provision of this Collateral Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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46.8    Section Headings. The Section headings used in this Collateral Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
46.9    Integration. This Collateral Agreement together with the other Credit Documents represents the agreement of each U.S. Institution Subsidiary with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
46.10    GOVERNING LAW. THIS COLLATERAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
46.11    Submission To Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:
submits for itself and its property in any legal action or proceeding relating to this Collateral Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which such Person shall have been notified pursuant thereto;
agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and
waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.
46.12    Acknowledgments. Each party hereto hereby acknowledges that:

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it has been advised by counsel in the negotiation, execution and delivery of this Collateral Agreement and the other Credit Documents to which it is a party;
neither the Collateral Agent nor any other Agent or Secured Party has any fiduciary relationship with or duty to any U.S. Institution Subsidiary arising out of or in connection with this Collateral Agreement or any of the other Credit Documents, and the relationship between each U.S. Institution Subsidiary, on the one hand, and the Collateral Agent, each other Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders, the Agents and any other Secured Party or among each U.S. Institution Subsidiary, and the Lenders, the Agents and any other Secured Party.
46.13    Additional U.S. Institution Subsidiaries. Each Subsidiary of the Borrower that is required to become a party to this Collateral Agreement pursuant to Section 9.11 of the Credit Agreement shall become a U.S. Institution Subsidiary, with the same force and effect as if originally named as a U.S. Institution Subsidiary herein, for all purposes of this Collateral Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional U.S. Institution Subsidiary as a party to this Collateral Agreement shall not require the consent of any other U.S. Institution Subsidiary hereunder. The rights and obligations of each U.S. Institution Subsidiary hereunder shall remain in full force and effect notwithstanding the addition of any new U.S. Institution Subsidiary as a party to this Collateral Agreement.
46.14    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COLLATERAL AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
46.15    No Novation. Except as expressly set forth herein or in the Amendment, this Collateral Agreement does not extinguish the outstanding obligations of the U.S. Institution Subsidiaries evidenced by the Original Collateral Agreement or discharge or release any lien or security interest or any other security under the Credit Documents, all of which liens and security interests shall continue under the Credit Documents. Nothing herein contained shall be construed as a substitution or novation of the original obligations under the Original Collateral Agreement, which shall remain in full force and effect, except as amended hereby.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

WALDEN UNIVERSITY, LLC, as U.S. Institution Subsidiary

By:
    Name:
    Title:

[Signature Page to Collateral Agreement]

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CITIBANK, N.A., as Collateral Agent

By:	Name:
Title:

[Signature Page to Collateral Agreement]

D-3-25

ANNEX A TO THE
SECOND AMENDED AND RESTATED
COLLATERAL AGREEMENT

SUPPLEMENT NO. [  ] dated as of [             ], to the Second Amended and Restated Collateral Agreement dated as of April 26, 2017 (as amended, restated, supplemented or otherwise modified or replaced through the date hereof, the “Collateral Agreement”) among Walden University, LLC, a Florida limited liability company, each subsidiary of the Laureate Education Inc., a Delaware public benefit corporation (“the Borrower”), from time to time party thereto (with Walden, each such subsidiary individually a “U.S. Institution Subsidiary”
and, collectively, the “U.S. Institution Subsidiaries”), and Citibank, N.A., as Collateral Agent (in such capacity, and any permitted successors and assigns, the “Collateral Agent”) under the Credit Agreement referred to below.

A.    Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of April 26, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the lenders or other financial institutions or entities from time to time party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent and Collateral Agent.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement.
C.    The U.S. Institution Subsidiaries have entered into the Collateral Agreement in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower and the Restricted Domestic Subsidiaries under the Credit Agreement and to induce one or more Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries and to induce one or more Cash Management Banks to enter into a Cash Management Program with one or more U.S. Institution Subsidiaries.
D.    Section 9.11 of the Credit Agreement and Section 8.13 of the Collateral Agreement provide that each Subsidiary of the Borrower that is required to become a party to the Collateral Agreement pursuant to Section 9.11 of the Credit Agreement shall become a U.S. Institution Subsidiary, with the same force and effect as if originally named as a U.S. Institution Subsidiary therein, for all purposes of the Collateral Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New U.S. Institution Subsidiary”) is executing this Supplement in accordance with the requirements of the Collateral Agreement to become a U.S. Institution Subsidiary under the Collateral Agreement in order to induce the Lenders and the Letter of Credit Issuers to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.
Accordingly, the Collateral Agent and the New U.S. Institution Subsidiaries agree as follows:

ANNEX A

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SECTION 1.    In accordance with Section 8.13 of the Collateral Agreement, each New U.S. Institution Subsidiary by its signature below becomes a U.S. Institution Subsidiary under the Collateral Agreement with the same force and effect as if originally named therein as a U.S. Institution Subsidiary and each New U.S. Institution Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a U.S. Institution Subsidiary thereunder and (b) represents and warrants that the representations and warranties made by it as a U.S. Institution Subsidiary thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New U.S. Institution Subsidiary, as security for the payment and performance in full of the Secured Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of the Collateral of such New U.S. Institution Subsidiary, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “U.S. Institution Subsidiary” in the Collateral Agreement shall be deemed to include each New U.S. Institution Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.
SECTION 2.    Each New U.S. Institution Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.
SECTION 3.    This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower. This Supplement shall become effective as to each New U.S. Institution Subsidiary when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New U.S. Institution Subsidiary and the Collateral Agent.
SECTION 4.    Such New U.S. Institution Subsidiary hereby represents and warrants that (a) set forth on Schedule I hereto is (i) the full legal name of such U.S. Institution Subsidiary, (ii) to the knowledge of such U.S. Institution Subsidiary, all trade names or other names under which such U.S. Institution Subsidiary currently conducts business, (iii) the type of organization of such U.S. Institution Subsidiary, (iv) the jurisdiction of organization of such U.S. Institution Subsidiary, (v) its organizational identification number, if any, and (vi) the jurisdiction where the chief executive office of such U.S. Institution Subsidiary is located and (b) as of the date hereof (i) Schedule II hereto sets forth all of each New U.S. Institution Subsidiary’s Copyright licenses, (ii) Schedule III hereto sets forth all of such New U.S. Institution Subsidiary’s United States Copyright registrations (and all applications therefor), (iii) Schedule VI hereto sets forth all of such New U.S. Institution Subsidiary’s Trademark licenses (iv) Schedule V hereto sets forth all of such New U.S. Institution Subsidiary’s United States Trademark registrations (and all applications therefor), (v) Schedule VI hereto sets forth all of such New U.S. Institution Subsidiary’s Patent licenses, and (vi) Schedule

ANNEX A

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VII hereto sets forth all of such New U.S. Institution Subsidiary’s issued Patents and Patent applications.
SECTION 5.    Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.
SECTION 6.    THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.    Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Collateral Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.    All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each New U.S. Institution Subsidiary shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.

ANNEX A

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IN WITNESS WHEREOF, each New U.S. Institution Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.
[NAME OF ADDITIONAL U.S. INSTITUTION SUBSIDIARY]

By:	Name: Title:
CITIBANK, N.A., as Collateral Agent

By:	Name: Title:

ANNEX A

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EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

No. _______________                          Dated _____________

To:
Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), under the Second Amended and Restated Credit Agreement, dated as of April 26, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Laureate Education, Inc., a Delaware public benefit corporation, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), the Administrative Agent and Citibank, N.A., as Collateral Agent.

c/o [________]

Attention:	[Standby Letter of Credit Department]
Facsimile: [____________]

Letter of Credit Issuer: [________]

Ladies and Gentlemen:
We hereby request that [_____________], as Letter of Credit Issuer, issue a standby Letter of Credit for the account of the undersigned on [_____________], 201[_] (the “Date of Issuance”) in the aggregate Stated Amount of [_____________________] in [Dollars] [Euro] [Sterling] [other Alternative Currency].
For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein that are defined in the Credit Agreement shall have the respective meanings provided therein.
The beneficiary of the requested Letter of Credit will be [_____________], and such Letter of Credit will be in support of [________________] and will have a stated expiration date of [__________________].
The undersigned hereby certifies that:
(a)    The Stated Amount of the Letter of Credit requested by this Letter of Credit Request shall not (i) cause the aggregate amount of the Lenders’ Revolving Credit Exposures to exceed the Total Revolving Credit Commitment now in effect, or (ii) cause the Aggregate Multicurrency Exposures to exceed the Multicurrency Sublimit now in effect.
(b)    All representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Date of Issuance (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).
(c)    No Default or Event of Default has occurred and is continuing as of the date hereof nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.
Copies of all documentation with respect to the supported transaction are attached hereto.

[Signature Page Follows]

[Signature Page to Letter of Credit Request]

LAUREATE EDUCATION, INC.

By:	Name: Title:

[NAME OF RESTRICTED SUBSIDIARY]

By:	Name: Title:]

[Signature Page to Letter of Credit Request]

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor. Each party hereto acknowledges and agrees that at the time of any assignment to or from the Borrower, its Subsidiaries or any other Affiliated Lender, the Borrower, its Subsidiaries or any other Affiliated Lender may possess material non-public information that may be material to the assignor or assignee entering into such assignment with the Borrower, its Subsidiaries or any other Affiliated Lender. [The [Assignor][Assignee] party to this Assignment is the [Borrower][a Subsidiary of the Borrower][an Affiliated Lender.]

1.	Assignor: ______________________

2.	Assignee: ______________________ [and is an Affiliate/Approved Fund]

3.	Borrower: Laureate Education, Inc.

4.	Administrative Agent: Citibank, N.A., as Administrative Agent under the Credit Agreement (as defined below).

5.
Credit Agreement:        The Second Amended and Restated Credit Agreement dated as of April 26, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LAUREATE EDUCATION, INC., a Delaware public benefit corporation, the Lenders party thereto from time to time (such term and each other capitalized term used but not defined herein having the meaning given to it in Section 1 of the Credit Agreement) CITIBANK, N.A., as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Commitments/Loans Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Series 2024 Term Loans	$______________	$______________	____________%
Series 2022 Revolving Credit Loans	$______________	$______________	_____________%
Series 2022 Swingline Loans	$______________	$______________	_____________%
Series [ ] New Term Loans	$______________	$______________	______________%
Series [_] Revolving Credit [Commitments] [Loans]	[$][€][£][_]_________	[$][€][£][_]_________	______________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:

_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
   _________________________ _________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

[NAME OF ASSIGNEE]

Notices:

_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:_______________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_______________________
Title:

Consented to and Accepted:

CITIBANK, N.A.,
as Administrative Agent

By:_______________________
Authorized Signatory

[Consented to:]

[LAUREATE EDUCATION, INC.

By:_______________________
Title:]

[SWINGLINE LENDER]

By:_______________________
Title:

[LETTER OF CREDIT ISSUER]

By:_______________________
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT
1.Representations and Warranties.

1.1
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a Non‑U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed

ANNEX 1

counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

ANNEX 1

EXHIBIT H-1

FORM OF PROMISSORY NOTE (TERM LOANS)

New York, New York
$                                          [__________], 201[_]

FOR VALUE RECEIVED, the undersigned, LAUREATE EDUCATION, INC., a Delaware public benefit corporation (the “Borrower”) hereby unconditionally promises to pay to the order of [NAME OF TERM LOAN LENDER] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [Series 2024 Term Loan Maturity Date] [New Term Loan Maturity Date for the Series [__] New Term Loans], the principal amount of [______] Dollars ($[___]) or, if less, the aggregate unpaid principal amount of all [Series 2024 Term Loans] [Series [__] New Term Loans], if any, made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in [Section 2.8 of the Credit Agreement] [paragraph 1 of the applicable Joinder Agreement].
This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Second Amended and Restated Credit Agreement, dated as of April 26, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, the Administrative Agent and CITIBANK, N.A., as Collateral Agent. This Promissory Note is subject to, and the Term Loan Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [Series 2024 Term Loans] [Series [__] New Term Loans] evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [Series 2024 Term Loans] [Series [__] New Term Loans] evidenced hereby are subject to prepayment prior to the [Series 2024 Term Loan Maturity Date] [New Term Loan Maturity Date for Series [__] New Term Loans], in whole or in part, as provided in the [Credit Agreement] [applicable Joinder Agreement].
All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.
All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5 of the Credit Agreement, and such Person shall be treated as the Term Loan Lender hereunder for all purposes of the Credit Agreement.

H-1-1

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

LAUREATE EDUCATION, INC.

By:    ________________________
    Name:
    Title:

H-1-2

EXHIBIT H-2

FORM OF PROMISSORY NOTE (REVOLVING CREDIT LOANS AND SWINGLINE LOANS)

New York, New York
[$][€][£][_]                                                  [__________], 201[_]

FOR VALUE RECEIVED, the undersigned, LAUREATE EDUCATION, INC., a Delaware public benefit corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [NAME OF LENDER] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) shall have specified, in [Dollars][the currency first specified above] and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [Series [ ] Revolving Credit] [Swingline] Maturity Date, the principal amount of [______] [Dollars] [Euro] [Sterling] [other Alternative Currency] ([$][€][£][_][___]) or, if less, the aggregate unpaid principal amount of all [Series [ ] Revolving Credit] [Series [ ] Swingline] Loans, if any, made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.
This Promissory Note is one of the promissory notes referred to in Section 14.6 of the Credit Agreement, dated as of April 26, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, LAUREATE EDUCATION, INC., a Delaware public benefit corporation, the Lenders party thereto from time to time, the Administrative Agent and CITIBANK, N.A., as Collateral Agent. This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [Series [ ] Revolving Credit] [Series [ ] Swingline] Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [Series [ ] Revolving Credit] [Series [ ] Swingline] Loans evidenced hereby are subject to prepayment prior to the [Series [ ] Revolving Credit] [Swingline] Maturity Date, in whole or in part, as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.
All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5 of the Credit Agreement, and such Person shall be treated as the [Series [ ] Revolving Credit] [Swingline] Lender hereunder for all purposes of the Credit Agreement.

H-2-1

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

LAUREATE EDUCATION, INC.

By:    ________________________
    Name:
    Title:

H-2-2

EXHIBIT I

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [     ], 20[ ] (this “Agreement”), by and among [NEW LENDERS] (each a “New [Term Loan][Revolving Credit] Lender” and collectively the “New [Term Loan][Revolving Credit] Lenders”), LAUREATE EDUCATION, INC., a Delaware public benefit corporation (the “Borrower”), and CITIBANK, N.A., as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of April 26, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement’’; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, LAUREATE EDUCATION, INC., a Delaware public benefit corporation], the lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent and Collateral Agent, and other Agents named therein.

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request and receive New [Term Loan][Revolving Credit] Commitments by entering into one or more Joinder Agreements with the New [Term Loan][Revolving Credit] Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New [Term Loan][Revolving Credit] Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each New [Term Loan][Revolving Credit] Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each New [Term Loan][Revolving Credit] Lender hereby agrees to make its Commitment on the following terms and conditions:

1.
Applicable Margin. [The Applicable ABR Margin for each Series [__] New Term Loan shall mean, as of any date of determination, [___]% per annum.] [The Applicable LIBOR Margin for each [Series [__] New Term Loan] [New Revolving Credit Loan] shall mean, as of any date of determination, [___]% per annum.] [The terms and provisions of the New Revolving Credit Loans and the New Revolving Credit Commitments shall be identical to the Revolving Credit Loans and the Revolving Credit Commitments, respectively.]

2.	[Principal Payments. The Borrower shall make principal payments on the Series [__] New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [__] New Term Loans
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
$__________
TOTAL	$__________]

3.
[Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [__] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [__] New Term Loans in accordance with Sections 5.1 and 5.2 of the Credit Agreement respectively.]

4.	[Prepayment Fees. The Borrower agrees to pay to each New [Term Loan][ Revolving Credit] Lender the following prepayment fees, if any: [__________].]

5.	Other Fees. The Borrower agrees to pay each New [Term Loan Lender][Revolving Credit Lender] its pro rata share of an aggregate fee equal to [__________] on [_________], 20[__].

6.
Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [Series [__] New Term][New] Revolving Credit] Loans from the New [Term Loan][Revolving Credit] Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: _________20, ____

b.	Amount of Proposed Borrowing: $___________________

c.	Interest rate option: ☐ ABR Loan(s)

☐	LIBOR Loans with an initial Interest Period of [____] month(s)

7.
[New Lenders. Each New [Term Loan][Revolving Credit] Lender acknowledges and agrees that upon its execution of this Agreement and the making of [Series [___] New Term][New Revolving Credit] Loans that such New [Term Loan][Revolving Credit] Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder. Set forth on Schedule B hereto is the Lending Office of each New [Term Loan][Revolving Credit] Lender.]

8.
Credit Agreement Governs. Except as set forth in this Agreement, the [New Revolving Credit][Series [__] New Term] Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the Borrower hereby certifies that:

i.
the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

ii.	no event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default.

10.	Borrower’s Covenants. By its execution of this Agreement, the Borrower hereby covenants that:

[i.	the Borrower shall make any payments required pursuant to Section 2.11 of the Credit Agreement in connection with the New [Term Loan][Revolving Credit] Loans; and

ii.]
the Borrower shall deliver or cause to be delivered the following legal opinions and documents: [___________], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement.

11.	Notice. For purposes of the Credit Agreement, the initial notice address of each New [Term Loan][Revolving Credit] Lender shall be as set forth below its signature below.

12.
Tax Forms. For each New Term Loan Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Term Loan Lender may be required to deliver to Administrative Agent pursuant to Section 5.4 of the Credit Agreement.

13.
Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the [Series [__] New Term][New Revolving Credit] Loans made by [New Term Loan][New Revolving Credit] Lenders in the Register.

14.
Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.
Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17.
Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

EXHIBIT J

FORM OF FIRST-LIEN INTERCREDITOR AGREEMENT

FIRST-LIEN INTERCREDITOR AGREEMENT, dated as of [______], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among LAUREATE EDUCATION, INC., a Delaware public benefit corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, CITIBANK, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), CITIBANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [INSERT NAME], as the collateral agent and Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:
ARTICLE I.

Definitions
SECTION 1.01    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional First-Lien Collateral Agent” means (x) for so long as the Initial Additional First-Lien Obligations are the only Series of Additional First-Lien Obligations, the Initial Additional Authorized Representative and (y) thereafter, the Major Non-Controlling Authorized Representative.
“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any Series of Additional Senior Class Debt, the notes, indentures, credit agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First-Lien Obligations) has been designated as Additional First-Lien Obligations pursuant to Section 5.13 hereto.
“Additional First-Lien Obligations” means all amounts owing pursuant to the terms of any Additional First-Lien Document (including the Initial Additional First-Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First-Lien Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.
“Additional First-Lien Secured Party” means the holders of any Additional First-Lien Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.
“Additional First-Lien Security Documents” means any collateral agreement, security agreement and any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.
“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.
“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement”; provided, however, that if the Credit Agreement is Refinanced in accordance with Section 2.08 hereof then all references to Administrative Agent shall refer to the administrative agent (or trustee or other representative) under the agreement that Refinances the Credit Agreement.
“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the

Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.
“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the collateral agent named as authorized representative for such Series in the applicable Joinder Agreement (and its successors and assigns).
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Borrowers” have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Collateral” means all assets and properties subject to Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.
“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent and (ii) in the case of the Initial Additional First-Lien Obligations, the Initial Additional Authorized Representative and each other collateral agent in respect of any Series of Additional First-Lien Obligations named as Authorized Representative for such Series in the applicable Joinder Agreement (and their successors and assigns).
“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First-Lien Collateral Agent.
“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of April 26, 2017, among the Borrowers, CITIBANK, N.A., as

Administrative Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and shall also include any agreement that Refinances the Credit Agreement in accordance with Section 2.08 hereof.
“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement”; provided, however, that if the Credit Agreement is Refinanced in accordance with Section 2.08 hereof then all references to Credit Agreement Collateral Agent shall refer to the collateral agent under the agreement that Refinances the Credit Agreement.
“Credit Agreement Collateral Documents” means the Security Agreements, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.
“Credit Agreement Obligations” means all Obligations as defined in the Credit Agreement (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding).
“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement or the Credit Agreement Collateral Documents.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Shared Collateral and any Series of First- Lien Obligations, the date on which such Series of First-Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement Obligations” means, the payment in full in cash of all Credit Agreement Obligations (other than any contingent indemnity obligations that have not then been asserted) and the termination of all commitments thereunder; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations under an Additional First-Lien Document in accordance with Section 2.08 hereof.
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.
“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.

“First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.
“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.
“Foreign Obligations Security Agreements” means each security agreement or other instrument or document executed and delivered by any Foreign Obligations Credit Party (as defined in the Credit Agreement) pursuant to the Credit Agreement.
“Grantors” means the Borrowers and each of the Guarantors (as defined in the Credit Agreement) and each other Subsidiary of the Borrower which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.
“Impairment” has the meaning assigned to such term in Section 1.03.
“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Initial Additional First-Lien Agreement” mean that certain [indenture] [other agreement], dated as of [●], among the Borrowers, [the Guarantors identified therein,] and [●]as [trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the debt securities issued thereunder, the Initial Additional First-Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations.
“Initial Additional First-Lien Obligations” means the [Obligations] as such term is defined in the Initial Additional First-Lien Security Agreement.
“Initial Additional First-Lien Secured Parties” means the Additional First-Lien Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.
“Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Company, the Additional First-Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Insolvency or Liquidation Proceeding” means:

(1)    any case commenced by or against the Borrowers or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrowers or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or any similar case or proceeding relative to the Borrowers or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrowers or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrowers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).
“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereto required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional First-Lien Obligations and add Additional First-Lien Secured Parties hereunder.
“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement or any lease in the nature thereof.
“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, each Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-

Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.
“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First- Lien Security Documents.
“Proceeds” has the meaning assigned to such term in Section 2.01(a).
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Secured Credit Document” means (i) the Credit Agreement and each Credit Document (as defined in the Credit Agreement) ), (ii) each Initial Additional First-Lien Document and (iii) each Additional First-Lien Document.
“Security Agreements” means the U.S. Obligations Security Agreement and the Foreign Obligations Security Agreements.

“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First- Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time, and (c) any affiliated not-for-profit, non-stock universities that are controlled through majority voting interests of their respective boards of directors. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“U.S. Obligations Security Agreement” means the Security Agreement, dated as of August 17, 2007, among the Borrower, the other grantors party thereto and the Credit Agreement Collateral Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
SECTION 1.03    Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Mortgaged Property (as defined in the Credit Agreement) that applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.
ARTICLE II.

Priorities and Agreements with Respect to Shared Collateral
SECTION 2.01    Priority of Claims.

(a)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or, without limiting this Agreement including the prohibitions in Section 2.02 hereof, any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrowers or any other Grantor or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First-Lien Secured Party or received by the Controlling Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all reasonable costs and expenses incurred in connection with such sale, collection, liquidation or other enforcement including fees and expenses of counsel (ii) SECOND, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) secured by such Collateral pursuant to the terms of any Secured Credit Document, (iii) THIRD, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series secured by such Collateral on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iv) FOURTH, after payment of all First-Lien Obligations secured by such Collateral, to the Borrowers and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First-Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists.
(b)    It is acknowledged that the First-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Lien Secured Parties of any Series.
(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.
(d)    Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent or the Collateral Agent pursuant to Section 3.3(d), 5.3(a) or 11.12 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.
SECTION 2.02    Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
(a)    Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to, and neither the Additional First-Lien Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.
(b)    With respect to any Shared Collateral, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent or any other Collateral Agent or Authorized Representative to, commence any judicial or non judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral

(including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional First-Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral. Each Non-Controlling Authorized Representative hereby irrevocably appoints the Controlling Collateral Agent as its agent and attorney-in-fact, such appointment being coupled with an interest, and authorizes the Controlling Collateral Agent to exercise any and all remedies under each First Lien Security Documents with respect to Shared Collateral and to execute releases in connection therewith.
(c)    Notwithstanding the equal priority of the Liens securing each Series of First- Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.
(d)    Each of the First-Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement including, without limitation, Section 1.03 hereof.
SECTION 2.03    No Interference; Payment Over.
(a)    Each First-Lien Secured Party agrees that (i) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Controlling Collateral Agent, (ii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other First-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to, or object to, the exercise by the Controlling Collateral Agent or any First-Lien Secured Party represented by the Controlling Collateral Agent of any right, remedy or power with respect to any Collateral, (iii) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any First-Lien Secured Party represented by the

Controlling Collateral Agent seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and shall not otherwise contest, protest or object to any action taken, or any forbearance by, the Controlling Collateral Agent or any First-Lien Secured Party represented by the Controlling Collateral Agent and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Collateral in accordance with the provisions of this Agreement, (iv) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other First-Lien Secured Party to enforce this Agreement.
(b)    Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.
SECTION 2.04    Automatic Release of Liens; Amendments to First-Lien Security Documents.
(a)    If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a collection, sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01. If in connection with any such foreclosure or other exercise of remedies the Controlling Collateral Agent releases any guarantor from its obligations under a guarantee of the First Lien Obligations for which it serves as agent, then such guarantor shall also be released from its guarantee of all other First Lien Obligations
(b)    Without limiting the rights of the Controlling Collateral Agent under Section 2.02(b), each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.
SECTION 2.05    Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(a)    This Agreement, including without limitation Section 2.02 hereof, shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrowers or any of its Subsidiaries.
(b)    If the Borrowers and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First-Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-

Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral. If any First-Lien Secured Party is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First-Lien Secured Party shall be entitled to seek, and each First-Lien Secured Party will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First-Lien Secured Party shall be entitled to seek, and each First-Lien Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First-Lien Obligations pursuant to Section 2.01.
SECTION 2.06    Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.
SECTION 2.07    Insurance. As between the First-Lien Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
SECTION 2.08    Refinancings. The First-Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness. If such Refinancing indebtedness is intended to Refinance the Credit Agreement, such Joinder Agreement shall so state.
SECTION 2.09    Possessory Collateral Agent as Gratuitous Bailee for Perfection.
(a)    The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien

Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional First-Lien Collateral Agent promptly deliver all Possessory Collateral to the Additional First-Lien Collateral Agent together with any necessary endorsements (or otherwise allow the Additional First-Lien Collateral Agent to obtain control of such Possessory Collateral). The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.
(b)    Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.
(c)    The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.
SECTION 2.10    Amendments to Security Documents.
(a)    Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First-Lien Secured Party agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(b)    Without the prior written consent of the Additional First-Lien Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(c)    In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of an Authorized Officer of the Borrowers.

ARTICLE III.

Existence and Amounts of Liens and Obligations
SECTION 3.01    Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrowers. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other person as a result of such determination.
ARTICLE IV.

The Controlling Collateral Agent
SECTION 4.01    Authority.
(a)    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.
(b)    In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other

Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrowers or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.
ARTICLE V.

Miscellaneous
SECTION 5.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)    if to the Credit Agreement Collateral Agent or the Administrative Agent, to it at [_____________], Attention of [___________] (Fax No. [__________]);
(b)    if to the Initial Additional Authorized Representative, to it at [____________], Attention of [____________] (Fax No. [__________]);
(c)    if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.
SECTION 5.02    Waivers; Amendment; Joinder Agreements.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrowers’ consent or which increases the obligations or reduces the rights of the Borrowers or any other Grantor, with the consent of the Borrowers).
(c)    Notwithstanding the foregoing, without the consent of any First-Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional First-Lien Secured Parties and Additional First- Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional First-Lien Security Documents applicable thereto.
(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or First-Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First-Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

SECTION 5.03    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.
SECTION 5.04    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
SECTION 5.05    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
SECTION 5.06    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 5.07    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 5.08    Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:
(i)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;
(iv)    agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First-Lien Secured Party) to sue in any other jurisdiction; and
(v)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
SECTION 5.09    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.
SECTION 5.10    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 5.11    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.
SECTION 5.12    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another. None of the Borrowers, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First-Lien Documents), and none of the Borrowers or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.
SECTION 5.13    Additional Senior Debt. To the extent, but only to the extent permitted by the provisions of the Credit Agreement and the Additional First-Lien Documents, the Borrowers may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional First-Lien Documents to be incurred and secured on an equal and ratable basis by the Liens securing the First-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class

Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (A) through (D) of the immediately succeeding paragraph.
In order for an Additional Senior Class Debt Representative to become a party to this Agreement,
(A)    such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;
(B)    the Borrowers shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an Authorized Officer of the Borrowers and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof;
(C)    all filings, recordations and/or amendments or supplements to the First- Lien Security Documents necessary or desirable in the reasonable judgment of the Additional First-Lien Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional First-Lien Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional First-Lien Collateral Agent); and
(D)    the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional First-Lien Collateral Agent will continue to act in its capacity as Additional First-Lien Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.
. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Citibank, N.A. is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First-Lien Security Documents, [●] is acting in the capacity of Additional First-Lien Collateral Agent solely for the Additional First-Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional First-Lien Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.
. This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First-Lien Security Documents.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
CITIBANK, N.A., as Collateral Agent

By:	Name: Title:

By:	Name: Title:
CITIBANK, N.A.,as Authorized Representative for the Credit Agreement Secured Parties

By:	Name: Title:

By:	Name: Title:
[_____________________],
As Collateral Agent and as Initial Additional Authorized Representative

By:	Name: Title:

By:	Name: Title:
LAUREATE EDUCATION, INC.

By:	Name: Title:

ANNEX I
Grantors
Schedule 1

ANNEX I

ANNEX II
[FORM OF] JOINDER NO. [●]dated as of [●], 20[●] to the FIRST-LIEN INTERCREDITOR AGREEMENT dated as of [●], 20[ ] (the “First-Lien Intercreditor Agreement”), among LAUREATE EDUCATION, INC, a Delaware public benefit corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrowers (each, a “Grantor”), CITIBANK, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), CITIBANK, N.A., as Authorized Representative for the Credit Agreement Secured Parties, as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First-Lien Intercreditor Agreement.
B.    As a condition to the ability of the Borrowers to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First- Lien Inter-creditor Agreement. Section 5.13 of the First-Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First-Lien Intercreditor Agreement upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the First-Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the First-Lien Intercreditor Agreement and the First-Lien Security Documents.
Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:
SECTION 1.    In accordance with Section 5.13 of the First-Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First-Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First- Lien Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional First-Lien Secured Parties. Each reference to an “Authorized Representative” in the First-Lien Intercreditor Agreement shall be

ANNEX II

deemed to include the New Representative. The First-Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [trustee/administrative agent and] collateral agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First-Lien Intercreditor Agreement as Additional First-Lien Secured Parties.
SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.
SECTION 4.    Except as expressly supplemented hereby, the First-Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First-Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First-Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.
SECTION 8.    The Borrowers agree to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel.

ANNEX II

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First-Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as [_____________] and as collateral agent for the holders of [____________],

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

ANNEX II

Acknowledged by:

CITIBANK, N.A.,
as the Credit Agreement Collateral Agent and Authorized Representative,

By:
Name:
Title:

[___________________],
as the Initial Additional Authorized Representative [and the Additional
First-Lien Collateral Agent and],

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

By:
Name:
Title:

LAUREATE EDUCATION, INC., as Borrower

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE 1 HERETO,

By:
Name:
Title:

ANNEX II

EXHIBIT K

FORM OF SECOND-LIEN INTERCREDITOR AGREEMENT

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [______], 20[ ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among LAUREATE EDUCATION, INC., a Delaware public benefit corporation (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, CITIBANK, N.A., as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), [     ], as Representative for the Additional Senior Debt Parties under the [describe applicable Additional Senior Debt Facility]]and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:
ARTICLE I.
Definitions
SECTION 1.01    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies and subject to Section 1.03 of the First Lien Intercreditor Agreement with respect to any Impairment as defined therein) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.
“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.
“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.
“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.
“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.
“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 13 of the Credit Agreement and in the event that the Credit Agreement is Refinanced shall include the administrative agent (or trustee) under the agreement that refinances the Credit Agreement.
“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.
“Bankruptcy Code” means Title 11 of the United States Code, as amended or any similar federal or state law for the relief of debtors.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Borrower” have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.
“Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.
“Collateral” means any property or asset constituting either Senior Collateral or Second Priority Collateral or both.
“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of April 26, 2017, among the Borrower, Citibank, N.A., as Administrative Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and shall also include any agreement that Refinances the Credit Agreement.
“Credit Agreement Loan Documents” means the Credit Agreement and the other “Credit Documents” as defined in the Credit Agreement.
“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding).
“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.
“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.
“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.
“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the First Lien Intercreditor Agreement) at such time.
“DIP Financing” has the meaning assigned to such term in Section 6.01.
“Discharge” means, with respect to any Shared Collateral and any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement Obligations” means, the payment in full in cash of all Credit Agreement Obligations (other than any contingent indemnity obligations that have not then been asserted) and the termination of all commitments thereunder provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First-Lien Obligations
“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.
“First Lien Intercreditor Agreement” means an intercreditor agreement as contemplated by Exhibit J to the Credit Agreement.
“Grantors” means the Borrower and each Subsidiary which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.
“Guarantors” has the meaning assigned to such term in the Credit Agreement.
“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.
“Initial Second Priority Debt Documents” means that certain [indenture] dated as of [        ], 20[  ], among the Borrower, [the Guarantors identified therein,] [ ], as [trustee], and [ ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.
“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.
“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.
“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:
1.any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
2.any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
3.any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the Security Agreement and shall include any license with respect to any of the foregoing.
“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.
“Lien” shall mean any mortgage, pledge, security interest, charge, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease or license in the nature thereof).
“Major Second Priority Representative” means, with respect to any Shared Collateral, the Second Priority Representative of the series of Second Priority Debt that (a) constitutes the largest outstanding principal amount of any then outstanding series of Second Priority Debt with respect to such Shared Collateral and (b) is larger than the largest outstanding principal amount of any then outstanding series of Indebtedness constituting Senior Obligations with respect to such Shared Collateral.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.
“Recovery” has the meaning assigned to such term in Section 6.04.
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, Borrower and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Representatives” means the Senior Representatives and the Second Priority Representatives.
“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.
“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.
“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.
“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.
“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.
“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.
“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.
“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.
“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.
“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 210 days (through which 210 day period such Second Priority Representative was the Major Second Priority Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second

Priority Representative that (x) such Second Priority Representative is the Major Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding.
“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations that agree to vote together.
“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.
“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Obligations covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.
“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.
“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.
“Security Agreement” means the “Security Agreement” as defined in the Credit Agreement.
“Senior Class Debt” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or Senior Collateral Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.
“Senior Collateral Documents” means the “U.S. Obligations Security Agreement,” the “Foreign Obligations Security Agreements” and the other “Security Documents” each as defined in the Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.
“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.
“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.
“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties or any agent thereof under the Senior Collateral Documents.
“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.
“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.
“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.
“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold or purport to hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any

Second Priority Debt Facility which does not have a security interest in such Collateral at such time.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time, and (c) any affiliated not-for-profit, non-stock universities that are controlled through majority voting interests of their respective boards of directors. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.
SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.
ARTICLE II.

Priorities and Agreements with Respect to Shared Collateral
SECTION 2.01     Subordination.
(a)    Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of

any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed. For avoidance of doubt, the foregoing subordination is also intended to apply to any judgment lien obtained by or on behalf of any Second Priority Representative or any Second Priority Debt Party.
SECTION 2.02    Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.
SECTION 2.03    Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.
SECTION 2.04    No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure each of the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. To the extent that the foregoing are not complied with, any amounts received by any Second Priority Representative on account of such a lien shall be promptly remitted to the Designated Senior Representative.
SECTION 2.05    Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06    Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Document Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 3.3(d), 5.3(a) or 11.12 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.
ARTICLE III.

Enforcement
SECTION 3.01    Exercise of Remedies.
(a)    So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured

Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and (E) from and after the Second Priority Enforcement Date, the Major Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to such Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to ) any Insolvency or Liquidation Proceeding. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
(b)    So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.
(c)    Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral or any forbearance with respect to the foregoing, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.
(d)    Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.
(e)    Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.
SECTION 3.02    Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.
SECTION 3.03    Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.
ARTICLE IV.

Payments
SECTION 4.01    Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents and the First Lien Intercreditor Agreement until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.
SECTION 4.02    Payments Over. Unless and until the Discharge of Senior Obligations has occurred, whether or not an Insolvency or Liquidation Event has occurred or is continuing, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.
ARTICLE V.

Other Agreements
SECTION 5.01    Releases.

(a)    Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower) (i) in connection with the exercise of remedies in respect of Collateral or (ii) if not in connection with the exercise of remedies in respect of the Collateral, so long as an Event of Default (as defined in and under any Second Lien Debt Document) has not occurred and is continuing, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. In addition, if in connection with any such release by the Senior Obligations the guarantee by any Guarantor of Senior Obligations is released, such Guarantor shall also be released from its guarantee of any Second Priority Debt Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.
(b)    Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.
(c)    Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority

Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.
(d)    Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.
SECTION 5.02    Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03    Amendments to Second Priority Collateral Documents.
(a)    Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into; provided, however, that regardless of whether prohibited by any Senior Debt Document, no Second Priority Collateral Document may be entered into or amended, supplemented or modified to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document would be inconsistent with this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):
“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Citibank, N.A., as administrative agent, pursuant to or in connection with the Second Amended and Restated Credit Agreement, dated as of April 26, 2017, among the Borrower, Citibank, N.A., as Administrative Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [  ], 20[  ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Citibank, N.A., as Administrative Agent, [●] and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”
(b)    In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority

Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent; provided, further, that failure to give such notice should not affect the effectiveness of such amendment, waiver or consent with regard to any Second Priority Collateral Documents.
SECTION 5.04    Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.
SECTION 5.05    Gratuitous Bailee for Perfection.
(a)    Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.
(b)    Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the

Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.
(c)    The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.
(d)    The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.
(e)    Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Gran-tor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f)    None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.
SECTION 5.06    When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.
ARTICLE VI.

Insolvency or Liquidation Proceedings
SECTION 6.01    Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, (a) if any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent

(or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) any and all Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees and any other customary expenses agreed to by the Senior Representatives, (b) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to (and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, ii) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (iii) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or iv) any motion or order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing as set forth in the immediately preceding sentence shall be adequate notice.
SECTION 6.02    Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.
SECTION 6.03    Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior

Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, (x) may seek or request adequate protection in the form of a replacement Lien or superpriority claim on such additional collateral, which Lien or superpriority claim shall be subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (y) agrees that it will not seek or request and will not accept adequate protection in any other form and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that it will not contest, object to or support any Person in contesting or objecting to any request by a Senior Representative for adequate protection in the form of a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notwithstanding the foregoing, any administrative or superpriority claim granted by way of adequate protection may be treated as part of such Second Priority Debt Party’s prepetition claim for purposes of section 1129(a)(9) of the Title 11 of the United States Code and the Borrower shall not be required under such section to pay such claim in cash.
SECTION 6.04    Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
SECTION 6.05    Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.
SECTION 6.06    Post-Petition Interest. Neither any Second Priority Representative nor any Second Priority Debt Party shall oppose or seek to challenge any claim by any Senior Representative or any Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of Post-Petition Interest to the extent of the value of any Senior Secured Party’s Lien, without regard to the existence of the Lien of any Second Priority Representative on behalf of any Second Priority Debt Party on the Collateral.

(a)    Neither any Senior Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Priority Representatives on behalf of the Second Priority Debt Parties on the Collateral (after taking into account the value of the Senior Obligations).
SECTION 6.07    No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.
SECTION 6.08    Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.
SECTION 6.09    Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.
SECTION 6.10    506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.
SECTION 6.11    Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority

Debt Obligations (including without limitation any administrative or superpriority claim granted as adequate protection), then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
ARTICLE VII.

Reliance; Etc.
SECTION 7.01    Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.
SECTION 7.02    No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.
SECTION 7.03    Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:
(i)    any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;
(ii)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;
(iii)    any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;
(iv)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or
(v)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.
ARTICLE VIII.

Miscellaneous
SECTION 8.01    Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.02    Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.03    Amendments; Waivers.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.
(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.
SECTION 8.04    Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the

Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
SECTION 8.05    Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.
SECTION 8.06    Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.
SECTION 8.07    Additional Grantors. The Borrower agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative.

The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 8.08    Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.
SECTION 8.09    Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:
(A)    such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt

Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;
(B)    the Borrower shall have delivered to the Designated Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an Authorized Officer of the Borrower; and
(C)    the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.
SECTION 8.10    Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:
(vi)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(vii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(viii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;
(ix)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and
(x)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.
SECTION 8.11    Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(A)    if to the Borrower or any Grantor, to the Borrower, at its address at: [  ], Attention of [  ], telecopy [  ];
(B)    if to the Initial Second Priority Representative to it at: [  ], Attention of [  ], telecopy [  ];
(C)    if to the Administrative Agent, to it at: [Citibank, N.A., 390 Greenwich St., New York, New York 10013, Attention of [ ], (Fax No.: [ ]) (e-mail: [ ]), with a copy];
(D)    if to any other Senior Representative a party hereto on the date hereof, to it at: [  ], Attention of [  ], telecopy [  ];
(E)    if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
SECTION 8.12    Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.
SECTION 8.13    GOVERNING LAW; WAIVER OF JURY TRIAL.
(ii)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.
(iii)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14    Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.
SECTION 8.15    Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.
SECTION 8.16    Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 8.17    Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.
SECTION 8.18    No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.
SECTION 8.19    Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.
SECTION 8.20    Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Section 12 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [  ] is entering into this Agreement in its capacity as [Trustee] under [indenture] and the provisions of Article [  ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.
SECTION 8.21    Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Borrower or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.
SECTION 8.22    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ ______________________________________ ],

as [          ] for the holders of [applicable Additional Senior Debt Facility]

By:
Name:
Title:

[ ______________________________________ ],

as Initial Additional Authorized Representative

By:
Name:
Title:

LAUREATE EDUCATION, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

ANNEX I

Grantors
[  ]

ANNEX I

ANNEX II

SUPPLEMENT NO. [  ] dated as of , to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [     ], 20[  ] (the “Second Lien Intercreditor Agreement”), among LAUREATE EDUCATION, INC, a Delaware public benefit corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each, a “Grantor”), CITIBANK, N.A., as Administrative Agent under the Credit Agreement, [     ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.
Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.
Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:
In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Inter-creditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

ANNEX II

Except as expressly supplemented hereby, the Second Lien Inter-creditor Agreement shall remain in full force and effect.
THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.
The Borrower agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

ANNEX II

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

[                            ], as Designated Senior Representative

By:
Name:
Title:

[                            ], as Designated Second Priority Representative

By
Name:
Title:

ANNEX II

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [  ], 20[  ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [     ], 20[  ] (the “Second Lien Intercreditor Agreement”), among LAUREATE EDUCATION, INC, a Delaware public benefit corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each, a “Grantor”), CITIBANK, N.A., as Administrative Agent under the Credit Agreement, [      ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
B.    As a condition to the ability of the Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.
Accordingly, the Designated Senior Representative and the New Representative agree as follows:
In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

ANNEX III

The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.
This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
Except as expressly supplemented hereby, the Second Lien Inter-creditor Agreement shall remain in full force and effect.
THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
The Borrower agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.
IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Inter-creditor Agreement as of the day and year first above written.

ANNEX III

[NAME OF NEW REPRESENTATIVE],
as [         ] for the holders of [         ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[ _________________________________ ], as Designated Senior Representative

By:
Name:
Title:

Acknowledged by:

LAUREATE EDUCATION, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

ANNEX III

Schedule I to the
Representative Supplement to the
Second Lien Intercreditor Agreement

Grantors
[         ]

ANNEX III

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [  ], 20[  ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [     ], 20[  ] (the “Second Lien Intercreditor Agreement”), among LAUREATE EDUCATION, INC, a Delaware public benefit corporation (the “Borrower”), certain subsidiaries and affiliates of the Borrower (each, a “Grantor”), CITIBANK, N.A., as Administrative Agent under the Credit Agreement, [     ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.
B.    As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.
Accordingly, the Designated Senior Representative and the New Representative agree as follows:
In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

ANNEX IV

The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Inter-creditor Agreement as Senior Secured Parties.
This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
Except as expressly supplemented hereby, the Second Lien Inter-creditor Agreement shall remain in full force and effect.
THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

ANNEX IV

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Inter-creditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE],

as[       ] for the holders of [     ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[                ],
as Designated Senior Representative

By:
Name:
Title:

ANNEX IV

Acknowledged by:

LAUREATE EDUCATION, INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

ANNEX IV

K-49